UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Applied Materials, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Michael R. Splinter PRESIDENT CHIEF EXECUTIVE OFFICER

February 14, 2007

Dear Applied Materials Stockholder:

We cordially invite you to attend Applied Materials’ 2007 Annual Meeting of Stockholders, which will be held at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054 on Wednesday, March 14, 2007 at 11:00 a.m. Pacific Time. A live webcast of the Annual Meeting will be available on our website at www.appliedmaterials.com.

At this year’s Annual Meeting, stockholders will be asked to: elect ten directors; approve the amended and restated Employee Stock Incentive Plan; approve the amended and restated Employees’ Stock Purchase Plan; approve the amended and restated Senior Executive Bonus Plan; and ratify the appointment of KPMG LLP as Applied Materials’ independent registered public accounting firm for the current fiscal year. Additional information about the Annual Meeting is given in the attached Notice of 2007 Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote by mailing a completed proxy card, by telephone, or over the Internet, except that stockholders who receive the proxy materials over the Internet will not receive a proxy card in the mail. Voting your proxy will ensure your representation at the Annual Meeting.

We encourage you to sign up for electronic delivery of future proxy materials in order to conserve natural resources and help us reduce printing costs and postage fees. For more information, please see “Electronic Delivery of Proxy Materials” in the Proxy Statement.

We urge you to carefully review the proxy materials and to vote FOR the director nominees and FOR each of the other proposals on the agenda.

We hope to see you at the March 14, 2007 Annual Meeting.

Sincerely,

Michael R. Splinter

3050 Bowers Avenue Santa Clara, California 95054 Phone: (408) 727-5555 Fax: (408) 748-9943	Mailing Address: Applied Materials, Inc. 3050 Bowers Avenue P.O. Box 58039 Santa Clara, California 95052-8039

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Wednesday, March 14, 2007

at 11:00 a.m. Pacific Time

The 2007 Annual Meeting of Stockholders of Applied Materials, Inc. will be held on Wednesday, March 14, 2007 at 11:00 a.m. Pacific Time at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054 to conduct the following items of business:

1.	To elect ten directors to serve for a one-year term and until their successors have been elected and qualified.

2.	To approve the amended and restated Employee Stock Incentive Plan.

3.	To approve the amended and restated Employees’ Stock Purchase Plan.

4.	To approve the amended and restated Senior Executive Bonus Plan.

5.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

6.	To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

Stockholders who owned shares of our stock at the close of business on January 19, 2007 are entitled to receive notice of, attend and vote at the meeting. A complete list of these stockholders will be available at 3050 Bowers Avenue, Santa Clara, California 95054 during regular business hours for the ten days prior to the meeting. A stockholder may examine the list for any legally valid purpose related to the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote by mailing a completed proxy card, by telephone or over the Internet, except that stockholders who receive the proxy materials over the Internet will not receive a proxy card in the mail. For specific voting instructions, please refer to the information provided with your proxy card or the voting instructions you receive by e-mail and in this Proxy Statement.

By Order of the Board of Directors

Joseph J. Sweeney Secretary

Santa Clara, California

February 14, 2007

PROXY STATEMENT

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the Board of Directors of Applied Materials, Inc., a Delaware corporation. This proxy is for use at Applied Materials’ 2007 Annual Meeting of Stockholders to be held at 11:00 a.m. Pacific Time on Wednesday, March 14, 2007, at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054.

This Proxy Statement contains important information regarding Applied Materials’ 2007 Annual Meeting of Stockholders, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

A number of abbreviations are used in this Proxy Statement. Applied Materials, Inc. is referred to as “Applied” or “Applied Materials.” The term “proxy materials” includes this Proxy Statement, the enclosed proxy card or the voting instructions you receive by e-mail, the Annual Report to Stockholders and Applied’s Form 10-K for fiscal year 2006. References to “fiscal 2007” mean Applied’s 2007 fiscal year that began on October 30, 2006 and will end on October 28, 2007. References to “fiscal 2006” mean Applied’s 2006 fiscal year that began on October 31, 2005 and ended on October 29, 2006. References to “fiscal 2005” mean Applied’s 2005 fiscal year that began on November 1, 2004 and ended on October 30, 2005. Applied’s 2007 Annual Meeting of Stockholders is referred to as the “meeting.” Applied’s Board of Directors is referred to as the “Board.” The mailing address of Applied’s principal executive offices is 3050 Bowers Avenue, P.O. Box 58039, Santa Clara, California 95052-8039.

The Board is sending these proxy materials on or about February 14, 2007 to all stockholders of Applied as of the record date, January 19, 2007. Stockholders who owned Applied common stock at the close of business on January 19, 2007 are entitled to receive notice of, attend and vote at the meeting. On the record date, there were 1,396,693,444 shares of Applied common stock outstanding.

Webcast of the Annual Meeting

The meeting will be webcast. You may visit our website at www.appliedmaterials.com at 11:00 a.m. Pacific Time on Wednesday, March 14, 2007 to view a live webcast of the meeting. A replay of the webcast will be available on our website through March 28, 2007.

Voting Procedures

As a stockholder of Applied, you have a right to vote on certain business matters affecting Applied. The proposals that will be presented at the meeting and upon which you are being asked to vote are discussed below under the “Proposals” section. Each share of Applied common stock you owned as of the record date entitles you to one vote on each proposal presented at the meeting.

Methods of Voting

You may vote by mail, by telephone, over the Internet or in person at the meeting.

Voting by Mail.    By signing the proxy card and returning it in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting so that your shares will be voted if you are unable to attend the meeting. If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone.    To vote by telephone, please either follow the instructions included on your proxy card or the voting instructions you receive by e-mail. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting over the Internet.    To vote over the Internet, please either follow the instructions included on your proxy card or the voting instructions you receive by e-mail. If you vote over the Internet, you do not need to complete and mail your proxy card.

Voting in Person at the Meeting.    If you plan to attend the meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to bring to the meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

Applied Plan Participants.    If you are a participant in Applied’s Employee Savings and Retirement Plan (the “401(k) Plan”), your proxy will incorporate all shares you own through the 401(k) Plan, assuming your shares are registered in the same name. Your proxy will serve as a voting instruction for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and you do not vote, the 401(k) Plan trustee will vote those shares in the same proportion as other 401(k) Plan participants vote their 401(k) Plan shares.

If you do not vote shares purchased through Applied’s Employees’ Stock Purchase Plan that are still held by this plan’s recordkeeper, the shares will be voted in accordance with standard brokerage industry practices, as described below under the section entitled “Abstentions and Broker Non-Votes.”

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the meeting. To do this, you must:

•	enter a new vote by telephone, over the Internet or by signing and returning another proxy card at a later date;

•	provide written notice of the revocation to Applied’s Secretary; or

•	attend the meeting and vote in person.

Votes Required for the Proposals

The votes required and the method of calculation for the proposals to be considered at the meeting are as follows:

Item 1—Election of Directors.    The ten nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote “for” the nominees for election as directors or you may “withhold” your vote with respect to one or more nominees. Each share of Applied common stock you own entitles you to one vote. There is no cumulative voting with respect to the election of directors. If you return a proxy card that withholds your vote from the election of all directors, your shares will be counted as present for the purpose of determining a quorum.

Applied has adopted a majority voting policy for the election of directors. This policy states that in the event that a nominee for director in an uncontested election receives more “withhold” votes for his or her election than “for” votes, the director must submit a resignation to the Board. The Board must take action on the resignation following a recommendation by the Corporate Governance and Nominating Committee. The policy is discussed further under the section entitled “Corporate Governance—Majority Voting Policy.”

Item 2—Approval of the Amended and Restated Employee Stock Incentive Plan.    Approval of the amended and restated Employee Stock Incentive Plan requires the affirmative vote of a majority of the shares present at the meeting, in person or by proxy, and entitled to vote on the proposal at the meeting.

You may vote “for,” “against,” or “abstain” from the proposal to approve the amended and restated Employee Stock Incentive Plan.

Item 3—Approval of the Amended and Restated Employees’ Stock Purchase Plan.    Approval of the amended and restated Employees’ Stock Purchase Plan requires the affirmative vote of a majority of the shares present at the meeting, in person or by proxy, and entitled to vote on the proposal at the meeting.

You may vote “for,” “against,” or “abstain” from the proposal to approve the amended and restated Employees’ Stock Purchase Plan.

Item 4—Approval of the Amended and Restated Senior Executive Bonus Plan.    Approval of the amended and restated Senior Executive Bonus Plan requires the affirmative vote of a majority of the shares present at the meeting, in person or by proxy, and entitled to vote on the proposal at the meeting.

You may vote “for,” “against,” or “abstain” from the proposal to approve the amended and restated Senior Executive Bonus Plan.

Item 5—Ratification of the Appointment of Independent Registered Public Accounting Firm.     Ratification of the appointment of KPMG LLP for the current fiscal year requires the affirmative vote of a majority of the shares present at the meeting, in person or by proxy, and entitled to vote on the proposal at the meeting. Our 2007 fiscal year began on October 30, 2006 and will end on October 28, 2007.

You may vote “for,” “against,” or “abstain” from the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

Quorum Requirement

A quorum, which is a majority of the outstanding shares entitled to vote as of the record date, January 19, 2007, must be present in order to hold the meeting and to conduct business. Shares are counted as being present at the meeting if you vote in person at the meeting, by telephone, over the Internet or by submitting a properly executed proxy card. Abstentions are counted as present for the purpose of determining a quorum.

Abstentions and Broker Non-Votes

If you abstain from voting on one or more of the proposals to approve the amended and restated Employee Stock Incentive Plan, Employees’ Stock Purchase Plan, and Senior Executive Bonus Plan, and to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year, the shares represented will be counted as present for the purpose of determining a quorum and will have the same effect as votes against the proposals.

If you do not provide specific voting instructions, your shares will be voted on the proposals as follows:

•	“for” the ten named nominees for directors,

•	“for” the amended and restated Employee Stock Incentive Plan,

•	“for” the amended and restated Employees’ Stock Purchase Plan,

•	“for” the amended and restated Senior Executive Bonus Plan, and

•	“for” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

If you do not provide specific voting instructions, your shares will be voted in the discretion of the proxies as to other matters that may properly come before the meeting.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters.

The election of directors and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year should be treated as routine matters. To the extent your brokerage firm votes your shares on your behalf on these two proposals, your shares also will be counted as present for the purpose of determining a quorum. The proposals to approve the amended and restated Employee Stock Incentive Plan, Employees’ Stock Purchase Plan, and Senior Executive Bonus Plan are not considered routine matters and, consequently, without your voting instructions, your brokerage firm cannot vote your shares.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed except as required by law.

Voting Results

Votes will be tabulated by a representative of ADP Investor Communication Services, the independent inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Voting results will be announced at the meeting and will be posted shortly after the meeting on our website at www.appliedmaterials.com and available there through March 28, 2007. Voting results will also be published in Applied’s Quarterly Report on Form 10-Q for the second fiscal quarter of 2007, which will be filed with the Securities and Exchange Commission (the “SEC”). After the report is filed, you may obtain a copy by:

•	visiting our website at www.appliedmaterials.com;

•	contacting our Investor Relations department toll-free at 1-800-882-0373; or

•	viewing our Form 10-Q for the second fiscal quarter of 2007 on the SEC’s website at www.sec.gov.

Electronic Delivery of Proxy Materials

We strongly encourage you to elect to receive future proxy materials electronically in order to conserve natural resources and help us reduce printing costs and postage fees. With electronic delivery, you will be notified via e-mail as soon as the proxy materials are available on the Internet, and you can submit your votes online. To sign up for electronic delivery:

1.	go to our website at www.appliedmaterials.com;

2.	click on the box, “Get your proxy statement online”; and

3.	follow the directions provided to complete your enrollment.

Once you enroll for electronic delivery, you will receive proxy materials electronically as long as your account remains active or until you cancel your enrollment.

Householding of Proxy Materials

In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials, please: (1) mail your request to Applied Materials, Inc., 3050 Bowers Avenue, P.O. Box 58039, M/S 2038, Santa Clara, California 95052-8039, Attn: Investor Relations; (2) send an e-mail to investor_relations@amat.com; or (3) call our Investor Relations department toll-free at

1-800-882-0373. Additional copies of the proxy materials will be sent within 30 days after receipt of your request. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Proxy Solicitation Costs

Applied will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. We have hired Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies. Such solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. In addition to the estimated proxy solicitation cost of $20,000 plus reasonable out-of-pocket expenses for this service, we will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to stockholders.

PROPOSALS

The following proposals will be considered at the meeting:

Item 1—Election of Directors

The first proposal is to elect ten directors. The nominees for directors are James C. Morgan, Michael R. Splinter, Michael H. Armacost, Robert H. Brust, Deborah A. Coleman, Philip V. Gerdine, Thomas J. Iannotti, Charles Y.S. Liu, Gerhard H. Parker and Willem P. Roelandts. Each nominee is currently a director of Applied.

Additional information about the election of directors and a brief biography of each nominee appear under the section entitled “Item 1—Election of Directors.”

The Board unanimously recommends that you vote “FOR” each nominee.

Item 2—Approval of the Amended and Restated Employee Stock Incentive Plan

The second proposal is to approve the amended and restated Employee Stock Incentive Plan (the “Incentive Plan”). The Incentive Plan was initially approved by stockholders at the 1995 Annual Meeting of Stockholders and has been amended by stockholders several times since then. The Board believes that this broad-based equity compensation program is an essential incentive and retention tool that closely aligns the interests of Applied’s employees with those of its stockholders. The proposed modifications to the Incentive Plan are designed to allow Applied to continue to attract, retain and motivate people whose skills and performance are critical to Applied’s success. The proposed changes are to: (1) increase the number of shares that may be issued as restricted stock, performance shares or performance units, collectively, to no more than 90,000,000 shares; (2) provide for the automatic, non-discretionary grant to our non-employee directors of performance shares in lieu of the currently authorized stock options; (3) require, with certain limited exceptions, a vesting schedule of (a) at least three years for non-performance-based awards of restricted stock, performance shares and performance units, and (b) a minimum of one year for performance-based awards of restricted stock, performance shares and performance units; (4) limit the circumstances under which the Incentive Plan may be amended without stockholder approval; (5) add operating profit and market share as performance objectives pursuant to which certain awards intended to qualify as “performance-based compensation” for purposes of Applied’s federal tax deduction may be granted; (6) provide for the transferability of vested stock options to third parties, such as financial institutions or other parties; (7) in the case of a participant’s termination of service for reasons other than death, disability or retirement, allow for a maximum expiration for stock options of three years after the date of termination of service, provided that the option does not expire more than seven years after the grant date; and (8) make certain other minor changes to the Incentive Plan. Stockholders are not being asked to increase the total number of shares that may be issued under the Incentive Plan.

Additional information about the proposed changes to the Incentive Plan appears under the section entitled “Item 2—Approval of the Amended and Restated Employee Stock Incentive Plan.”

The Board unanimously recommends that you vote “FOR” the approval of the amended and restated Employee Stock Incentive Plan.

Item 3—Approval of the Amended and Restated Employees’ Stock Purchase Plan

The third proposal is to approve the amended and restated Employees’ Stock Purchase Plan. The Employees’ Stock Purchase Plan was initially approved by stockholders at the 1992 Annual Meeting of Stockholders and has been amended by stockholders several times since its initial adoption. It was last approved by stockholders at the 1999 Annual Meeting of Stockholders. The proposed changes included in the amended and restated Employees’ Stock Purchase Plan are to: (1) increase the total number of shares authorized for issuance by 70,000,000 shares; (2) limit the circumstances under which the plan may be amended without stockholder approval; and (3) make certain other non-material changes to the plan.

Additional information about the proposed changes to the Employees’ Stock Purchase Plan appears under the section entitled “Item 3—Approval of the Amended and Restated Employees’ Stock Purchase Plan.”

The Board unanimously recommends that you vote “FOR” the approval of the amended and restated Employees’ Stock Purchase Plan.

Item 4—Approval of the Amended and Restated Senior Executive Bonus Plan

The fourth proposal is to approve the amended and restated Senior Executive Bonus Plan. The Senior Executive Bonus Plan was initially approved by stockholders at the 1995 Annual Meeting of Stockholders and has been amended by stockholders several times since its initial adoption. We are required to periodically resubmit the plan for stockholder approval so that the plan may continue to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. This qualification provides Applied with a federal income tax deduction for this compensation.

The purpose of the Senior Executive Bonus Plan is to motivate key executives to achieve Applied’s strategic and financial goals and to perform to the best of their abilities. The plan accomplishes this by paying awards only after achievement of specified performance goals set at the beginning of the year as determined by the Human Resources and Compensation Committee, which is comprised of independent members of our Board. Stockholder approval of the plan is necessary to preserve Applied’s ability to fully deduct payments under the plan on our tax returns. We are asking our stockholders to approve amendments to the plan to add to the permissible performance goals.

Additional information about the proposed changes to the Senior Executive Bonus Plan appears under the section entitled “Item 4—Approval of the Amended and Restated Senior Executive Bonus Plan.”

The Board unanimously recommends that you vote “FOR” the approval of the amended and restated Senior Executive Bonus Plan.

Item 5—Ratification of the Appointment of Independent Registered Public Accounting Firm

The fifth proposal is to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year. The Audit Committee of the Board has appointed KPMG LLP to be Applied’s independent registered public accounting firm for the 2007 fiscal year, which began on October 30, 2006 and will end on October 28, 2007.

Additional information about the ratification of the appointment of KPMG LLP as our independent registered public accounting firm appears under the section entitled “Item 5—Ratification of the Appointment of Independent Registered Public Accounting Firm.”

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

Other Matters

Except for the election of ten directors, the approval of the amended and restated Employee Stock Incentive Plan, the approval of the amended and restated Employees’ Stock Purchase Plan, the approval of the amended and restated Senior Executive Bonus Plan, and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year, Applied’s Board does not intend to bring any other matters to be voted on at the meeting. Applied’s Board is not currently aware of any other matters that will be presented by others for action at the meeting.

ITEM 1—ELECTION OF DIRECTORS

Nominees

Applied’s Board is elected each year at the Annual Meeting of Stockholders. The ten nominees receiving the highest number of votes will be elected at the meeting. In the event a nominee is unable or declines to serve as a director, the proxies will be voted for any nominee who may be designated by the Board to fill the vacancy. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director. Each director will serve until the 2008 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected, or until his or her death, resignation or removal. Each nominee listed in the following table is currently a director of Applied. Each nominee is standing for re-election, except for Mr. Brust, who is standing for election for the first time. A third-party search firm initially identified Mr. Brust as a Board candidate to the Corporate Governance and Nominating Committee, and after a screening process and recommendation by the committee, the Board appointed Mr. Brust as a new director on June 13, 2006.

Name of Nominee	Age	Principal Occupation	Director Since
James C. Morgan	68	Chairman of Applied Materials, Inc.	1977

Michael R. Splinter	56	President and Chief Executive Officer of Applied Materials, Inc.	2003

Michael H. Armacost	69	Shorenstein Distinguished Fellow at the Asia/Pacific Research Center, Stanford University	1994

Robert H. Brust	63	Retired Chief Financial Officer and Executive Vice President of Eastman Kodak Company	2006

Deborah A. Coleman	54	General Partner of SmartForest Ventures LLC	1997

Philip V. Gerdine	67	Retired Executive Director (Overseas Acquisitions) of Siemens AG	1976

Thomas J. Iannotti	50	Senior Vice President and Managing Director, Asia-Pacific and Japan for Hewlett-Packard Company	2005

Charles Y.S. Liu	56	Senior Managing Partner of Hao Capital China Fund	2005

Gerhard H. Parker	63	Retired Executive Vice President, New Business Group of Intel Corporation	2002

Willem P. Roelandts	62	Chairman, President and Chief Executive Officer of Xilinx, Inc.	2004

In September 2006, Applied amended its Corporate Governance Guidelines to adopt a majority voting policy for the election of directors. This policy states that in the event that a nominee for director in an uncontested election receives more “withhold” votes for his or her election than “for” votes, the director must submit a resignation to the Board. The Board must take action on the resignation following a recommendation by the Corporate Governance and Nominating Committee. The policy is discussed further under the section entitled “Corporate Governance—Majority Voting Policy.”

There is no family relationship among any of the nominees, directors and/or any of Applied’s executive officers. Applied’s executive officers serve at the discretion of the Board. Detailed information about Applied’s director nominees is provided below.

Director Nominees

James C. Morgan has been Chairman of Applied since 1987. Mr. Morgan served as Chief Executive Officer of Applied from February 1977 to April 2003, and as President of Applied from 1976 to 1987.

Michael R. Splinter has been President and Chief Executive Officer of Applied since April 2003. From 1984 to April 2003, Mr. Splinter worked for Intel Corporation, a manufacturer of chips and computer, networking and communications products, where he was last Executive Vice President and Director of the Sales and Marketing Group. Mr. Splinter previously held various executive positions at Intel, including Executive Vice President and General Manager of the Technology and Manufacturing Group. Prior to joining Intel, Mr. Splinter worked for 10 years at Rockwell International.

Michael H. Armacost has been a Shorenstein Distinguished Fellow at the Asia/Pacific Research Center, Stanford University, since September 2002. From October 1995 to June 2002, he was President of The Brookings Institution, a non-partisan public policy research organization. From September 1993 through September 1995, he was a Distinguished Senior Fellow and Visiting Professor at the Asia/Pacific Research Center, Stanford University. From 1989 to 1993, he was the U.S. Ambassador to Japan. Mr. Armacost is a director of AFLAC Incorporated, Cargill, Incorporated and USEC Inc.

Robert H. Brust served as Executive Vice President of Eastman Kodak Company, a provider of products and services to the photographic, graphic communications and healthcare markets, from January 2000 until his retirement in February 2007. Mr. Brust also served as Chief Financial Officer and Executive Vice President of Eastman Kodak from January 2000 to October 2006. From 1997 to 1999, Mr. Brust served as Senior Vice President and Chief Financial Officer of Unisys Corporation, a global information services and technology company. Prior to joining Unisys, Mr. Brust held a variety of financial and financial management positions during his 31-year career at General Electric Co., most recently directing the finance operations of the company’s plastics business. Mr. Brust is a director of Delphi Corporation and WMS Industries.

Deborah A. Coleman has been General Partner of SmartForest Ventures LLC, a venture capital firm, since October 1999. Ms. Coleman also served as Chairman of the Board of Teseda Corporation, a developer of test products for integrated circuit manufacturers, from June 2001 to June 2004. From March 1994 to September 2001, she was the Chairman of Merix Corporation, a manufacturer of interconnect solutions for use in electronic equipment, and served as Chief Executive Officer of Merix Corporation from March 1994 to September 1999. From November 1992 through March 1994, she was the Vice President of Materials Operations at Tektronix, Inc. Ms. Coleman is a director of Synopsys, Inc. and Kryptiq Corporation.

Philip V. Gerdine served from 1988 until his retirement in 1998 as Executive Director of Siemens Aktiengesellschaft (AG), a German manufacturer of electrical and electronic equipment and services for the global power generation, medical, information technology, and communications industries. From 1989 until 1998, he was also Managing Director of The Plessey Company, PLC, a British engineering company that manufactured communication, semiconductor and electronics products. Dr. Gerdine previously served from 1973 to 1988 as the Manager of Acquisitions and Mergers for the General Electric Company, and held other management positions with The Boston Consulting Group, GE Venture Capital Fund and Price Waterhouse LLP. He is a certified public accountant and taught accounting and finance at Fordham University Graduate School and the University of New Haven for 10 years.

Thomas J. Iannotti has been Senior Vice President and Managing Director, Asia-Pacific and Japan for Hewlett-Packard Company, a technology solutions provider to consumers, businesses and institutions globally, since 2006. From 2002 to 2006, Mr. Iannotti held various executive positions at Hewlett-Packard, including most recently as Senior Vice President Business Operations, Technology Solutions Group. Mr. Iannotti worked at Digital Equipment Corporation and Compaq Computer Corporation from 1978 to 2002.

Charles Y.S. Liu has been Senior Managing Partner of Hao Capital China Fund, a private equity investment entity in China, since November 2005, and has been a Principal of On Capital China Technology Fund, which invests in early-stage Chinese technology companies, since August 2004. From 1993 to 1999, Mr. Liu served as Managing Director of Lazard Asia Ltd., a financial advisory and management firm. Mr. Liu previously worked at the United Nations in various roles, including as a negotiations secretary for numerous international economic conferences.

Gerhard H. Parker served as Executive Vice President, New Business Group, of Intel Corporation, a manufacturer of chips and computer, networking and communications products, from 1998 until his retirement in May 2001. From 1988 to 1998, Dr. Parker was Senior Vice President of Intel’s Technology and Manufacturing Group. Dr. Parker is a member of the Board of Trustees of the UC Davis Foundation and a director of FEI Company and Lattice Semiconductor Corporation.

Willem P. Roelandts has been President, Chief Executive Officer and director of Xilinx, Inc., a supplier of programmable logic solutions, since January 1996, and Chairman of Xilinx since July 2003. Prior to joining Xilinx, Mr. Roelandts held various executive positions during a 29-year career at Hewlett-Packard Company, a technology solutions provider, where he last served as Senior Vice President and General Manager of Computer Systems Organizations. Mr. Roelandts serves on the Board of Directors of the Semiconductor Industry Association and the Technology Network. He is also a member of the Advisory Board of the Center for Science, Technology and Society at Santa Clara University.

Corporate Governance

Corporate Governance Guidelines.    Applied has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role and functions of the Board, the responsibilities of various Board committees, and the procedures for reporting concerns to the Board. These Guidelines are available, along with other important corporate governance materials, on our website at www.appliedmaterials.com/investors/corporate_governance.html.

The Guidelines provide, among other things, that:

•	Directors should be elected only if they receive the votes of a majority of the shares voted in an uncontested election.

•	A majority of the directors must be independent.

•	The Board designate a lead independent director who, among other duties, is responsible for presiding over executive sessions of independent directors.

•	The Board appoint all members of the Board committees.

•	The Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees consist solely of independent directors.

•

The independent directors meet in executive sessions without the presence of the non-independent directors or members of Applied’s management at least twice a year during regularly scheduled Board meeting days and from time to time as deemed necessary or appropriate.

As the operation of the Board is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. The Board may modify the Guidelines from time to time, as appropriate.

Director Nominations.    The Corporate Governance and Nominating Committee of the Board considers candidates for director nominees proposed by directors and stockholders. This committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees. As set forth in Applied’s Guidelines, the Corporate Governance and Nominating Committee strives for a mix of skills and diverse perspectives (functional, cultural and geographic) that is effective for the Board. Every effort is made to complement and supplement skills within the existing Board and strengthen any identified insufficiencies. In selecting the nominees, the Board assesses the independence, character and acumen of candidates and endeavors to collectively establish a number of areas of core competency of the Board, including business judgment, management, accounting and finance, industry and technology knowledge, understanding of manufacturing, leadership, strategic vision, and knowledge of international markets and marketing. Additional criteria include a candidate’s personal and professional ethics, integrity and values, as well as his or her willingness to devote sufficient time to prepare for and attend meetings and participate effectively on the Board.

A screening committee of the Board evaluates and interviews potential board candidates. All members of the Board may interview the final candidates. The Corporate Governance and Nominating Committee will consider nominations by stockholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders.

If you would like the Corporate Governance and Nominating Committee to consider a prospective candidate, in accordance with our Bylaws, please submit the candidate’s name and qualifications to: Joseph J. Sweeney, Secretary, Applied Materials, Inc., 2881 Scott Boulevard, P.O. Box 58039, M/S 2064, Santa Clara, California 95052-8039.

Majority Voting Policy.    The Guidelines were amended in September 2006 to adopt a majority voting policy for the election of directors. This policy states that in the event that a nominee for director in an uncontested election receives more “withhold” votes for his or her election than “for” votes, the director must submit a resignation to the Board. The Board’s Corporate Governance and Nominating Committee, composed entirely of independent directors, will evaluate and make a recommendation to the Board with respect to the proffered resignation. The Board must take action on the recommendation within 90 days following certification of the stockholder vote. No director who tenders a resignation may participate in the Committee’s or the Board’s consideration of the matter. Applied will publicly disclose the Board’s decision including, as applicable, the reasons for rejecting a resignation.

Standards of Business Conduct.    Applied has long-standing Standards of Business Conduct, which embody our commitment to ethical and legal business practices. The Board expects Applied’s directors, officers and all other members of its workforce to act ethically at all times and to acknowledge their commitment to Applied’s Standards of Business Conduct. The Standards of Business Conduct are available on our website at www.appliedmaterials.com/investors/corporate_governance.html.

Stock Ownership Guidelines.    The Board has adopted stock ownership guidelines to more closely align the interests of our directors and named executive officers with those of our stockholders. The guidelines provide that non-employee directors should maintain an investment in Applied’s stock that is at least equal to five times their annual cash retainer. The Chief Executive Officer and Chairman of the Board should maintain an investment in Applied’s stock that is at least equal to five times their annual salary. Named executive officers other than the Chief Executive Officer should maintain an investment that is at least equal to three times their annual salary. In each case, such investment levels should be achieved within a specified period or, in any event, no later than five years following one’s initial election or appointment.

Stockholder Communications.    Any stockholder wishing to communicate with any of our directors regarding Applied may write to the director, c/o Joseph J. Sweeney, Secretary, Applied Materials, Inc., 2881 Scott Boulevard, P.O. Box 58039, M/S 2064, Santa Clara, California 95052-8039. The Secretary will forward these communications directly to the director(s). The independent directors of the Board review and approve the stockholders’ communication process periodically to ensure effective communication with stockholders.

Director Independence

Applied has adopted standards for director independence pursuant to Nasdaq listing standards and SEC rules. An “independent director” means a person other than an officer or employee of Applied or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director nor an immediate family member of the director has had any direct or indirect material relationship with Applied within the last three years.

The Board considered relationships, transactions and/or arrangements with each of the directors and concluded that none of the non-employee directors has any relationships with Applied that would impair his or her independence. The Board has determined that each member of the Board, other than Mr. Morgan and Mr. Splinter, is an independent director under applicable Nasdaq listing standards and SEC rules. Mr. Morgan and Mr. Splinter did not meet the independence standards because they are employees of Applied. In addition, the Board has also determined that:

•	all directors who serve on the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees are independent under applicable Nasdaq listing standards and SEC rules, and

•	all members of the Audit Committee meet the additional independence requirement that they not directly or indirectly receive compensation from Applied other than their compensation as directors.

The independent directors meet regularly in executive sessions without the presence of the non-independent directors or members of Applied’s management at least twice per year during regularly scheduled Board meeting days and from time to time as they deem necessary or appropriate. The lead independent director, Michael H. Armacost, presides over these executive sessions.

Board and Committee Meetings

The Board met ten times during fiscal 2006. Each director attended at least 75% of all Board and applicable committee meetings held during his or her term as a member of the Board during fiscal 2006. Applied’s policy is to strongly encourage its Board members to attend the Annual Meeting of Stockholders, and all Board members at that time attended Applied’s 2006 Annual Meeting of Stockholders.

The Board has standing Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees. The functions of each are described in the tables below. In addition, members of the Board serve on one or more of the Investment, Stockholder Rights Plan Review, and Strategy Committees, which are described in the Corporate Governance Guidelines.

Each of the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees has a written charter approved by the Board that is reviewed regularly by the respective committees, which may recommend appropriate changes for approval by the Board. Copies of the amended and restated charters for the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees can be found on our website at www.appliedmaterials.com/investors/corporate_governance.html.

Audit Committee	Primary Functions	Number of Meetings Held in Fiscal 2006
Members: Robert H. Brust* Deborah A. Coleman† Philip V. Gerdine** Charles Y.S. Liu Gerhard H. Parker

•      oversee Applied’s financial statements, system of internal control over financial reporting, and auditing, accounting and financial reporting processes

•      appoint, compensate, evaluate and, when appropriate, replace Applied’s independent registered public accounting firm

•      oversee Applied’s tax, legal, regulatory and ethical compliance

•      review with Applied’s management and Internal Auditor the annual audit plan and matters relating to the Internal Audit department

•      review annually the Audit Committee Charter

•      review and pre-approve audit and permissible non-audit services

•      review and approve related-party transactions

•      oversee and review Applied’s ethics policies and procedures, including the Ombudsman process as a procedure for receiving, retaining and treating complaints or concerns

8

†	Ethics Ombudsman
*	Appointed by the Board as a committee member on June 13, 2006. Audit Committee Financial Expert.
**	Chairman and Audit Committee Financial Expert

Human Resources and Compensation Committee	Primary Functions	Number of Meetings Held in Fiscal 2006
Members: Michael H. Armacost Thomas J. Iannotti Willem P. Roelandts*

•      evaluate and oversee Applied’s primary strategies for employee and executive development

•      determine compensation policies applicable to Applied’s executive officers

•      determine the compensation of the Chief Executive Officer and Applied’s other executive officers

•      administer the Senior Executive Bonus Plan

•      oversee significant employee benefits programs, policies and plans relating to Applied’s employees and executives

•      oversee human resources programs, compensation and benefits matters

•      adopt, amend and oversee the administration of all equity-related incentive plans, senior executive bonus plans and major retirement and deferred compensation programs

•      approve the compensation of the members of the Board

•      review and consult with Applied’s management regarding the Compensation Discussion and Analysis that is included in Applied’s proxy statement for each annual meeting

5

*	Chairman

Corporate Governance and Nominating Committee	Primary Functions	Number of Meetings Held in Fiscal 2006
Members: Michael H. Armacost* Thomas J. Iannotti Willem P. Roelandts	• develop, maintain and oversee implementation of Applied’s Corporate Governance Guidelines • oversee the composition, structure and evaluation of the Board and its committees • identify qualified candidates for election to the Board • establish procedures for director candidate nomination and evaluation • monitor and safeguard the independence of the Board	5

*	Chairman and Lead Independent Director

Compensation of Directors

Retainer and Meeting Fees

Directors who are employees of Applied do not receive any additional compensation for their services as directors. During fiscal 2006, non-employee directors received an annual retainer, which is paid quarterly, and Board and committee meeting fees. On December 13, 2005 and June 13, 2006, the Human Resources and Compensation Committee (the “Committee”) approved changes to the cash compensation to be paid to non-employee members of the Board effective beginning with the first and third quarters of fiscal 2006, respectively, as set forth in the table below.

	Effective First Quarter Fiscal 2006	Effective Third Quarter Fiscal 2006
Annual Retainer(1)	$20,000	$30,000

Annual Retainer for Committee Chairs and Lead Independent Director(2):
Audit Committee	$35,000	$45,000
Corporate Governance and Nominating Committee	$25,000	$40,000
Human Resources and Compensation Committee	$30,000	$40,000
Lead Independent Director	$30,000	$45,000

Fee per Board Meeting	$3,000	$3,000

Fee per Committee Meeting	$2,000	$2,000

(1)	A director receives this annual retainer unless he or she is the (a) Chair of the Audit, Corporate Governance and Nominating, or Human Resources and Compensation Committee, or (b) Lead Independent Director.
(2)	If a director holds more than one committee chairmanship, or is the Lead Independent Director and a chair of a committee, he or she will receive only the annual retainer for the single highest-paying position held.

On December 12, 2006, the Committee approved changes to the cash compensation to be paid to the non-employee members of the Board. The changes were approved by the Committee after examination of market data and on the recommendation of the Committee’s independent compensation consultant. The changes are effective for fiscal 2007. The annual retainer for each non-employee Board member who is not the Lead Independent Director of the Board or the Chair of the Audit Committee, the Human Resources and Compensation Committee, or the Governance and Nominating Committee will be $40,000. The annual retainer for the Chair of the Audit Committee will be $60,000. The annual retainer for the Chair of the Human Resources and Compensation Committee will be $55,000. The annual retainer for the Chair of the Corporate Governance and Nominating Committee will be $50,000. The annual retainer for the Board’s Lead Independent Director will be $55,000. If a director holds more than one such position, he or she will receive only the single retainer payable for the highest-paying position held and will not receive a retainer for any other position.

In addition to the retainer and meeting fees, non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.

Equity Compensation

Under the Nonemployee Director Share Purchase Plan, non-employee directors may annually elect to receive Applied common stock in lieu of retainers and/or meeting fees that otherwise would be payable to them in cash for their service on the Board. Quarterly retainers will be converted into Applied common stock based on the fair market value on the day of the regularly-scheduled quarterly meeting of the Board (or on the final day of a meeting that takes place over multiple days). Meeting fees that participating directors choose to forego will be converted into Applied common stock based on the fair market value on the day of the Board or committee meeting (or on the final day of a meeting that takes place over multiple days). Shares issued will be fully vested and taxable.

Non-employee directors participate in one equity compensation plan, the Employee Stock Incentive Plan. This plan provides for the following grants of non-qualified stock options to purchase Applied common stock to each non-employee director:

•	45,000 shares on the date he or she is first elected or appointed to the Board; and

•

25,000 shares for each full fiscal year during which he or she served on the Board, provided that the non-employee director was a member of the Board for the entire fiscal year and was not an employee of Applied or any of its affiliates for any part of that fiscal year.

On September 13, 2006, the Human Resources and Compensation Committee amended the plan to change the grant date for the annual stock option grants to non-employee directors. Prior to the amendment, the annual grant was made on the last business day of each of Applied’s fiscal years. The amendment changed the grant date of the annual grant from the last business day of Applied’s fiscal year to the first business day of Applied’s subsequent fiscal year. As a result, the annual grants to non-employee directors for fiscal 2006 were made on October 30, 2006 (the first business day of fiscal 2007) rather than October 27, 2006 (the last business day of fiscal 2006).

The exercise price for all options granted to non-employee directors is 100% of the fair market value of the shares on the grant date. Assuming continued service on the Board, all options granted to non-employee directors become exercisable in four equal annual installments beginning one year after the date of grant. Exercisability of some or all options may be accelerated if the director dies or retires. The options expire no later than seven years after the date of grant or up to eight years after the date of grant in the event of the director’s death.

Item 2 below regarding our Employee Stock Incentive Plan, if approved by stockholders, would provide that our non-employee directors will be granted performance shares, rather than stock options, beginning with respect to service in fiscal 2007. Please refer to Item 2 below for more information.

The following table shows compensation information for Applied’s current and former non-employee directors for fiscal 2006.

Director Compensation

For Fiscal 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael H. Armacost	76,500	—	—	(3)	—	—	—	76,500
Robert H. Brust	35,000	—	21,482	(4)	—	—	—	56,482
Deborah A. Coleman	80,000	—	148,049	(5)	—	—	—	228,049
Philip V. Gerdine	95,000	—	—	(3)	—	—	—	95,000
Thomas J. Iannotti	66,000	—	68,233	(6)	—	—	—	134,233
Charles Y.S. Liu	82,000	—	63,748	(7)	—	—	—	145,748
Gerhard H. Parker	78,000	—	141,847	(8)	—	—	—	219,847
Willem P. Roelandts	77,000	—	144,701	(9)	—	—	—	221,701
Herbert M. Dwight, Jr. (10)	31,000	—	—	(3)	—	—	—	31,000
Paul R. Low (10)	39,000	—	—	(3)	—	—	—	39,000
Dan Maydan (10)	21,000	—	—	(11)	—	—	—	21,000

(1)	None of the directors held any performance shares (also called restricted stock units) or any other stock awards at the end of fiscal 2006.
(2)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the compensation costs recognized by Applied in fiscal 2006 for option awards as determined pursuant to Statement of Financial Accounting Standards No. 123(R), or FAS 123R. These compensation costs reflect option awards granted prior to fiscal 2006, except for the amount for Mr. Brust, which reflects compensation costs only for an option award granted in fiscal 2006. Mr. Brust joined the Board in fiscal 2006 and he received an option award upon his appointment to the Board. The assumptions used to calculate the value of option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2003 and 2006 filed with the SEC on January 13, 2004 and December 14, 2006, respectively.
(3)	Applied’s Employee Stock Incentive Plan provides for the accelerated vesting of stock options granted to non-employee directors upon their retirement when the requisite age and years of service have been met. Under FAS 123R, stock options are expensed over the service period, which is defined as the period from the grant date through the date of retirement eligibility. No compensation costs were recognized by Applied during fiscal 2006 for stock option grants to Mr. Armacost, Dr. Gerdine, Mr. Dwight and Dr. Low because they had all become retirement-eligible prior to fiscal 2006. None of these directors received stock option grants in fiscal 2006. Each of these directors had options to purchase the following number of shares of common stock outstanding at the end of fiscal 2006: Mr. Armacost: 127,000; Dr. Gerdine: 127,000; Mr. Dwight: 108,250; and Dr. Low: 82,125.
(4)	Reflects the compensation costs recognized by Applied in fiscal 2006 for a stock option grant with the following fair value as of the grant date: $226,256 for a stock option grant to purchase 45,000 shares of common stock made on June 13, 2006 at an exercise price of $16.14 per share. Mr. Brust had only this one option to purchase 45,000 shares of common stock outstanding at the end of fiscal 2006.
(5)

Reflects the compensation costs recognized by Applied in fiscal 2006 for stock option grants with the following fair values as of the grant date: (a) $105,708 for a stock option grant to purchase 14,000 shares of common stock made on October 25, 2002 at an exercise price of $14.51 per share; (b) $154,407 for a stock option grant to purchase 15,000 shares of common stock made on October 24, 2003 at an exercise price of $20.65 per share; (c) $194,903 for a stock option grant to purchase 25,000 shares of common stock made on October 29, 2004 at an exercise price of $16.10 per share; and (d) $140,350 for a stock option grant to purchase 25,000 shares of common stock made on October 28, 2005 at an exercise price of $16.36 per share. Ms. Coleman had options to purchase an aggregate of 127,000 shares of common stock outstanding at the end of fiscal 2006.

(6)	Reflects the compensation costs recognized by Applied in fiscal 2006 for a stock option grant with the following fair value as of the grant date: $274,338 for a stock option grant to purchase 45,000 shares of common stock made on September 14, 2005 at an exercise price of $17.83 per share. Mr. Iannotti had only this one option to purchase 45,000 shares of common stock outstanding at the end of fiscal 2006.
(7)	Reflects the compensation costs recognized by Applied in fiscal 2006 for a stock option grant with the following fair value as of the grant date: $256,145 for a stock option grant to purchase 45,000 shares of common stock made on June 22, 2005 at an exercise price of $16.89 per share. Mr. Liu had only this one option to purchase 45,000 shares of common stock outstanding at the end of fiscal 2006.
(8)	Reflects the compensation costs recognized by Applied in fiscal 2006 for stock option grants with the following fair values as of the grant date: (a) $493,186 for a stock option grant to purchase 48,000 shares of common stock made on January 22, 2002 at an exercise price of $19.75 per share; (b) $154,407 for a stock option grant to purchase 15,000 shares of common stock made on October 24, 2003 at an exercise price of $20.65 per share; (c) $194,903 for a stock option grant to purchase 25,000 shares of common stock made on October 29, 2004 at an exercise price of $16.10 per share; and (d) $140,350 for a stock option grant to purchase 25,000 shares of common stock made on October 28, 2005 at an exercise price of $16.36 per share. Dr. Parker had options to purchase an aggregate of 113,000 shares of common stock outstanding at the end of fiscal 2006.
(9)	Reflects the compensation costs recognized by Applied in fiscal 2006 for stock option grants with the following fair values as of the grant date: (a) $440,429 for a stock option grant to purchase 45,000 shares of common stock made on March 24, 2004 at an exercise price of $20.77 per share; and (b) $140,350 for a stock option grant to purchase 25,000 shares of common stock made on October 28, 2005 at an exercise price of $16.36 per share. Mr. Roelandts had options to purchase an aggregate of 70,000 shares of common stock outstanding at the end of fiscal 2006.
(10)	Mr. Dwight and Drs. Low and Maydan retired from Applied’s Board on March 22, 2006. Dr. Maydan received cash compensation for his services as a non-employee director from September 2005 (upon his retirement as Applied’s President Emeritus) until his retirement from the Board on March 22, 2006. Dr. Maydan did not receive any equity compensation for his services as a director.
(11)	Dr. Maydan did not have any options outstanding at the end of fiscal 2006.

As an executive officer of Applied, the Chairman of the Board, Mr. Morgan, received a salary of $245,000 for fiscal 2006 and a matching contribution of $9,900 made by Applied under the tax-qualified 401(k) Plan, which provides for broad-based employee participation. In addition, Mr. Morgan received $69,340 in above-market earnings on cash compensation that was previously earned and the payment of which was deferred by Mr. Morgan under the Applied Materials, Inc. Executive Deferred Compensation Plan. Mr. Morgan did not receive any bonus payments or grants of stock options, performance shares or restricted stock in fiscal 2006. Mr. Morgan also did not receive the retainer or meeting fees paid to non-employee directors.

ITEM 2—APPROVAL OF THE AMENDED AND RESTATED

EMPLOYEE STOCK INCENTIVE PLAN

This section summarizes the material terms of the amended and restated Employee Stock Incentive Plan (the “Incentive Plan”). The summary is qualified in its entirety by reference to the Incentive Plan itself set forth in Appendix A.

We are asking stockholders to approve the Incentive Plan to: (1) increase the number of shares that may be issued as restricted stock, performance shares or performance units, collectively, to no more than 90,000,000 shares (of the 367,200,000 shares previously approved by stockholders, as of January 28, 2007, approximately 125,725,000 shares were available for all issuances under the Incentive Plan); (2) provide for the automatic, non-discretionary grant to our non-employee directors of performance shares in lieu of the currently authorized stock options; (3) require, with certain limited exceptions, a vesting schedule of (a) at least three years for non-performance-based awards of restricted stock, performance shares and performance units, and (b) a minimum of one year for performance-based awards of restricted stock, performance shares and performance units; (4) limit the circumstances under which the Incentive Plan may be amended without stockholder approval; (5) add operating profit and market share as performance objectives pursuant to which certain awards intended to qualify as “performance-based compensation” for purposes of Applied’s federal tax deduction may be granted; (6) provide for the transferability of vested stock options to third parties, such as financial institutions or other parties; (7) in the case of a participant’s termination of service for reasons other than death, disability or retirement, allow for a maximum expiration for stock options of three years after the date of termination of service, provided that the option does not expire more than seven years after the grant date; and (8) make certain other minor changes to the Incentive Plan. Stockholders are not being asked to increase the total number of shares that may be issued under the Incentive Plan.

The Board has approved the changes to the Incentive Plan, subject to stockholder approval at the meeting. Stockholder approval of the Incentive Plan requires the affirmative vote of a majority of the Applied shares that are present in person or by proxy and entitled to vote on the proposal at the meeting. If stockholders approve the amended and restated Incentive Plan, it will replace the current version of the Incentive Plan.

The Incentive Plan permits the grant of the following forms of equity compensation: stock options, stock appreciation rights, restricted stock awards, performance shares (also referred to as “restricted stock units” or “stock awards”) and performance units. The Incentive Plan allows for grants of equity awards to employees of Applied and its affiliates, consultants who provide significant services to Applied or its affiliates, and non-employee directors of Applied.

Approval of the proposed changes will enable Applied to (1) continue to receive a federal income tax deduction for certain compensation paid under the Incentive Plan; and (2) continue to use the Incentive Plan to assist in recruiting, motivating and retaining talented employees to help achieve Applied’s business goals.

Stockholders last approved the Incentive Plan (which was then named the “1995 Equity Incentive Plan”) at the 2004 Annual Meeting of Stockholders. One of the changes to the Incentive Plan approved at that time provided that the total number of shares that may be covered by grants of restricted stock, performance shares and performance units was limited to 20,000,000. In the present business environment, we believe strongly that having additional flexibility to issue restricted stock, performance shares and performance units will enhance the effectiveness of the Incentive Plan and help ensure that we can continue to attract new employees, as well as retain and motivate employees and directors to perform to the best of their abilities. Therefore, we are now asking stockholders to increase the 20,000,000 share limit to no more than 90,000,000 shares, in addition to the other changes noted above.

We regularly monitor the environment in which we operate and make changes to our equity compensation program to help us meet our business goals, including achieving long-term stockholder value. Since 2004 until recently, we granted a mix of options and performance shares to employees. Recently, in order to maximize retention and in response to competition in the labor market, we changed our equity award program to grant only performance shares and restricted stock on an ongoing basis. This change to our equity award program reflects our belief that performance shares provide more predictable value to employees than stock options, and therefore are efficient tools in recruiting, retaining and motivating employees. Performance shares also may be efficient with respect to the use of our equity plan share reserves because fewer performance shares are needed to provide a comparable retention and incentive value as provided by stock options. Under the proposed changes to the Incentive Plan, our non-employee directors will receive automatic grants of performance shares in lieu of the stock options they previously received.

Performance shares may be subject to performance-based and/or time-based vesting. For our named executive officers, vesting of all performance shares and restricted stock awarded in fiscal 2007 is 100% performance-based. The performance goals relate to operating profit (also referred to as controllable profits), which we consider to be a driver of stockholder value. The operating profit performance goals that apply to these awards are intended to be achieved in full only with significant effort on the part of the named executive officers. We believe that use of these performance-based awards emphasizes our commitment to connecting executive pay to performance, and to ensuring a strong correlation between equity incentives and long-term stockholder value.

As a broad-based equity compensation program, the Incentive Plan provides that all employees in good standing are eligible to receive grants under the plan. A broad-based equity compensation program is vital to attracting and retaining the most highly skilled people in the intensely competitive and fast-paced industries in which Applied operates. Many of Applied’s key current and prospective executives and employees are top performers with highly transferable and marketable skills, making them desirable to other companies. Also, at this important time in Applied’s history, our employees’ innovation and productivity are even more critical to our success, particularly as we enter new markets. The Incentive Plan is designed to assist Applied in recruiting, motivating and retaining talented employees who help Applied achieve its business goals, including growing our business and creating long-term value for stockholders. We believe that employees who have a stake in the future success of our business as a result of their equity participation are more highly motivated to accomplish Applied’s business goals. The Incentive Plan also is designed to encourage stock ownership by participants, further aligning their interests with those of the Company’s stockholders.

We are proud of our careful use of the Incentive Plan to balance stockholder concerns and corporate governance requirements while motivating our employees to achieve Applied’s business goals and create long-term stockholder value. We are also committed to controlling dilution and, as a result, we closely monitor our average net burn rate, calculated as: (1) shares covered by new awards, including options and restricted stock, other than awards assumed in corporate acquisitions; (2) minus shares covered by forfeited or terminated awards; (3) divided by the weighted average number of shares outstanding. Our goal is to keep our average annual net burn rate at or below 2% (except as warranted by changes in business conditions), and our three-year average net burn rate is below this target.

The Incentive Plan is administered by a committee of independent, non-employee directors, the Human Resources and Compensation Committee (the “Committee”). The Incentive Plan does not have an “evergreen” provision that would provide an automatic increase in the number of the shares available for issuance each year, nor does it provide for automatic, accelerated vesting upon a change of control of the Company or the termination of employment following a change of control. No shares have been added to the Incentive Plan since the 2004 Annual Meeting of Stockholders, and none will be added under the current proposal. If stockholders approve the changes proposed, we currently anticipate that we will not ask stockholders for additional shares for issuance under the Incentive Plan until at least the 2011 Annual Meeting, depending on business conditions and needs.

The following sets forth further details regarding the Incentive Plan.

Purpose.    The Incentive Plan is intended to promote the long-term success of Applied and increase long-term stockholder value by enhancing our ability to attract, motivate and retain exceptional employees, non-employee directors, and consultants who provide significant services to us. The Incentive Plan also is intended to more closely align the interests of plan participants with the interests of stockholders by encouraging participants to own Applied stock.

Eligibility.    The Committee selects the employees and consultants who are granted awards under the Incentive Plan. In light of the Committee’s discretion, the actual number of individuals who will receive an award cannot be determined in advance. As of January 28, 2007, approximately 13,300 employees were eligible to participate in the Incentive Plan. Non-employee directors are not eligible to receive discretionary grants under the Incentive Plan. Instead, when they join the Board and for each full fiscal year that they serve on the Board, they automatically are granted a predetermined number of options, which will be replaced by performance shares if the stockholders approve the proposed changes.

Types of Awards.    The Committee is allowed to grant five types of awards under the Incentive Plan:

•	stock options

•	stock appreciation rights

•	restricted stock awards

•	performance shares (also referred to as “restricted stock units” or “stock awards”)

•	performance units

The Committee currently intends to grant performance shares as the principal form of award. However, we believe it is important to preserve our flexibility to grant other types of equity compensation awards in order to compete successfully for talented employees and in light of potential accounting, legal and other changes. If stockholders approve this proposal, the total number of shares granted pursuant to restricted stock awards, performance share awards and performance unit awards may not exceed 90,000,000 shares. The following sets forth further specifics concerning the five types of awards:

Stock options.    A stock option is the right to purchase shares of common stock at a fixed exercise price for a fixed period of time (usually seven years). The Committee may grant non-qualified stock options and/or incentive stock options (which entitle employees, but not Applied, to more favorable tax treatment). However, without further stockholder approval, the Committee may not grant incentive stock options after January 16, 2017, which is 10 years after the date of the adoption of the amended and restated Incentive Plan.

The exercise price of each stock option is set by the Committee, but all stock options granted under the Incentive Plan must have an exercise price that is equal to or greater than 100% of the market value on the grant date of the shares covered by the option (except as described in this paragraph). The Incentive Plan does not allow “discounted” stock options. Thus, an individual would be able to profit from an option only if the fair market value of Applied common stock increases after the option is granted and vests. An exception is made only for options that Applied grants to substitute for options held by employees of companies that Applied acquires, in which case the exercise price preserves the economic value of the employee’s cancelled stock option from his or her former employer.

An option cannot be exercised until it vests. The Committee establishes the vesting schedule at the time the option is granted. Stock options typically vest 25% per year over four years. Vesting typically requires continued employment or service by the participant for a period of years. A vested option may be exercised only before it expires. The Incentive Plan permits an option to expire no later than seven years after the grant date (and potentially up to 10 years if a participant dies). The Committee’s practice generally has been to grant options that expire no later than seven years after the grant date or eight years in the event of death. The Committee’s current practice generally is to set the expiration of an option: (1) at 30 days after termination of service other than those terminations arising from death, disability or retirement; (2) one year after terminations arising from disability or retirement; and (3) one year after death. Under the amended and restated Incentive Plan, the Committee has the discretion to provide that an option will terminate up to three years after termination of service for any reason other than death (but not beyond seven years from the grant date), and up to three years after a participant’s death (which, as noted, may result in the option’s expiring up to 10 years after the grant date). The Committee currently expects that future option grants will continue to follow the Committee’s existing practice of providing for expiration: (1) 30 days after termination of service other than for death, disability or retirement; (2) one year after termination due to disability or retirement; and (3) one year after the participant’s death.

The exercise price of each option must be paid in full at the time of exercise. Payment may be made in cash or, if the Committee permits, in shares of Applied common stock that are already owned by the participant, or by any other means that provides legal consideration for the shares and is consistent with the Incentive Plan’s purpose.

The Incentive Plan explicitly prohibits options with a “reload” feature. A reload option is an option that automatically is granted if the individual pays the exercise price of an option by tendering shares of common stock rather than cash.

As of January 28, 2007, 37,944,314 shares were subject to outstanding options granted under the Incentive Plan.

Stock appreciation rights.    Stock appreciation rights (“SARs”) are awards that are subject to vesting and payment of an exercise price, which provide a participant the right to receive an amount of money equal to (1) the number of shares exercised, (2) times the amount by which the then-current value of Applied common stock exceeds the exercise price. The exercise price cannot be less than 100% of the fair market value of Applied common stock on the date of grant. Thus, an individual would be able to profit from an SAR only if the fair market value of Applied common stock increases after the SAR is granted and vests. Each SAR is subject to a vesting schedule established by the Committee and expires under the same rules that apply to options. No SARs have been granted under the Incentive Plan.

Restricted stock awards.    Restricted stock awards are shares of Applied common stock that are subject to vesting based on a schedule established by the Committee, which may not be sold or otherwise disposed of until they vest. Under the proposed changes to the Incentive Plan, shares of restricted stock generally may not vest in full earlier than the (1) three-year anniversary of the date of grant, if vesting is based solely on continuation of employment or other service, or (2) one-year anniversary of the date of grant, if vesting is not based solely on continued employment or other service. Notwithstanding the foregoing, shares of restricted stock may vest sooner in the event of a participant’s death, permanent disability or a major capital change of Applied. Restricted stock awards that are unvested at the time of a participant’s termination of employment are forfeited. As of January 28, 2007, 150,000 shares of restricted stock were outstanding under the Incentive Plan.

Performance shares and performance unit awards.    Performance shares (also referred to as “restricted stock units” or “stock awards”) and performance units result in a payment to the participant in shares or cash, as determined by the Committee, if the performance goals and/or other vesting criteria (for example, continued service with Applied) set by the Committee are satisfied. The Committee currently intends to issue awards that may be settled only in shares and not cash. Performance shares and performance units that are settled in shares are very similar to awards of restricted stock, except that in the case of performance shares and performance units, any vested shares are not issued until the payment date specified in the award. In the case of an award of restricted stock, the shares are issued promptly after the grant date but are subject to a vesting schedule. As with shares of restricted stock, under the proposed changes to the Incentive Plan, performance shares and performance units generally may not vest in full earlier than the (1) three-year anniversary of the date of grant, if vesting is based solely on continuation of employment or other service; or (2) one-year anniversary of the date of grant, if vesting is not based solely on continued employment or other service. Notwithstanding the foregoing, these awards may vest sooner in the event of a participant’s death, permanent disability or a major capital change of Applied. Performance shares and performance units that are unvested at the time of a participant’s termination of employment are terminated. As of January 28, 2007, 16,997,794 performance shares were outstanding under the Incentive Plan, and no performance units were outstanding under the Incentive Plan.

Non-Employee Director Performance Shares.    Under the proposed amended and restated Incentive Plan, each non-employee director will receive automatic, non-discretionary grants of performance shares of 20,000 shares of Applied common stock on the date he or she first becomes a director. Thereafter, each non-employee director also automatically will receive an award of 10,000 performance shares on the first business day of the fiscal year following each full fiscal year that he or she serves on the Board. The Committee has the authority to increase or decrease the number of performance shares that may be granted to non-employee directors. Previously, non-employee directors were eligible to receive only automatic, non-discretionary grants of stock options. Non-employee directors are not eligible to be selected by the Committee for any other awards under the Incentive Plan.

All non-employee director performance shares are scheduled to vest in four annual installments beginning one year after grant, if the director remains a member of the Board for the entire four-year period. If the director leaves the Board before the end of the four-year vesting period, all unvested performance shares will be forfeited, except in the event of death while serving as a director, in which case any unvested performance shares will become fully vested.

Administration, Amendment and Termination.    The Committee administers the Incentive Plan. Members of the Committee must qualify as non-employee directors under Rule 16b-3 of the Securities Exchange Act of 1934, and as outside directors under Section 162(m) of the Internal Revenue Code so that Applied can receive a federal tax deduction for certain compensation paid under the Incentive Plan.

Subject to the terms of the Incentive Plan, the Committee has sole discretion to:

•	select the employees and consultants who will receive awards

•	determine the terms and conditions of awards (for example, the exercise price and vesting schedule)

•	interpret the provisions of the Incentive Plan

The Board or the Committee generally may amend or terminate the Incentive Plan at any time and for any reason. However, the Committee is required to obtain stockholder approval to (1) reprice outstanding options; or (2) institute a program whereby outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have a lower exercise price or purchase price), awards of a different type and/or cash. In addition, any future amendments will be submitted for stockholder approval if necessary or appropriate to continue the Incentive Plan’s compliance with Section 162(m) of the Internal Revenue Code or with Nasdaq rules. In addition, an amendment will be subject to stockholder approval if the Board or Committee deems such amendment to be a “material amendment,” except with respect to such an amendment that will impact awards in the aggregate of no more than 5% of the shares reserved for issuance under the Incentive Plan. For purposes of the Board’s or the Committee’s determination, the following amendments shall be deemed to be “material amendments” for purposes of the prior sentence: (1) material increases to the benefits accrued to participants under the Incentive Plan; (2) increases in the number of securities that may be issued under the Incentive Plan; (3) material modifications to the requirements for participation in the Incentive Plan; and (4) the addition of a new provision allowing the Board or the Committee to waive or let the restrictions lapse at its discretion.

The Committee has delegated authority to Applied’s Chief Executive Officer to grant options and performance shares to non-officer employees and consultants, provided that no such individual receives in any fiscal year (1) options for more than 80,000 shares, or (2) restricted stock, performance shares or performance units for more than 25,000 shares of Applied common stock. Without further stockholder approval, no incentive stock options may be granted under the Incentive Plan after January 16, 2017.

If an award expires or is cancelled without having been fully exercised or vested, the unvested or cancelled shares generally are returned to the available pool of shares. Also, if a stock dividend, reorganization, spin-off or other change in Applied’s capital structure occurs, the Committee will adjust the number of shares available under the Incentive Plan, the formula for granting non-employee director options, the outstanding options and other awards, and the per person limits on grants, as appropriate to reflect the stock dividend or other change.

Limited Transferability of Awards.    Awards granted under the Incentive Plan generally may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. In the future, Applied may permit limited transfers for the benefit of immediate family members to assist with estate planning, and/or the implementation of a program under which awards could be transferred to a financial institution or other person or entity.

Awards Granted to Certain Individuals and Groups.    The number of options, performance shares or other awards (if any) that an employee may receive under the Incentive Plan is in the discretion of the Committee and therefore cannot be determined in advance. The following table sets forth the total number of shares of Applied common stock subject to options, performance shares and restricted stock granted under the Incentive Plan to the listed persons and groups since the beginning of fiscal 2006 through January 28, 2007 and the average per share exercise price of the options.

Options, Performance Shares and Restricted Stock Granted to Certain Individuals and Groups

from the Beginning of Fiscal 2006 through January 28, 2007

Name and Position	Number of Options Granted	Average Per Share Exercise Price of Options	Number of Performance Shares Granted	Number of Shares of Restricted Stock Granted
Michael R. Splinter President and Chief Executive Officer	900,000	$19.20	400,000	150,000

Franz Janker Executive Vice President, Sales and Marketing	250,000	$19.20	360,000	—

George S. Davis Senior Vice President, Chief Financial Officer	60,000	$18.64	208,000	—

Farhad Moghadam Senior Vice President, General Manager Thin Films Product Business Group and Foundation Engineering	200,000	$19.20	275,000	—

Thomas St. Dennis Senior Vice President, General Manager Etch, Cleans, Front End and Implant Products Business Groups	200,000	$19.20	275,000	—

Nancy H. Handel Retired Senior Vice President, Chief Financial Officer	200,000	$19.20	50,000	—

All current executive officers, as a group	2,706,000	$18.92	3,071,400	150,000

All directors who are not executive officers, as a group	220,000	$17.10	—	—

All employees who are not executive officers, as a group	6,731,589	$18.02	15,853,761	—

Our executive officers and non-employee directors have a financial interest in this proposal because it would increase the number of shares available for issuance as restricted stock, performance shares or performance units under the Incentive Plan to executives and other employees, and would provide for the grant of performance shares to our non-employee directors. For fiscal 2006, all of the performance shares granted had time-based vesting, and no restricted stock was granted. For fiscal 2007, all of the performance share awards and restricted stock grants that are shown above as granted to our named executive officers will vest only upon the achievement of performance goals related to operating profit (also referred to as controllable profit), as discussed further under the section entitled “Compensation Discussion and Analysis—Long-Term Incentive Compensation.” We believe this careful use of performance awards and restricted stock balances stockholder interests and our need to retain and motivate the named executive officers to increase stockholder value and achieve our business goals. We believe that operating profit is a driver of stockholder value and therefore is an appropriate performance measure for vesting of these awards.

Federal Tax Aspects

The following is a summary of the general federal income tax consequences to U.S. taxpayers and Applied of awards granted under the Incentive Plan. Tax consequences for any particular individual may be different.

Non-Qualified Stock Options and Stock Appreciation Rights.    No taxable income is reportable when a non-qualified stock option or a stock appreciation right is granted. Generally, upon exercise, the recipient will have ordinary income equal to the fair market value of the shares on the exercise date minus the exercise price. Any additional gain or loss upon the disposition of the stock will be capital gain or loss.

Incentive Stock Options.    No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for non-qualified stock options). If the recipient exercises the option and then sells the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the recipient exercises the option and sells the shares before the end of the two- or one-year holding periods, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Restricted Stock, Performance Units and Performance Shares.    A recipient of restricted stock, performance units or performance shares will not have taxable income upon grant. Instead, he or she will have ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares (or cash) received minus any amount paid for the shares. For restricted stock only, a recipient may instead elect to be taxed at the time of grant.

Section 409A.    Section 409A of the Internal Revenue Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements for non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or after the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form of distribution after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the Incentive Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. The Internal Revenue Service has not issued final regulations under Section 409A and, accordingly, the requirements of Section 409A and the application of those requirements to awards issued under the Incentive Plan are not entirely clear.

Tax Effect for Applied.    Applied generally will receive a tax deduction for any ordinary income recognized by a participant from an award under the Incentive Plan (for example, upon the exercise of a non-qualified stock option). Special rules limit the deductibility of compensation paid to the named executive officers. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to each of these executives may not be deductible to the extent that it exceeds $1 million. However, we are able to preserve the deductibility of compensation over $1 million if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Incentive Plan, setting limits on the number of awards that any individual may receive and for awards other than options, and establishing performance criteria that must be met before the award actually will vest or be paid. The Incentive Plan has been designed to permit the Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m). For example, the Incentive Plan limits the number of shares that may be granted to any one participant in any one fiscal year as follows:

•	1,400,000 shares under options

•	700,000 shares under stock appreciation rights

•	350,000 restricted shares

•	350,000 performance share awards

•	performance units with an initial value not greater than $3 million.

In addition, in setting the vesting schedule of an award, the Committee may provide that the award will vest only upon the achievement of objectives for one or more of:

•	earnings per share

•	operating profit

•	net income

•	new orders

•	customer satisfaction management by objective (MBO) goals

•	individual MBOs

•	market share

•	return on designated assets

•	return on sales

•	return on equity

•	revenue

•	total shareholder return

Each of these performance measures is defined in the Incentive Plan.

Summary

We request that stockholders approve the amended and restated Employee Stock Incentive Plan. The proposed amendments: (1) increase the number of shares that may be issued as restricted stock, performance shares or performance units, collectively, to no more than 90,000,000 shares; (2) provide for the automatic, non-discretionary grant to our non-employee directors of performance shares in lieu of the currently authorized options; (3) require, with certain limited exceptions, a vesting schedule of (a) at least three years for non-performance-based awards of restricted stock, performance shares and performance units, and (b) a minimum of one year for performance-based awards of restricted stock, performance shares and performance units; (4) limit the circumstances under which the Incentive Plan may be amended without stockholder approval;

(5) add operating profit and market share as performance objectives pursuant to which certain awards intended to qualify as “performance-based compensation” for purposes of Applied’s federal tax deduction may be granted; (6) provide for the transferability of vested stock options to third parties, such as financial institutions or other parties; (7) in the case of a participant’s termination of service for reasons other than death, disability or retirement, allow for a maximum expiration of the option of three years after the date of termination, provided that the option does not expire more than seven years after the grant date; and (8) make certain other non-material changes to the Incentive Plan.

We are committed to controlling dilution and closely monitor our net usage of shares under our equity compensation program. We are proud of our careful use of the Incentive Plan to balance stockholder concerns and corporate governance requirements while motivating our employees to achieve Applied’s business goals and create long-term stockholder value.

Under our broad-based equity compensation program, all Applied employees in good standing are eligible to receive performance shares. We believe that employees with an ownership stake in our business become highly motivated to achieve our business goals and increase long-term stockholder value. The proposed changes are necessary for us to attract and retain the best employees in our industry—the people who will drive the future success of Applied and create long-term value for you, our stockholders.

The Board unanimously recommends that you vote “FOR” the approval of the amended and restated Employee Stock Incentive Plan.

ITEM 3—APPROVAL OF THE AMENDED AND RESTATED

EMPLOYEES’ STOCK PURCHASE PLAN

This section summarizes the material terms of the amended and restated Employees’ Stock Purchase Plan (the “ESPP”). The summary is qualified in its entirety by reference to the ESPP itself set forth in Appendix B.

We are asking stockholders to approve the ESPP. The ESPP provides eligible employees of Applied and its participating subsidiaries with the opportunity to purchase shares of common stock of Applied at a discounted price through convenient payroll deductions. The ESPP was last approved by stockholders at the 1999 Annual Meeting of Stockholders.

The Board has determined that, in order to enable Applied to continue to attract and retain the talented employees necessary for Applied’s continued growth and success, the number of shares issuable under the ESPP should be increased. Therefore, the Board proposes to increase the number of shares authorized for issuance under the ESPP by 70,000,000 shares to a total of 121,200,000 shares. As of January 28, 2007, approximately 7,000,000 shares were available for issuance under the ESPP. The amended and restated ESPP will also limit the circumstances under which the ESPP may be amended without stockholder approval and make certain other non-material changes to the ESPP.

The Board has approved the changes to the ESPP, subject to stockholder approval at the meeting. Stockholder approval of the ESPP requires the affirmative vote of a majority of the Applied shares that are present in person or by proxy and entitled to vote on the proposal at the meeting. If stockholders approve the amended and restated ESPP, it will replace the current version of the ESPP.

Purpose.    The purpose of the ESPP is to encourage ownership of common stock of Applied by all eligible employees and to provide incentives for them to exert maximum efforts for the success of Applied and its subsidiaries. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code.

Eligibility.    Most employees of Applied and its participating subsidiaries are eligible to elect to participate in the ESPP. However, an employee is not eligible if by joining or continuing to participate in the ESPP he or she would own or have the right to acquire 5% or more of the voting stock of Applied or of any of Applied’s subsidiaries. Also, the Human Resources and Compensation Committee (the “Committee”) has discretion to exclude employees who typically are scheduled to work less than or equal to twenty hours per week or five months per calendar year or are officers or other highly compensated employees, provided that the exclusion of employees in such categories is not prohibited under applicable local law. Applied has designated only U.S. subsidiaries as participating subsidiaries in the ESPP. As of January 28, 2007, approximately 7,800 employees in the U.S. were eligible to participate in the ESPP. A separate similar stock purchase plan currently is available to our eligible employees working for subsidiaries located outside the U.S.

Administration, Amendment and Termination.    The Committee administers the ESPP. The members of the Committee serve at the pleasure of the Board. Subject to the terms of the ESPP, the Committee has all discretion and authority necessary or appropriate to control and manage the operation and administration of the ESPP. The Committee also may establish a waiting period, not to exceed two years, before new employees may become eligible for the ESPP and establish certain additional eligibility criteria. The Committee may make whatever rules, interpretations, and computations, and take any other actions to administer the ESPP that it considers appropriate to promote Applied’s best interests and to ensure that the ESPP remains qualified under Section 423 of the Internal Revenue Code. The Committee may delegate one or more of the ministerial duties in the administration of the ESPP.

The Committee or the Board may amend or terminate the ESPP at any time and for any reason. However, as required by Section 423 of the Internal Revenue Code and Nasdaq listing requirements, certain material amendments must be approved by Applied’s stockholders. In addition, an amendment will be subject to stockholder approval if the Committee or the Board deems the amendment to be a material amendment, except with respect to an amendment which will impact, in the aggregate, no more than 5% of the shares reserved for issuance under the ESPP. The following amendments shall be deemed material amendments for purposes of the prior sentence: (1) material increases to the benefits accrued to participants under the ESPP; (2) increases to the total number of securities that may be issued under the ESPP; (3) material modifications to the requirements for participation in the ESPP; and (4) the addition of a new provision allowing the Board or the Committee to waive or let restrictions lapse at its discretion.

Number of Shares of Common Stock Available under the ESPP.    If our stockholders approve the amended and restated ESPP, a maximum of 77,000,000 shares will be available for issuance pursuant to the ESPP. Shares issued under the ESPP may be newly issued shares or treasury shares. In the event of any reorganization, stock split, reverse stock split, stock dividend, spin off, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of Applied, appropriate adjustments will be made in the number, kind and purchase price of the shares available for purchase under the ESPP, the per person limits on the number of shares purchasable in any one purchase period, and the purchase price and the number of shares subject to any option under the ESPP which have not yet been exercised.

Enrollment and Contributions.    Eligible employees voluntarily elect whether or not to enroll in the ESPP. It is expected that employees initially will join for an enrollment period of 24 months. Employees who have joined the ESPP automatically are re-enrolled for additional 24-month periods; provided, however, that an employee may cancel his or her enrollment at any time, subject to ESPP rules. The Committee may change the length of future enrollment periods.

Employees contribute to the ESPP through payroll deductions or, if payroll withholding is not permitted under local laws, through such other means as specified by the Committee. Participating employees generally may contribute up to 10% of their eligible compensation through after-tax payroll deductions. Currently, no participant may contribute more than $6,500 during any single purchase period. From time to time, the Committee may establish a different maximum permitted contribution percentage, change the definition of eligible compensation, or change the length of the enrollment periods (but in no event may any enrollment period exceed 27 months). After an enrollment period has begun, an employee may increase or decrease his or her contribution percentage, subject to ESPP rules.

Purchase of Shares.    On the last business day of each purchase period (currently six months), each participating employee’s payroll deductions are used to purchase shares for the employee. The price of the shares purchased will be determined by the Committee, but in no event will be less than 85% of the lower of (1) the stock’s market value on the first day of the 24-month enrollment period, or (2) the stock’s market value on the last day of the purchase period. Market value under the ESPP means the closing price of the shares on the Nasdaq Global Select Market for the day in question. During any single year, no employee may purchase more than $25,000 of shares under the ESPP (based on market value on the applicable enrollment date(s)). Currently, a participant may not purchase more than 1,000 shares in any one purchase period. The Committee also has discretion to change the limit on the number of shares that may be purchased on any purchase date, to set a lower (but not higher) limit on the dollar value of shares that may be purchased, to change the dates on which shares are purchased, and to set a higher (but not lower) purchase price for shares.

Automatic Transfer to Lower Priced Enrollment Period.    To the extent permitted by applicable laws, if the market value of Applied stock on the first day of any enrollment period is higher than the stock’s market value on the first day of any later purchase period during the same enrollment period, then all participants in such enrollment period shall be automatically withdrawn from such enrollment period and automatically re-enrolled in the immediately following new enrollment period.

Termination of Participation.    Participation in the ESPP terminates when a participating employee’s employment with Applied ceases for any reason, the employee withdraws from the ESPP, or the ESPP is terminated or amended such that the employee no longer is eligible to participate.

Number of Shares Purchased by Certain Individuals and Groups.    The actual number of shares that may be purchased by any individual under the ESPP is not determinable in advance since the number is determined, in part, on the contributed amount and the purchase price. The following table sets forth (1) the aggregate number of shares of Applied common stock which were purchased under the ESPP by the listed persons and groups during fiscal 2006, and (2) the average per share purchase price paid for such shares.

Name and Position	Number of Shares Purchased	Average Per Share Purchase Price
Michael R. Splinter President and Chief Executive Officer	952	$13.64
Franz Janker Executive Vice President, Sales and Marketing	884	$14.68
George S. Davis Senior Vice President, Chief Financial Officer	884	$14.68
Farhad Moghadam Senior Vice President, General Manager Thin Films Product Business Group and Foundation Engineering	884	$14.68
Thomas St. Dennis Senior Vice President, General Manager Etch, Cleans, Front End and Implant Products Business Groups	452	$14.37
Nancy H. Handel Retired Senior Vice President, Chief Financial Officer	—	—
All current executive officers, as a group	10,351	$14.39
All directors who are not executive officers, as a group (1)	—	—
All employees who are not executive officers, as a group	2,988,030	$14.59

(1)	Non-employee directors are not eligible to participate in the ESPP.

Our executive officers have a financial interest in this proposal because it would increase the number of shares available for issuance under the ESPP to executives and other employees.

Federal Tax Aspects

The following is a summary of the general U.S. federal income tax consequences to U.S. taxpayers and Applied of the purchase of shares under the ESPP. Tax consequences for any particular individual may be different.

An employee will not have taxable income when the shares are purchased for him or her, but the employee generally will have taxable income when the employee sells or otherwise disposes of stock purchased through the ESPP.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Internal Revenue Code, as amended. Under these provisions, no income generally will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon how long the shares have been held by the participant. If the shares are sold or otherwise disposed of more than two years after the first day of the applicable enrollment period in which such shares were acquired and more than one year after the applicable date of purchase, the participant will recognize ordinary income equal to the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period in which such shares were acquired. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of the aforementioned periods (a “disqualifying disposition”), the participant will recognize ordinary income equal to the excess of (1) the fair market value of the shares on the date the shares are purchased over (2) the purchase price. Any additional gain or loss on such sale or disposition will be capital gain or loss, which will be long-term if the shares are held for more than one year. Applied generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a disqualifying disposition.

The Board unanimously recommends that you vote “FOR” the approval of the amended and restated Employees’ Stock Purchase Plan.

ITEM 4—APPROVAL OF THE AMENDED AND RESTATED

SENIOR EXECUTIVE BONUS PLAN

This section summarizes the amended and restated Senior Executive Bonus Plan (the “Bonus Plan”). This summary is qualified in its entirety by reference to the Bonus Plan itself set forth in Appendix C.

We are asking stockholders to approve the Bonus Plan so that Applied can continue to attract, retain and motivate key executives. The Bonus Plan provides near-term incentives in the form of cash compensation and is intended to complement our Employee Stock Incentive Plan, which affords longer-term incentives. The Bonus Plan was last approved by our stockholders at the 2002 Annual Meeting of Stockholders. Applied is required to periodically resubmit the Bonus Plan for stockholder approval so that the plan may continue to qualify under Section 162(m) of the Internal Revenue Code, which provides a federal income tax deduction for performance-based compensation. This qualification provides Applied with a federal income tax deduction for this compensation. In addition, we are seeking stockholder approval of certain changes to the Bonus Plan, including changes to the allowable performance goals.

Our Board has approved the changes to the Bonus Plan, subject to approval by our stockholders at the meeting. Approval of the Bonus Plan requires the affirmative vote of the majority of the Applied shares that are present at the meeting, in person or by proxy, and entitled to vote on the proposal. If stockholders approve the amended and restated Bonus Plan, it will replace the current version of the Bonus Plan. If the proposed Bonus Plan is not approved by stockholders, it will be terminated. In that event, however, Applied likely will consider other forms of incentive pay for executives as may be necessary or appropriate to attract and retain key executive talent.

Purpose.    The purpose of the Bonus Plan is to motivate key executives to achieve Applied’s strategic and financial goals and to perform to the best of their abilities. The plan is designed to accomplish this by paying awards only after the achievement of specified goals that are set at the beginning of the year as determined by a committee of independent, non-employee directors, the Human Resources and Compensation Committee (the “Committee”).

The Bonus Plan also is designed to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Under Section 162(m), Applied may not receive a federal income tax deduction for compensation paid to Applied’s Chief Executive Officer or any of the next four most highly compensated executive officers to the extent that any of these persons receives more than $1 million in any one year, unless the compensation is “performance-based” under Section 162(m). If the compensation qualifies as “performance-based,” Applied will receive a federal income deduction for the compensation even if it is more than $1 million during a single year. The Bonus Plan is designed to pay incentive compensation that is performance-based and therefore fully tax-deductible on Applied’s federal income tax return.

Eligibility.    The Committee selects the officers of Applied and its affiliates who are eligible to receive awards under the Bonus Plan. Performance periods may have a duration of one fiscal year or longer, but not in excess of three fiscal years. The actual number of officers who are eligible to receive an award during any particular performance period cannot be determined in advance because the Committee has discretion to select the participants. We currently expect that approximately five officers will participate in the Bonus Plan during performance periods that begin or continue in fiscal 2007. Performance periods may overlap if more than one multi-year performance period is used. No officer may participate in more than four performance periods at any one time.

Target Awards and Performance Goals.    The Committee assigns each participant a target award and the performance goal or goals that must be achieved before an award actually will be paid to the participant for a performance period. The participant’s target award is expressed as a percentage of his or her base salary at the end of the fiscal year. The performance goals require the achievement of objectives relating to one or more of the following:

•	earnings per share

•	operating profit

•	net income

•	new orders

•	customer satisfaction management by objective (MBO) goals

•	individual MBO

•	market share

•	return on designated assets

•	return on sales

•	return on equity

•	revenue

•	total shareholder return

Awards for the fiscal 2007 performance period will be based on earnings per share; annual revenue growth of Applied relative to its major competitors; total shareholder return; and certain strategic goals, including entry into new markets, strong operational and financial performance, revenue targets for Applied and for particular business units, revenue growth, growth of new orders and improvements in operational performance. No other performance periods have been designated by the Committee.

Actual Awards.    After a performance period ends, the Committee certifies in writing the extent to which the pre-established performance goals actually were achieved or exceeded, as determined by the Committee. The actual award that is payable to a participant is determined using a formula that increases or decreases the participant’s target award based on the level of actual performance attained. However, the Bonus Plan limits actual awards to a maximum of $5 million per person in any performance period, even if the formula otherwise indicates a larger award. In addition, the Committee has discretion to reduce or eliminate, but not increase, the award determined by the formula.

If a participant terminates employment before the end of the performance period for which a bonus may be earned, the participant will not receive an award for that period, even if the performance goals actually are achieved. The only exception is that if termination of employment is due to retirement, disability or death, the Committee has discretion to pay out part or all of the award.

Actual awards generally are paid in cash within two and one-half months after the performance period ends. However, the Committee instead may convert the cash payment into an equivalent amount of shares of Applied common stock that will be paid to the participant only if he or she remains employed for an additional period of time not to exceed four years.

Administration, Amendment and Termination.    The Committee administers the Bonus Plan. Members of the Committee must qualify as outside directors under Section 162(m). Subject to the terms of the Bonus Plan, the Committee has sole discretion to:

•	select the officers who will receive awards

•	determine the target award for each participant

•	determine the performance goals that must be achieved before any actual awards are paid

•	determine the duration of any performance periods

•	determine a formula to increase or decrease an award to reflect actual performance versus the predetermined performance goals

•	interpret the Bonus Plan and any provisions of the Bonus Plan

The Board may amend or terminate the Bonus Plan at any time and for any reason. An amendment will be submitted for stockholder approval if necessary to maintain the plan’s compliance with Section 162(m).

Awards Granted to Certain Officers.    Awards under the Bonus Plan are determined based on future performance, so future actual awards, if any, cannot now be determined. The following table sets forth the minimum, target and maximum awards that could be paid to the persons and groups shown below for fiscal 2007 depending on the extent to which the performance goals established by the Committee are achieved. There is no assurance that the pre-established performance goals will actually be achieved, and therefore there is no assurance that any awards actually will be paid for fiscal 2007 or any future performance period.

	Minimum Award for Fiscal 2007 ($)	Target Award for Fiscal 2007 ($)	Maximum Possible Award for Fiscal 2007 ($)
Michael R. Splinter President and Chief Executive Officer	0	1,653,750	4,961,250
Franz Janker Executive Vice President, Sales and Marketing	0	687,500	2,062,500
George S. Davis Senior Vice President, Chief Financial Officer	0	562,500	1,687,500
Farhad Moghadam Senior Vice President, General Manager Thin Films Product Business Group and Foundation Engineering	0	656,250	1,968,750
Thomas St. Dennis Senior Vice President, General Manager Etch, Cleans, Front End and Implant Products Business Groups	0	606,250	1,818,750
Nancy H. Handel Retired Senior Vice President, Chief Financial Officer	—	—	—
All current executive officers, as a group	0	4,166,250	12,498,750
All directors who are not executive officers, as a group (1)	—	—	—
All employees who are not executive officers, as a group (1)	—	—	—

(1)	This group is not eligible to participate in the Bonus Plan.

Our executive officers have a financial interest in this proposal because the Committee may select one or more of our executive officers as eligible to receive awards under the Bonus Plan.

The Board unanimously recommends that you vote “FOR” the approval of the amended and restated Senior Executive Bonus Plan.

ITEM 5—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking stockholders to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our current fiscal year. Our 2007 fiscal year began on October 30, 2006 and will end on October 28, 2007. Although ratification is not legally required, Applied is submitting the appointment of KPMG to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing KPMG as our independent registered public accounting firm for fiscal 2007, the Audit Committee carefully considered the firm’s qualifications and performance during fiscal 2005 and 2006. In addition, the Audit Committee reviewed and pre-approved audit and permissible non-audit services performed by KPMG in fiscal 2006, as well as the fees paid to KPMG for such services. In its review of non-audit service fees and its appointment of KPMG as Applied’s independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining KPMG’s independence.

Representatives of KPMG will be present at the meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to KPMG LLP

The following table presents fees paid by Applied for professional services rendered by KPMG for the 2005 and 2006 fiscal years, which ended on October 30, 2005 and October 29, 2006, respectively. All of the fees in the following table were approved by the Audit Committee in conformity with its pre-approval process.

Fee Category	Fiscal 2005	Fiscal 2006
	(In thousands)
Audit Fees	$5,333	$5,048
Audit-Related Fees	16	407
Tax Fees:
Tax Compliance and Review	101	92
Tax Planning and Advice	19	—
All Other Fees	—	—

Total Fees	$5,469	$5,547

Audit Fees consisted of fees for (a) professional services rendered for the annual audit of Applied’s consolidated financial statements, (b) review of the interim consolidated financial statements included in quarterly reports, and (c) services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of Applied’s consolidated financial statements and are not reported under “Audit Fees.” Certain audit-related fees were incurred in fiscal 2006 for due diligence assistance in connection with the acquisition by Applied of Applied Films Corporation.

Tax Fees consisted of fees for professional services for tax compliance and review, and tax planning and advice. Tax compliance and review services consisted of federal, state and international tax compliance, assistance with tax audits and appeals, and assistance with customs and duties audits. Tax planning and advice services consisted of consultations related to tax compliance matters and certain international operations.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of KPMG.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as, to a very limited extent, specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and Applied’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as required.

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG as Applied’s independent registered public accounting firm.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Composition.    The Audit Committee of the Board is composed of the five directors named below. Each member of the Audit Committee meets the independence and financial experience requirements under applicable SEC and Nasdaq rules. In addition, the Board has determined that Philip V. Gerdine and Robert H. Brust are “audit committee financial experts” as defined by SEC rules.

Responsibilities.    The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed annually for changes, as appropriate. The Audit Committee is responsible for general oversight of Applied’s auditing, accounting and financial reporting processes, system of internal controls, and tax, legal, regulatory and ethical compliance. Applied’s management is responsible for: (a) maintaining Applied’s books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal controls over financial reporting. The independent registered public accounting firm is responsible for auditing Applied’s annual consolidated financial statements.

Review with Management and Independent Registered Public Accounting Firm.    In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, Applied’s audited consolidated financial statements contained in Applied’s Annual Report on Form 10-K for the 2006 fiscal year.

2.	The Audit Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

3.	The Audit Committee has received from the independent registered public accounting firm, KPMG, the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with KPMG the independence of the independent registered public accounting firm.

4.	The Audit Committee has considered whether the provision of services covered by fees paid to KPMG is compatible with maintaining the independence of KPMG.

Based on the review and discussions referred to in paragraphs 1-4 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Applied’s Annual Report on Form 10-K for fiscal 2006 for filing with the SEC.

The Audit Committee appointed KPMG as Applied’s independent registered public accounting firm for fiscal 2007 and recommends to stockholders that they ratify the appointment of KPMG as Applied’s independent registered public accounting firm for fiscal 2007.

This report is submitted by the Audit Committee.

Philip V. Gerdine (Chairman)

Robert H. Brust

Deborah A. Coleman

Charles Y.S. Liu

Gerhard H. Parker

PRINCIPAL STOCKHOLDERS

The following table indicates how many shares of Applied common stock were beneficially owned as of December 31, 2006 by (1) each person known by Applied to own 5% or more of Applied common stock, (2) each of the directors and director nominees, (3) the principal executive officer, the principal financial officer, each of the next three most highly compensated executive officers and a former executive officer, as required under SEC rules (collectively, the “named executive officers”), and (d) the current directors and executive officers as a group. In general, “beneficial ownership” refers to shares that an entity or individual had the power to vote or the power to dispose of, and shares that such entity or individual had the right to acquire within 60 days after December 31, 2006.

	Shares Beneficially Owned
Name	Number (1)		Percent (2)
Principal Stockholders:
Capital Research and Management Company	164,446,200	(3)	11.80%
333 South Hope Street
Los Angeles, CA 90071
Capital Group International, Inc.	96,772,670	(4)	6.94%
11100 Santa Monica Boulevard
Los Angeles, CA 90025

Directors, not including CEO:
Michael H. Armacost	292,162	(5)	*
Robert H. Brust	0		*
Deborah A. Coleman	98,000	(5)	*
Philip V. Gerdine	116,000	(5)	*
Thomas J. Iannotti	11,250	(6)	*
Charles Y.S. Liu	11,250	(6)	*
James C. Morgan	6,173,438	(7)	*
Gerhard H. Parker	141,284	(8)	*
Willem P. Roelandts	35,000	(9)	*

Named Executive Officers:
Michael R. Splinter	1,788,525	(10)	*
Franz Janker	693,612	(11)	*
George S. Davis	546,762	(12)	*
Farhad Moghadam	967,560	(13)	*
Thomas St. Dennis	165,669	(14)	*
Nancy H. Handel	629,223	(15)	*

Current Directors and Executive Officers as a Group (23 persons)	14,982,287	(16)	1.07%

*	Less than 1%
(1)	Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of their shares of common stock.
(2)	For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 1,393,969,323 shares of common stock outstanding as of December 31, 2006, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after December 31, 2006.
(3)	The amended Schedule 13G filed with the SEC by Capital Research and Management Company on February 12, 2007 indicates that as of December 29, 2006, Capital Research and Management Company has sole power to direct the voting of 42,342,900 shares and the disposition of 164,446,200 shares. Capital Research and Management Company disclaims beneficial ownership of these 164,446,200 shares.

(4)	The amended Schedule 13G filed with the SEC by Capital Group International, Inc. on February 12, 2007 indicates that as of December 29, 2006, its subsidiary investment management companies collectively have sole power to direct the voting of 80,919,210 shares and the disposition of 96,772,670 shares. Capital Group International, Inc. disclaims beneficial ownership of these 96,772,670 shares.
(5)	Includes options to purchase 92,000 shares that were exercisable within 60 days after December 31, 2006.
(6)	Consists of options to purchase 11,250 shares that were exercisable within 60 days after December 31, 2006.
(7)	Includes (a) 301,023 shares held in a family foundation for charitable purposes, for which Mr. Morgan disclaims beneficial ownership; (b) 50,000 shares held in a charitable foundation, for which Mr. Morgan disclaims beneficial ownership; (c) 3,819 shares pledged as collateral by Mr. Morgan for a personal loan facility with a financial institution; and (d) options to purchase 1,800,000 shares that were exercisable within 60 days after December 31, 2006.
(8)	Includes options to purchase 78,000 shares that were exercisable within 60 days after December 31, 2006 and 484 shares held in a family foundation, which is a charitable trust. Dr. Parker disclaims beneficial ownership of the 484 shares held in the family foundation.
(9)	Includes options to purchase 28,750 shares that were exercisable within 60 days after December 31, 2006.
(10)	Includes options to purchase 1,477,500 shares that were exercisable within 60 days after December 31, 2006.
(11)	Includes options to purchase 637,500 shares that were exercisable within 60 days after December 31, 2006.
(12)	Includes options to purchase 537,500 shares that were exercisable within 60 days after December 31, 2006.
(13)	Includes 2,500 shares held in custodial accounts for the benefit of Dr. Moghadam’s sons, for which Dr. Moghadam disclaims beneficial ownership, and options to purchase 945,000 shares that were exercisable within 60 days after December 31, 2006.
(14)	Includes options to purchase 150,000 shares that were exercisable within 60 days after December 31, 2006.
(15)	Includes options to purchase 542,000 shares that were exercisable within 60 days after December 31, 2006.
(16)	Includes options to purchase 9,821,250 shares that were exercisable within 60 days after December 31, 2006.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Applied’s compensation program is intended to meet three principal objectives: (1) attract, reward and retain officers and other key employees; (2) motivate these individuals to achieve short-term and long-term corporate goals that enhance stockholder value; and (3) support Applied’s core values and culture, by promoting internal equity and external competitiveness. To meet these objectives, Applied has adopted the following overriding policies:

•	Pay compensation that is competitive with the practices of other leading high technology companies; and

•	Pay for performance by:

•	setting challenging performance goals for our officers and providing a short-term incentive through a bonus plan that is based upon achievement of these goals; and

•

providing long-term, significant incentives in the form of restricted stock, performance shares (also referred to as “restricted stock units” or “stock awards”) and/or stock options, in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our officers with those of our stockholders.

The above policies guide the Human Resources and Compensation Committee (the “Committee”) in assessing the proper allocation between long-term compensation, current cash compensation, and short-term bonus compensation. Other considerations include Applied’s business objectives, its fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and regulatory requirements.

In determining the particular elements of compensation that will be used to implement Applied’s overall compensation policies, the Committee takes into consideration a number of factors related to Applied’s performance, such as Applied’s earnings per share, profitability, revenue growth, and business-unit-specific operational and financial performance, as well as competitive practices among our peer group.

Applied’s executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors as determined in accordance with various Nasdaq, Securities and Exchange Commission and Internal Revenue Code rules. The Committee operates under a written charter adopted by our Board. A copy of the charter is available at http://www.appliedmaterials.com/investors/cg_hr_comp_comm.html.

The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibility and has done so. The Committee also retains compensation consultants to assist in creating and administering Applied’s compensation policies. With respect to the Senior Executive Bonus Plan, described below and in the section entitled “Item 4—Approval of the Amended and Restated Senior Executive Bonus Plan,” the Committee reviewed information from several consultants who submitted assessments and recommendations for the design of the plan. Following this review, a representative of F.W. Cook was selected to advise the Committee on the design of the Senior Executive Bonus Plan and the formula used for fiscal 2006 bonuses. F.W. Cook has not provided any other services to Applied and has received no compensation other than with respect to the services provided to the Committee.

Later in fiscal 2006, a representative of J. Richard & Co. was interviewed and selected by Willem Roelandts, the Chairman of the Committee, to be the independent compensation consultant to the Committee.

The independent compensation consultant advises the Committee on all of the principal aspects of executive compensation, including base salaries and annual and long-term incentives. The consultant generally attends meetings of the Committee and also communicates with the Committee outside of meetings. The independent compensation consultant reports to the Committee rather than to management, although the consultant may meet with management from time to time for purposes of gathering information on proposals that management may make to the Committee. The Committee is free to replace the independent compensation consultant or hire additional consultants at any time. The independent compensation consultant does not provide any other services to Applied and receives compensation only with respect to the services provided to the Committee.

The Committee on occasion meets with Applied’s President and Chief Executive Officer, Mr. Splinter, and/or other executives to obtain recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors. Management makes recommendations to the Committee on the base salary, bonus targets and equity compensation for the executive team and other employees. The Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. The Committee has changed significantly several of management’s proposals in recent years, including fiscal 2006. The Committee also typically seeks input from its independent compensation consultant prior to making any final determinations.

Mr. Splinter attends some of the Committee’s meetings, but the Committee also regularly holds executive sessions not attended by any members of management or non-independent directors. The Committee discusses Mr. Splinter’s compensation package with him, but makes decisions with respect to Mr. Splinter’s compensation without him present. The Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees. The Committee has delegated to Mr. Splinter the authority to grant long-term incentive awards to employees below the level of corporate vice president under guidelines set by the Committee. The Committee also has authorized Mr. Splinter to make salary adjustments and short-term incentive (bonus) decisions for all employees other than certain officers under guidelines approved by the Committee. The Committee has not delegated any of its authority with respect to the compensation of certain officers.

Elements of Compensation

There are six major elements that comprise Applied’s compensation program: (i) base salary; (ii) annual incentive opportunities, including bonuses; (iii) long-term incentives, such as equity awards; (iv) deferred compensation benefits; (v) retirement benefits provided under a 401(k) plan; and (vi) executive perquisites and generally available benefit programs. Applied has selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary and bonus target percentage are set with the goal of attracting employees and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform, while our equity programs are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. Applied believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

The Committee reviews the compensation program on an annual basis, including each of the above elements, other than deferred compensation and retirement benefits, which are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of an executive’s compensation package. In setting compensation levels for a particular executive, the Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as our stock ownership guidelines and the executive’s past and expected future contributions to our business. With the exception of Mr. Splinter, Applied does not have an employment or severance agreement with its executive officers. Mr. Splinter’s agreement is discussed below under the section entitled “Employment Contract and Separation Agreement.”

Base Salary and Annual Incentive Opportunities

Applied makes base salaries and bonuses a significant portion of the executive compensation package in order to remain competitive in attracting and retaining executive talent. Bonuses also are paid in order to motivate the achievement of the Company’s business goals. The Committee determines each officer’s target total annual cash compensation (salary and bonuses) after reviewing similar compensation information from a group of 23 companies. This review usually occurs in December of each year. The peer group typically includes a broad range of companies in the high technology industry with whom Applied competes for executive talent. For fiscal 2006, the Committee considered major high technology competitors for executive talent and companies of at least a similar size and scope as Applied, as measured by market capitalization, revenue, net income and total shareholder return. The Committee currently intends to continue using this same group for fiscal 2007. The peer group consists of the following companies:

Advanced Micro Devices Inc.	LSI Logic Corp.

Agilent Technologies, Inc.	Lucent Technologies Inc.

Analog Devices Inc.	Marvell Technology Group Ltd.

Apple Computer Inc.	Maxim Integrated Products Inc.

Broadcom Corp.	Motorola, Inc.

Cisco Systems Inc.	Nortel Networks Corp.

Dell Inc.	Novellus Systems Inc.

Flextronics International Ltd.	Oracle Corp.

Freescale Semiconductor Inc.	Qualcomm Inc.

Intel Corporation	Sun Microsystems Inc.

KLA Tencor Corp.	Texas Instruments Inc.

Lam Research Corp.

Data on the compensation practices of the above-mentioned peer group generally is gathered through searches of publicly available information, including publicly available databases. Publicly available information does not typically include information regarding target cash compensation, so Applied relies upon two or three compensation surveys (prepared by Radford, Towers Perrin and/or Pearl Meyers/Clark Consulting CHiPS) to benchmark target cash compensation levels against the above peer group. Peer group data is gathered with respect to base salary, bonus targets and all equity awards (including stock options, performance shares, restricted stock and long-term, cash-based awards). It does not include deferred compensation benefits or generally available benefits, such as 401(k) plans or health care coverage.

Applied’s goal is to target base pay at the median level (that is, 50th percentile) among its peer group and total cash compensation at the market’s 65th percentile. However, in determining base salary, the Committee also considers other factors such as job performance, skill set, prior experience, the executive’s time in his or her position and/or with Applied, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions generally. Positioning base pay at the 50th percentile of peer companies aids Applied in controlling fixed costs. Targeting total compensation at the 65th percentile, and therefore providing higher incentive compensation opportunity, rewards exceptional goal achievement and allows total compensation to be more competitive as a whole, while taking into account business cyclicality. Base pay and target cash compensation are analyzed by management to determine variances to our compensation targets using the combination of publicly available information and survey data as described above. Mr. Splinter uses the market data in making his recommendations to the Committee for his direct reports.

For fiscal 2006, after taking into consideration the above compensation targets and Mr. Splinter’s recommendations, the Committee increased the base salaries of each of the named executive officers identified in the Summary Compensation Table.

For fiscal 2007, the Committee increased the base salaries of each of the executive officers named in the Summary Compensation Table other than Michael R. Splinter, President and Chief Executive Officer, and Nancy H. Handel, retired Senior Vice President, Chief Financial Officer. Mr. Splinter made recommendations to the Committee with respect to proposed salaries for fiscal 2007 for each of the named executive officers other than himself. The Committee accepted Mr. Splinter’s recommendations and determined that the increases were appropriate to achieve the desired market positioning for each executive. In the case of George S. Davis, Senior Vice President, Chief Financial Officer, the increase also reflected his promotion in November 2006 to Chief Financial Officer. Mr. Splinter’s salary was not increased because the Committee believed that the current level was adequate given the market data. The fact that his salary was unchanged did not reflect a negative view of his performance. Ms. Handel’s salary was left unchanged in light of her announced retirement effective in the first quarter of fiscal 2007.

Payment of bonus amounts, and therefore total cash compensation, depends on the achievement of specified performance goals. Achievement of the targeted goals would result in total cash compensation for fiscal 2006 at approximately the targeted 65th percentile of Applied’s peer group, which the Committee believes is an appropriate range to enable Applied to attract and retain key personnel and to motivate our executives to meet Applied’s business goals. As a result, the bonuses are targeted at a level that if achieved, and when combined with base salary, would typically result in total cash compensation to the executive in approximately the 65th percentile of Applied’s peer companies. For fiscal 2006, Mr. Splinter made recommendations to the Committee with respect to target bonus amounts, expressed as a percentage of base salary, for each of the named executive officers, other than himself. These recommended bonus amounts were consistent with our intention to target total cash compensation at the 65th percentile level and were approved by the Committee as proposed.

Senior Executive Bonus Plan.    Applied maintains an annual incentive bonus program for senior executives to encourage and award achievement of Applied’s business goals and to assist Applied in attracting and retaining executives by offering an opportunity to earn a competitive level of compensation. Based on these and the objectives described above, the Committee developed and approved specific performance targets for use during fiscal 2006 under our stockholder-approved Senior Executive Bonus Plan (the “Bonus Plan”), in which certain of our named executive officers (Mr. Splinter, Ms. Handel and Franz Janker, Executive Vice President, Sales and Marketing) participated during fiscal 2006. As discussed below, during fiscal 2006, our other named executive officers, Farhad Moghadam, Senior Vice President, General Manager Thin Films Product Business Group and Foundation Engineering, and Thomas St. Dennis, Senior Vice President, General Manager Etch, Cleans, Front End and Implant Products Business Group participated in our Global Executive Incentive Plan (the “EIP”). The Committee developed and approved specific performance targets for these officers for use in fiscal 2006 under the EIP.

Bonuses are paid under the Bonus Plan only if the performance goals that the Committee sets at the beginning of the fiscal year are achieved. The Committee establishes a bonus formula that is applied to the achieved performance. The bonus formula is based on the anticipated difficulty and relative importance of achieving the performance goals. Accordingly, the bonuses paid, if any, for any given fiscal year will vary depending on actual performance. To help achieve Applied’s goal of retaining key talent, an executive must remain an employee for the entire fiscal 2006 in order to be eligible for any bonus under the Bonus Plan that relates to fiscal 2006. The Committee does not have discretion to increase bonuses under the Bonus Plan, but retains the discretion to decrease bonuses paid even if the performance goals are achieved. The Committee has, in the past, utilized its discretion to reduce bonuses when doing so aided in meeting Applied’s overall compensation goals. Such reductions were considered in concert with other compensation payments and benefits, such as payment levels under Applied’s other bonus plans.

Historically, bonuses have been payable in cash unless the executive has elected to defer all or part of the bonus into our Executive Deferred Compensation Plan. For fiscal 2006, if any bonus had exceeded two times the target bonus, the excess portion would have been paid in the form of performance shares that would have been scheduled to vest in two annual installments in 2008 and 2009. For fiscal 2006, no bonuses under the Bonus Plan exceeded two times the target bonus.

The Committee can choose a range of performance measures as specified in the Bonus Plan. Bonuses paid under the Bonus Plan are designed to reward progress toward and achievement of the performance goals. For fiscal 2006, the Committee determined that it would be appropriate to choose different performance measures for different executives. For Mr. Splinter, Ms. Handel and Mr. Janker, the Committee chose three primary measures: (1) Applied’s earnings per share (weighted at 50%); (2) growth in Applied’s annual revenue relative to major competitors (weighted at 25%); and (3) certain strategic goals (weighted at 25%), which included entry into new markets, extension of Applied’s leadership, and strong operational and financial performance.

The performance goals and their respective weightings were altered from prior fiscal years in order to better align bonus compensation and goals for our executives with the compensation measures for other employees, and to better reflect the executives’ roles at Applied. For instance, the Committee determined that the performance measure applied to Mr. Splinter, Ms. Handel and Mr. Janker regarding Applied’s relative annual revenue growth was appropriate for them, but not for other executives, because the measure reflects the company-wide scope of the positions held by Mr. Splinter, Ms. Handel and Mr. Janker. The Committee believed that these measures provided a closer correlation between the executive’s individual performance and his or her reward than would have been the case had the same performance measures been applied to all of the executives. At the time the performance goals for the officers under the Bonus Plan were set, the Committee believed that the goals would be difficult but achievable with significant effort.

In addition, to better motivate executives to help Applied achieve its goals in light of anticipated business conditions, the Committee determined that no bonus would be paid under the Bonus Plan or the EIP for fiscal 2006 unless Applied achieved a specified level of profit after tax, even if the other goals described above were achieved. Also, to further reward executives for achievement of Applied’s overall goals, if a bonus were earned under the applicable formula, the bonus could be increased if Applied’s total stockholder return for the year were positive and exceeded the total stockholder return for a diversified group of other large capitalization companies (specifically, S&P 500 companies). The Committee believes that stockholder return alone is not sufficient to indicate the value of an executive’s contribution or to motivate the executive to achieve Applied’s goals. Therefore, the Committee determined that no bonus would be payable solely on account of total stockholder return performance. However, to ensure that the bonuses serve the objective of increasing stockholder value and because the Committee wanted to pay maximum bonuses only upon achievement of aggressive targets, the Committee determined that the maximum bonus for any officer would be payable only if actual performance significantly exceeded all targeted goals and total stockholder return were extremely high compared to the S&P 500 companies. The Committee intentionally set a high bar, which required very strong performance to earn a maximum bonus under the Bonus Plan. No named executive officer earned the maximum bonus under either the Bonus Plan or the EIP for fiscal 2006.

The potential bonus for which Mr. Splinter was eligible under the Bonus Plan for fiscal 2006 ranged from zero to a maximum of 450% of his annual base salary. The potential bonus for each of the other named executive officers under the Bonus Plan or the EIP, as applicable, ranged from zero to a maximum of 375% of his or her annual base salary, except for Mr. Davis, whose potential bonus ranged from zero to a maximum of 270% of his annual base salary. As noted above, we target total compensation to the 65th percentile of our peer group companies. As a result, the target bonuses are determined such that the combination of the bonus and base salary meet this targeted percentile.

Following the end of fiscal 2006, the Committee compared Applied’s actual performance to the targeted performance for the year specified by the Committee in early fiscal 2006, and applied the fiscal 2006 bonus formula under the Bonus Plan to this actual performance. In fiscal 2006, Applied, on average, exceeded performance targets specified for fiscal 2006 for certain of the corporate strategic objectives and relative revenue growth. However, Applied, on average, did not achieve the performance targets specified by the Committee in early fiscal 2006 with respect to corporate earnings per share and certain other strategic objectives. Applying the pre-established bonus formula to this financial performance resulted in bonuses at approximately 126% of target levels. Bonuses paid to our named executive officers under the Bonus Plan for fiscal 2006 were:

Named Executive Officer	Amount	Percentage of Salary Earned in Fiscal 2006
Mr. Splinter	$1,790,303	189%
Mr. Janker	$ 786,375	160%
Ms. Handel	$ 692,010	163%

In January 2007, the Committee set the bonus formula and performance goals that will be used to determine bonuses, if any, under the Bonus Plan for fiscal 2007. Whether any bonuses will be paid depends on actual performance during fiscal 2007 versus the predetermined goals. For Mr. Splinter, the Committee set goals for Applied’s earnings per share (weighted at 50%), annual revenue growth of Applied relative to its major competitors (weighted at 25%), and certain strategic goals (weighted at 25%), including entry into new markets, and strong operational and financial performance. For Mr. Davis, the Committee chose goals for Applied’s earnings per share (weighted at 50%), and certain strategic goals (weighted at 50%), including revenue targets for Applied and for particular business units. For Mr. Janker, the Committee chose certain company-wide strategic goals (weighted at 50%), including annual revenue growth of Applied relative to its major competitors, and certain business-unit-specific strategic goals (weighted at 50%), including revenue growth and growth of new orders. In addition, for each of Dr. Moghadam and Mr. St. Dennis, the Committee chose certain company-wide strategic goals (weighted at 50%), including annual revenue growth of Applied relative to its major competitors, and certain business-unit-specific strategic goals (weighted at 50%), including revenue growth, growth of new orders and improvements in operational performance. Under the formula approved by the Committee, the fiscal 2007 bonus for Mr. Splinter under the Bonus Plan will range from zero to a maximum of 525% of his annual base salary. For each of the other named executive officers, the range will be from zero to a maximum of 375% of his annual base salary.

We are asking our stockholders to approve the amended and restated Senior Executive Bonus Plan. Stockholder approval of the Bonus Plan is needed so that we can continue to receive full tax deductions for compensation paid under the Bonus Plan. Please see the section entitled “Item 4 — Approval of the Amended and Restated Senior Executive Bonus Plan.”

Global Executive Incentive Plan.    As noted above, our Committee also has the power to set target bonuses for Dr. Moghadam, Mr. St. Dennis and all other executive officers (other than the named executive officers participating in the Bonus Plan) under the EIP, based on the officer’s potential impact on Applied’s operating and financial results and on market competitive pay practices. The EIP is similar in material respects to the Bonus Plan, except that the Committee has the discretion to both increase and decrease bonuses under the EIP, whereas it can only decrease bonuses under the Bonus Plan. Mr. Splinter may make recommendations to the Committee regarding adjustments to bonuses payable under the EIP, based on individual performance and current and anticipated contributions. The Committee has, in the past, utilized its discretion to modify bonuses where doing so aided in meeting Applied’s overall compensation goals. Similar to the Bonus Plan, early in the fiscal year, the Committee sets performance goals for the EIP that may result in the payment of bonuses upon the achievement of such goals. In the same manner as the Bonus Plan, the Committee determined that no bonuses would be paid under the EIP for fiscal 2006 unless Applied achieved a specified level of profit after tax, even if the other goals described above were achieved. In addition, to further reward executives for achievement of Applied’s overall goals, if a bonus were earned under the applicable formula, the bonus could be increased if Applied’s total stockholder return for the year were positive and exceeded the total stockholder return for a diversified group of other large capitalization companies (specifically, the S&P 500 companies).

The bonus that is paid to each officer under the EIP depends on the achievement of business unit and financial performance goals and Applied’s overall performance, for example, increasing business unit profitability, customer satisfaction and market share and Applied’s earnings per share. Each year, the Committee selects the performance goals in light of general business conditions and our corporate strategies for the year. The financial and operational objectives vary depending on the particular business unit, but consist of one or more of the following: business unit revenue, profits, quality and reliability, efficiency, product development, customer satisfaction, technological innovation and leadership, and human resources. In evaluating the extent to which business unit goals have been achieved, Mr. Splinter considers actual accomplishments and the current impact of the unit’s business on Applied, as well as the expected future contributions of the unit. At the time the Committee set the performance goals for the above named executive officers under the EIP, it believed that they were achievable but only with significant effort.

As with the Bonus Plan, the EIP’s performance goals and their respective weightings were altered from prior fiscal years in order to better align bonus compensation and goals for our executives with the compensation measures for other employees, and to better reflect the executives’ roles at Applied. For fiscal 2006, for Dr. Moghadam and Mr. St. Dennis, the Committee chose the following set of three primary measures: (1) Applied’s earnings per share (weighted at 40% for Dr. Moghadam and 50% for Mr. St. Dennis); (2) financial and operational objectives for each officer’s respective business units (weighted at 35% for Dr. Moghadam and 25% for Mr. St. Dennis); and (3) certain strategic goals similar to or the same as those described above (weighted at 25%). With respect to Dr. Moghadam and Mr. St. Dennis, the business-unit-specific performance measure was considered more suitable than the company-wide measures applied to Mr. Splinter, Ms. Handel and Mr. Janker, because Dr. Moghadam and Mr. St. Dennis were in a position to have more control over their individual business units but less control over Applied’s revenue as a whole. As with the measures determined under the Bonus Plan, the Committee believed that these measures provided a closer correlation between the executive’s individual performance and his or her reward than other potential performance measures. Mr. Davis was not a named executive officer of Applied during fiscal 2006. Therefore, his bonus target and goals were set by Mr. Splinter consistent with other executives at a comparable level. Similarly, for fiscal 2006, the Committee directed Applied’s management to set bonus targets and plan performance goals for other officers based upon our compensation philosophy as expressed above.

Similar to the Bonus Plan, after the end of fiscal 2006, the Committee compared actual performance to targeted performance for the year for Dr. Moghadam and Mr. St. Dennis and applied the fiscal 2006 bonus formula under the EIP to this actual performance. In fiscal 2006, on average, Applied exceeded performance targets specified by the Committee in early fiscal 2006 for business unit and corporate strategic objectives, business unit financials, customer satisfaction, human resources, effectiveness, relative revenue growth and market share. For the same fiscal year, Applied, on average, did not achieve the performance targets specified by the Committee in early fiscal 2006 with respect to corporate earnings per share and certain other strategic goals. Applying the pre-established bonus formula to this financial performance resulted in bonuses at approximately 108% (for Mr. St. Dennis) and approximately 125% (for Dr. Moghadam) of target levels. Bonuses paid for fiscal 2006 to our named executive officers under the EIP were:

Named Executive Officer	Amount	Percentage of Salary Earned in Fiscal 2006
Dr. Moghadam	$739,768	159%
Mr. St. Dennis	$608,515	135%

Long-Term Incentive Compensation

Applied provides long-term incentive compensation through awards of stock options, restricted stock, and/or performance shares (also referred to as “restricted stock units” or “stock awards”) that generally vest over multiple years. Applied’s equity compensation program is intended to align the interests of our officers with those of our stockholders by creating an incentive for our officers to maximize stockholder value. The equity compensation program also is designed to encourage our officers to remain employed with Applied despite a very competitive labor market. Applied targets the value of its equity awards to be in the 75th percentile of the peer group mentioned above, based on the information gathered from publicly available sources.

Equity-based incentives are granted to our officers under Applied’s stockholder-approved Employee Stock Incentive Plan. The Committee has granted equity awards at its scheduled meetings or by unanimous written consent. Grants approved during scheduled meetings become effective and are priced as of the date of approval or a predetermined future date (for example, new hire grants are effective as of the later of the date of approval or the newly hired employee’s start date). Grants approved by unanimous written consent become effective and are priced as of the date the last signature is obtained or as of a predetermined future date. All stock option grants have a per share exercise price equal to the fair market value of Applied’s common stock on the grant date. The Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of Applied common stock, such as a significant positive or negative earnings announcement. Similarly, the Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Also, because equity compensation awards typically vest over a three- or four-year period, the value to recipients of any immediate increase in the price of Applied’s stock following a grant will be attenuated.

Our Committee regularly monitors the environment in which Applied operates and makes changes to our equity compensation program to help us meet our goals, including achieving long-term stockholder value. In order to continue to attract and retain highly skilled employees, the Committee approved changes to Applied’s equity compensation program for fiscal 2006 that were designed to reward Applied’s employees for their hard work and commitment to the long-term success and growth of Applied. Beginning in fiscal 2006, both stock options and performance shares were granted. Applied granted stock options because they can be an effective tool for meeting Applied’s compensation goal of increasing long-term stockholder value by tying the value of the stock options to Applied’s performance in the future. Employees are able to profit from stock options only if Applied’s stock price increases in value over the stock option’s exercise price. Applied believes the options that were granted provide effective incentives to option holders to achieve increases in the value of Applied’s stock. Applied began granting performance shares because they provide a more predictable value to employees than stock options, and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of Applied’s stock. Performance shares also may be efficient with respect to the use of our equity plan share reserves because fewer performance shares are needed to provide a retention and incentive value similar to stock options.

Later in 2006, Applied reconsidered the equity award program in light of market changes and the importance of employee retention and decided to grant only performance shares unless and until conditions warrant further adjustment. These awards may be subject to either time-based or performance-based vesting. Under this recently developed policy, any equity awards granted to executives in the near term are expected to be primarily in the form of performance shares. In making this change, the Committee considered it important to retain a balance between awards that provide high incentive value, such as options, and awards that provide high retention value, such as performance shares. In evaluating this balance in fiscal 2006, the Committee determined that the outstanding stock options then held by the executive officers provided, and would continue to provide, sufficient incentives, but that additional retention awards were needed for competitive reasons, including the fact that the value of unvested options held by executives and other top-performing employees was relatively low. The Committee further believes that Applied’s ability to attract, retain and motivate key executives is critical to achieving strategic goals, which in turn helps build long-term value creation, particularly when equity awards are subject to performance-based vesting that includes achievement of operating profit (also referred to as controllable profit) and earnings-per-share objectives. For purposes of determining the number of performance shares to be granted, the Committee set a goal of maintaining approximately the same level as in previous fiscal years of expense against earnings for accounting purposes.

The number of options, restricted stock and/or performance shares our Committee grants to each officer and the vesting schedule for each grant is determined based on a variety of factors, including market data collected regarding the equity grant ranges for the peer companies listed above and Applied’s goal to award grants in line with the 75th percentile of this group, as well as the performance rating each executive is given by Mr. Splinter. Mr. Splinter assigns a performance rating to each member of the executive team that reports to him based on a number of factors, including the individual’s accomplishments during the prior fiscal year and over the course of his or her service with Applied, how effectively the individual reflects Applied’s company values, and the feedback regarding the executive from “stakeholders” – that is, from other employees who have an interest in or are affected by the executive’s job performance. For fiscal 2006, the Committee accepted Mr. Splinter’s recommendations with respect to performance shares, but reduced his stock option recommendations for Mr. Janker, Ms. Handel, Mr. St. Dennis and Dr. Moghadam. Mr. Davis was not an executive officer during fiscal 2006, but was granted performance shares by the Committee in his capacity as a corporate vice president.

In fiscal 2006, our Committee relied upon the above-mentioned factors to approve stock option and restricted stock unit grants for the named executive officers and other senior officers, and for any other individual grants of more than 80,000 options or 25,000 performance shares. Management made recommendations to the Committee with respect to equity award grants based on guidelines that include award ranges for employees at specific job responsibility levels and performance ratings. The annual focal awards generally vest as to 25% per year over four years and stock options typically have a seven-year term. Other performance shares granted in fiscal 2006 are scheduled to vest 33% per year over three years. All other grants of options and performance shares were approved by Mr. Splinter after consultation with Human Resources executives, and pursuant to the guidelines noted above. The Committee authorized Mr. Splinter to grant stock options to purchase up to 80,000 shares and up to 25,000 performance shares per employee. Any equity awards granted by Mr. Splinter pursuant to this authority will have a three-year or four-year vesting schedule, and options will have a maximum term of seven years. Equity awards granted by Mr. Splinter are typically approved by him monthly (for new hire and strategic awards) and annually (for focal awards). All stock option grants approved by Mr. Splinter have a per share exercise price equal to the fair market value of Applied’s common stock on the grant date. Mr. Splinter has not granted, nor does he intend in the future to grant, equity compensation awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of Applied common stock, such as a significant positive or negative earnings announcement. Similarly, Mr. Splinter has not timed, nor does he intend in the future to time, the release of material nonpublic information based on equity award grant dates, Also, because equity compensation awards typically vest over a three- or four-year period, the value to recipients of any immediate increase in the price of Applied’s stock following a grant will be attenuated.

In January 2007 (after the end of fiscal 2006), the Committee granted special retention performance shares to our executives and to a number of our other key employees. Importantly, the awards to Applied’s top officers were 100% performance-based awards. That is, the awards vest based on achievement of stringent performance goals. Applied and the Committee believe that granting the officers only performance-based awards demonstrates our commitment to using our equity compensation program wisely and to match executive pay to actual performance. These grants were intended to retain and motivate our key employees, who are very important to Applied’s continued success. The Committee approved these grants only after extensive deliberation and analysis of data and other information provided by the Committee’s independent compensation consultant and by management. These grants were substantially larger than the grants that the Committee had approved in prior years as part of Applied’s regular long term incentive program. However, the Committee determined that making the grants was appropriate to help retain our key employees at an important time for Applied.

The performance shares granted to Mr. Splinter and our other key executives in fiscal 2007 will vest only upon the achievement of performance goals set by the Committee. These goals relate to achievement of targeted levels of annual operating profit (also referred to as controllable profit) during a period of four consecutive fiscal years (beginning with fiscal 2007). In order to potentially vest in all of the shares awarded, Applied’s annual operating profit in at least one of these years must rank at or above the 65th percentile for the peer group of 23 companies described above. The Committee believes that achievement of this goal will require significant effort by the executives. If Applied does not achieve the targeted rank position within the peer group, the number of shares that actually may vest will be reduced. The number of shares will be reduced significantly for each rank position. For each five percentage points by which Applied’s rank position falls short of the 65th percentile target, the percentage of shares that will become eligible in any one year to vest will be reduced by 15%. As a result, if Applied’s rank within the peer group is average or below average, few or no shares will vest. Moreover, even after meeting the above performance goals, the officer must remain an employee of Applied through December 19, 2010 in order for all of the shares to vest. We believe that the strict vesting schedule for the grants made in fiscal 2007 makes Applied a leader in pay-for-performance and demonstrates our commitment to using our long term incentive program judiciously.

We are asking stockholders to approve changes in our Employee Stock Incentive Plan, including changes that would permit us to continue granting performance shares to our executives and other employees. Please see the section entitled “Item 2—Approval of the Amended and Restated Employee Stock Incentive Plan.” We believe that stockholder approval of the changes to the Employee Stock Incentive Plan are important to allow us to continue attracting and retaining key talent and to motivate executives and other employees to achieve our goals.

Deferred Compensation Plan

Applied maintains a non-qualified deferred compensation plan, the Applied Materials, Inc. 2005 Executive Deferred Compensation Plan (the “EDCP”), which allows eligible employees, including executive officers, to voluntarily defer receipt of the portion of his/her salary above a specified amount and all or a portion of a bonus payment until the date or dates elected by the participant, thereby allowing the participating employee to defer taxation on such amounts. The EDCP is offered to higher level employees in order to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our Applied Materials, Inc. Employee Savings and Retirement Plan (the “401(k) Plan”). Further, Applied offers the EDCP as a competitive practice to enable it to attract and retain top talent.

Amounts credited to the EDCP consist only of cash compensation that has been earned and payment of which has been deferred by the participant. The amounts deferred under the EDCP are credited with interest in the sum of (a) the yield-to-maturity of five-year U.S. Treasury notes plus (b) 1.50%. Applied does not make matching or other employer contributions to the EDCP. Applied generally may not take a deduction with respect to amounts deferred under the EDCP until such amounts are paid out. However, in certain circumstances where an amount is determinable by formula or otherwise fixed at year end and paid within two and one-half months of year end, Applied may take a deduction before the amounts are paid. The EDCP is evaluated for competitiveness in the marketplace from time to time, but the level of benefits provided is not typically taken into account in determining an executive’s overall compensation package for a particular year due to its conservative nature.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

In fiscal 2006, the executive officers were eligible to receive health care coverage that is generally available to other Applied employees, as well as an annual physical examination that is more extensive than that provided under the Company’s standard plans. In addition, employees at the level of director and above receive vacation time in addition to the vacation time typically provided to other Applied employees. Mr. Splinter also received a home relocation benefit that is described below under the paragraph entitled “Compensation of Chief Executive Officer.”

In addition to the EDCP, Applied maintains the tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all Applied employees are eligible to receive matching contributions from Applied that are subject to vesting over time. The matching contribution for the 401(k) Plan year 2006 was dollar for dollar on the first 3% of each participant’s pretax contributions, plus $0.50 for each dollar on the next 3% of each participant’s pretax contributions, and was calculated and paid on a payroll-by-payroll basis subject to applicable Federal limits, and subject to vesting. Applied also makes an annual “reconciling match” designed to more evenly determine the amount of matching contributions that eligible employees receive. This reconciling match works by recalculating the regular matching contribution as if it were paid on an annualized, instead of payroll-by-payroll, basis. If the annualized matching contribution would have been higher, Applied contributes a matching contribution equal to the difference between the two. Applied does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees other than: (a) the 401(k) Plan, or (b) as required in certain countries other than the United States for legal or competitive reasons.

Applied also offers a number of other benefits to the named executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefits programs include the employee stock purchase plan, broad-based restricted stock unit awards, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, income protection, wellness programs, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits. Many employees are also eligible for variable pay under sale incentive plans, profit sharing programs and/or the incentive plans described above.

The 401(k) Plan and other generally available benefit programs allow Applied to remain competitive for employee talent, and Applied believes that the availability of the benefit programs generally enhances employee productivity and loyalty to Applied. The main objectives of Applied’s benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

On an annual basis, Applied benchmarks its overall benefits programs, including our 401(k) Plan, but excluding the EDCP, against our peers, using Towers Perrin’s BenVal survey data. Applied generally targets its overall benefits programs, excluding the EDCP, in the 50th percentile of this peer group, which Applied believes allows us to remain competitive in attracting and retaining talent. We also evaluate the competitiveness of our 401(k) Plan as related to similar plans of our peer group members by analyzing the dollar value to an employee and the dollar cost to Applied for the benefits under the applicable plan using a standard population of employees. We analyze changes to our benefits programs in light of the overall objectives of the program, including the effectiveness of the retention and incentive features of such programs and our targeted percentile range.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines to more closely align the interests of Applied’s directors and named executive officers with those of Applied’s stockholders. The guidelines provide that non-employee directors should maintain an investment in Applied’s stock equal to at least five times the director’s annual cash retainer. The Chief Executive Officer and Chairman of the Board should maintain an investment in Applied’s stock equal to at least five times their annual salary. Named executive officers other than the Chief Executive Officer should maintain an investment equal to at least three times their annual salary. In each case, such investment levels should be achieved within a specified period or, in any event, no later than five years after their initial election or appointment. Applied has an insider trading policy which, among other things, prohibits covered employees from short sales and trading in publicly listed options for Applied shares. Applied has no specific policy regarding hedging of stock ownership positions, but any such hedging must be accomplished within the requirements of the insider trading policy.

Compensation of Chief Executive Officer

During fiscal 2006, Mr. Splinter received a salary of $945,000. In setting Mr. Splinter’s salary, target bonus and equity compensation grant, the Committee relied on market-competitive pay data and the strong belief that the Chief Executive Officer significantly and directly influences Applied’s overall performance. The Committee also took into consideration the overall compensation policies discussed above. As explained under “Senior

Executive Bonus Plan” above, applying the bonus formula put into place at the beginning of fiscal 2006 to Applied’s actual performance for the year resulted in a bonus to Mr. Splinter of $1,790,303. Mr. Splinter was granted an option to purchase 900,000 shares of common stock and 50,000 performance shares in fiscal 2006. Early in fiscal 2007, Mr. Splinter was granted additional equity awards of 350,000 performance shares and 150,000 shares of restricted stock. As explained under “Long Term Incentive Compensation” above, all of the awards granted to Mr. Splinter in fiscal 2007 vest based on the achievement of performance goals. The Committee believes that achievement of the specified goals will require significant effort. The Committee believes that making these awards performance-based makes Applied a leader in implementing a pay-for-performance model.

Pursuant to Applied’s home sale assistance benefit under the relocation policy, Applied purchased and sold Mr. Splinter’s residence in November 2005, as discussed further under the section entitled “Certain Relationships and Related Transactions.”

In order to recruit Mr. Splinter to the Company, he was given assurance of certain severance payments if the Company terminates his employment without cause, as described under the section entitled “Employment Contract and Separation Agreement.” The Company believes that this agreement was necessary in order to induce Mr. Splinter to leave his former employer and that the size of the severance package is appropriate for an executive of his caliber and for a company of Applied’s size.

Retirement Arrangement for Retiring Executive

Applied does not have employment or change of control agreements with any of its executive officers other than as described above for Mr. Splinter. However, following Ms. Handel’s announcement of her intention to retire from the Company after 21 years of service, the Committee determined to provide her with the retirement package described below under the section entitled “Employment Contract and Separation Agreement.” The Committee believed that the package was appropriate to reward her for her contributions to the Company and its success over her many years of dedicated service, and to obtain her agreement to assist with an orderly transition to a new Chief Financial Officer. As part of the retirement arrangement, Ms. Handel also agreed that for one year following her retirement, she would provide consulting services to the Company and not compete with the Company. For the Company’s protection, Ms. Handel also signed a release of any claims against the Company.

Accounting and Tax Considerations

In designing its compensation programs, Applied takes into consideration the accounting and tax effect that each element will or may have on Applied and the executive officers and other employees as a group. Applied aims to keep the expense related to its compensation programs as a whole within certain affordability levels. Specifically, Applied aims to contain the expense for its equity compensation programs for all employees to no more than two to three cents per share per fiscal quarter. When determining how to apportion between differing elements of compensation, the goal is to meet Applied’s objectives while maintaining cost neutrality. For instance, if Applied increases benefits under one program resulting in higher compensation expense, Applied may seek to decrease costs under another program in order to avoid a compensation expense that is above the affordability level. As a further example, in determining generally to grant performance shares instead of stock options, Applied considered the accounting impact and has tried to keep the overall equity compensation cost generally the same as when Applied granted only stock options or a mix of options and performance shares. Applied recognizes a charge to earnings for accounting purposes when either stock options or performance shares are granted. Since performance shares provide immediate value to employees once vested, while the value of stock options is dependent on future increases in the value of Applied stock, Applied may be able to realize the same retention value from a smaller number of performance shares as compared to stock options. Applied also considered that the 401(k) Plan and the EDCP provide tax-advantaged retirement planning vehicles for our executives and took into account that Applied generally may not take a deduction with respect to amounts deferred under the EDCP until such amounts are paid out.

In addition, Applied has not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Section 280G and related Internal Revenue Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of Applied that exceeds certain limits, and that Applied or its successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, Applied structured the EDCP and structures its equity awards in a manner intended to comply with the applicable Section 409A requirements.

In determining which elements of compensation are to be paid, and how they are weighted, Applied also takes into account whether a particular form of compensation will be considered “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code. Under Section 162(m), Applied generally receives a federal income tax deduction for compensation paid to any of its named executive officers only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). Both Applied’s Employee Stock Incentive Plan and the Senior Executive Bonus Plan permit our Committee to pay compensation that is “performance-based” and thus fully tax-deductible by Applied. Our Committee currently intends to continue seeking a tax deduction for all of Applied’s executive compensation, to the extent we determine it is in the best interests of Applied. All of the stock options granted to our executive officers qualify under Section 162(m) as performance-based compensation. Some of the restricted stock and performance shares granted to our executive officers do not qualify as performance-based compensation, but the options we grant to executives are intended to qualify as performance-based compensation under Section 162(m). The restricted stock and performance shares granted in January 2007 to our top officers (discussed above) also are intended to qualify as performance-based compensation thus entitling Applied to a full tax deduction for such awards.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, the following directors and former directors have at one time been members of Applied’s Human Resources and Compensation Committee: Michael H. Armacost, Thomas J. Iannotti, Willem P. Roelandts, Herbert M. Dwight, Jr. and Paul R Low. Mr. Dwight and Dr. Low retired from Applied’s Board effective March 22, 2006. None of the Committee’s current or former members has at any time been an officer or employee of Applied. None of Applied’s executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Applied’s Board or Human Resources and Compensation Committee.

Human Resources and Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2006. Based on the review and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in Applied’s Proxy Statement for its 2007 Annual Meeting of Stockholders.

This report is submitted by the Committee.

Willem P. Roelandts (Chairman)

Michael H. Armacost

Thomas J. Iannotti

Summary Compensation

The following table shows compensation information for fiscal 2006 for the named executive officers.

Summary Compensation Table

For Fiscal 2006

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings($) (4)	All Other Compensation ($) (5)		Total ($)
Michael R. Splinter President and Chief Executive Officer	2006	945,000		—	278,795	7,953,059	1,790,303		—	417,879	(6)	11,385,036

Franz Janker Executive Vice President, Sales and Marketing	2006	492,308		—	334,553	2,649,618	786,375		8,448	10,853	(7)	4,282,155

George S. Davis(8) Senior Vice President, Chief Financial Officer	2006	339,926		—	43,306	522,526	367,665		477	10,585	(9)	1,284,485

Farhad Moghadam Senior Vice President, General Manager Thin Films Product Business Group and Foundation Engineering	2006	466,575	(10)	—	278,795	1,254,837	739,768	(11)	1,283	12,646	(12)	2,753,904

Thomas St. Dennis Senior Vice President, General Manager Etch, Cleans, Front End and Implant Products Business Groups	2006	450,000		—	751,667	948,045	608,515	(13)	242	175,722	(14)	2,934,191

Nancy H. Handel(15) Retired Senior Vice President, Chief Financial Officer	2006	425,385		—	278,795	1,655,010	692,010		—	10,662	(16)	3,061,862

(1)	Stock awards consist only of performance shares (also called “restricted stock units”). Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by Applied in fiscal 2006 for stock awards as determined pursuant to FAS 123R. These compensation costs reflect stock awards granted in fiscal 2006, except for the amount for Mr. St. Dennis, which reflects stock awards granted in both fiscal 2005 and 2006. Mr. St. Dennis is the only named executive officer who received a stock award in fiscal 2005, and such award was granted in connection with the commencement of his employment. The assumptions used to calculate the value of stock awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2006 filed with the SEC on December 14, 2006.
(2)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by Applied in fiscal 2006 for option awards as determined pursuant to FAS 123R. These compensation costs reflect option awards granted in and prior to fiscal 2006. The assumptions used to calculate the value of option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2003 and 2006 filed with the SEC on January 13, 2004 and December 14, 2006, respectively.
(3)	Amounts consist of bonuses earned for services rendered in fiscal 2006. The bonuses to Messrs. Splinter and Janker and Ms. Handel were paid under the Senior Executive Bonus Plan. The bonuses to Mr. Davis, Dr. Moghadam and Mr. St. Dennis were paid under the Global Executive Incentive Plan.
(4)	Amounts consist of above-market or preferential earnings during fiscal 2006 on compensation that was deferred in or prior to fiscal 2006 under the Applied Materials, Inc. Executive Deferred Compensation Plan (the “EDCP”). These amounts are also reported in the Nonqualified Deferred Compensation Table below under the column entitled “Aggregate Earnings in Last Fiscal Year.”

(5)	Unless otherwise indicated, (a) the amounts in this column consist of matching contributions made by Applied under the tax-qualified 401(k) Plan, which provides for broad-based employee participation, and (b) no named executive officer other than Mr. Splinter individually received perquisites or other personal benefits with a value that exceeded $2,000 in the aggregate. The named executive officers received no benefits from Applied under defined pension or defined contribution plans other than the 401(k) Plan.
(6)	This amount consists of (a) Applied’s matching contribution of $9,900 under the tax-qualified 401(k) Plan, (b) a payment of $750 to Mr. Splinter under Applied’s Patent Incentive Award Program, (c) Applied’s payment on behalf of Mr. Splinter of $953 in term life insurance premiums, and (d) $406,276 incurred by Applied in connection with Applied’s purchase and sale of Mr. Splinter’s former residence under Applied’s Relocation Policy (as discussed further under the section entitled “Certain Relationships and Related Transactions”).
(7)	This amount consists of (a) Applied’s matching contribution of $9,900 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Janker of $953 in term life insurance premiums.
(8)	Mr. Davis became the Chief Financial Officer on November 1, 2006.
(9)	This amount consists of (a) Applied’s matching contribution of $9,900 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Davis of $685 in term life insurance premiums.
(10)	Of this amount, Dr. Moghadam deferred the receipt of $274,277 under the EDCP, as also reported in the Nonqualified Deferred Compensation Table below.
(11)	Of this amount, Dr. Moghadam deferred the receipt of $729,041 under the EDCP, as also reported in the Nonqualified Deferred Compensation Table below.
(12)	This amount consists of (a) Applied’s matching contribution of $9,900 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Dr. Moghadam of $906 in term life insurance premiums, (c) payments in the aggregate of $750 to Dr. Moghadam under Applied’s Patent Incentive Award Program, and (d) Applied’s payment on behalf of Dr. Moghadam of $1,090 for supplemental medical benefits.
(13)	Of this amount, Mr. St. Dennis deferred the receipt of $299,846 under the EDCP, as also reported in the Nonqualified Deferred Compensation Table below.
(14)	This amount consists of (a) Applied’s payment on behalf of Mr. St. Dennis of $722 in term life insurance premiums, and (b) a new hire bonus payment of $175,000.
(15)	Ms. Handel served as Chief Financial Officer from October 22, 2004 through October 31, 2006. Ms. Handel retired from Applied on January 5, 2007.
(16)	This amount consists of (a) Applied’s matching contribution of $9,900 under the tax-qualified 401(k) Plan and (b) Applied’s payment on behalf of Ms. Handel of $762 in term life insurance premiums. Additionally, pursuant to a separation agreement dated December 15, 2006 (described further under the section entitled “Employment Contract and Separation Agreement”), Applied agreed to pay Ms. Handel a total of $1,375,000 plus $692,010, the amount she earned under Applied’s Senior Executive Bonus Plan for fiscal 2006. In addition, on the same date, Ms. Handel entered into a consulting agreement with Applied pursuant to which she will provide consulting services of up to five days per month during the period from January 6, 2007 through January 6, 2008 and she will be entitled to receive a fee of $10,000 per month for such services.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2006, which ended on October 29, 2006. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2006 Year-End Table on the following page.

Grants of Plan-Based Awards

For Fiscal 2006

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ share)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael R. Splinter	12/13/2005 12/13/2005 N/A	— — 0	— — 1,417,500	— — 4,252,500	— — —	— — —	— — —	— 50,000 —	900,000 — —	19.20 — —	5,585,211 960,000 —

Franz Janker	12/13/2005 12/13/2005 N/A	— — 0	— — 625,000	— — 1,875,000	— — —	— — —	— — —	— 60,000 —	250,000 — —	19.20 — —	1,551,448 1,152,000 —

George S. Davis	12/1/2005 12/1/2005 N/A	— — 0	— — 322,471	— — 967,413	— — —	— — —	— — —	— 8,000 —	60,000 — —	18.64 — —	363,754 149,120 —

Farhad Moghadam	12/13/2005 12/13/2005 N/A	— — 0	— — 593,750	— — 1,781,250	— — —	— — —	— — —	— 50,000 —	200,000 — —	19.20 — —	1,241,158 960,000 —
Thomas St. Dennis	12/13/2005 12/13/2005 N/A	— — 0	— — 562,500	— — 1,687,500	— — —	— — —	— — —	— 50,000 —	200,000 — —	19.20 — —	1,241,158 960,000 —

Nancy H. Handel	12/13/2005 12/13/2005 N/A	— — 0	— — 550,000	— — 1,650,000	— — —	— — —	— — —	— 50,000 —	200,000 — —	19.20 — —	1,241,158 960,000 —

(1)	Amounts shown are estimated payouts for fiscal 2006 to Messrs. Splinter and Janker and Ms. Handel under the Senior Executive Bonus Plan and to Mr. Davis, Dr. Moghadam and Mr. St. Dennis under the Global Executive Incentive Plan. These amounts are based on the individual’s fiscal 2006 base salary and position. The maximum amount shown is three times the target amount for each of the named executive officers. Actual bonuses received by these named executive officers for fiscal 2006 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(2)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to FAS 123R. Stock awards consist only of performance shares (also called “restricted stock units”). The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of Applied common stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following this exercise do not include the option exercise price.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2006, which ended on October 29, 2006. The following awards identified in the table below are also reported in the Grants of Plan-Based Awards Table on the previous page: (1) option awards with an expiration date of December 13, 2012 for each of the named executive officers other than Mr. Davis, and an option award with an expiration date of December 1, 2012 for Mr. Davis; and (2) unvested stock awards.

Outstanding Equity Awards at Fiscal 2006 Year-End

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Michael R. Splinter	900,000	300,000	(2)	—	15.72	5/12/2013	—		—	—	—
	0	400,000	(3)	—	22.45	12/8/2010	—		—	—	—
	0	700,000	(4)	—	22.45	12/8/2010	—		—	—	—
	352,500	352,500	(5)	—	17.56	12/7/2011	—		—	—	—
	225,000	675,000	(6)	—	19.20	12/13/2012	—		—	—	—
	—	—		—	—	—	37,500	(7)	647,250	—	—
Franz Janker	80,000	0		—	21.0313	10/18/2007	—		—	—	—
	80,000	0		—	20.0625	4/3/2008	—		—	—	—
	80,000	0		—	16.275	10/19/2008	—		—	—	—
	50,000	0		—	16.275	10/19/2008	—		—	—	—
	20,000	0		—	15.07	11/19/2009	—		—	—	—
	0	40,000	(8)	—	15.07	11/19/2009	—		—	—	—
	135,000	100,000	(9)	—	14.57	12/11/2009	—		—	—	—
	0	100,000	(10)	—	23.74	11/17/2010	—		—	—	—
	0	240,000	(11)	—	23.74	11/17/2010	—		—	—	—
	130,000	130,000	(12)	—	17.56	12/7/2011	—		—	—	—
	62,500	187,500	(13)	—	19.20	12/13/2012	—		—	—	—
	—	—		—	—	—	45,000	(14)	776,700	—	—
George S. Davis	120,000	0		—	25.125	12/1/2006	—		—	—	—
	90,000	0		—	21.0313	10/18/2007	—		—	—	—
	50,000	0		—	20.0625	4/3/2008	—		—	—	—
	60,000	0		—	16.275	10/19/2008	—		—	—	—
	25,000	0		—	15.07	11/19/2009	—		—	—	—
	0	35,000	(8)	—	15.07	11/19/2009	—		—	—	—
	40,000	0		—	17.39	7/11/2010	—		—	—	—
	80,000	0		—	22.58	10/29/2010	—		—	—	—
	115,000	0		—	22.58	10/29/2010	—		—	—	—
	62,500	62,500	(15)	—	16.12	11/3/2011	—		—	—	—
	15,000	45,000	(16)	—	18.64	12/1/2012	—		—	—	—
	—	—		—	—	—	6,000	(17)	103,560	—	—

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Farhad Moghadam	48,000	0		—	29.2344	1/7/2007	—		—	—	—
	28,000	0		—	45.1289	3/2/2007	—		—	—	—
	54,000	0		—	21.0313	10/18/2007	—		—	—	—
	70,000	0		—	20.0625	4/3/2008	—		—	—	—
	20,000	0		—	22.35	8/16/2008	—		—	—	—
	80,000	0		—	16.275	10/19/2008	—		—	—	—
	60,000	0		—	16.275	10/19/2008	—		—	—	—
	30,000	0		—	15.07	11/19/2009	—		—	—	—
	0	40,000	(8)	—	15.07	11/19/2009	—		—	—	—
	20,000	60,000	(18)	—	14.57	12/11/2009	—		—	—	—
	60,000	0		—	17.39	7/11/2010	—		—	—	—
	100,000	0		—	22.58	10/29/2010	—		—	—	—
	200,000	0		—	22.58	10/29/2010	—		—	—	—
	125,000	125,000	(19)	—	16.12	11/3/2011	—		—	—	—
	50,000	150,000	(20)	—	19.20	12/13/2012	—		—	—	—
	—	—		—	—	—	37,500	(7)	647,250	—	—
Thomas St. Dennis	100,000	300,000	(21)	—	17.47	9/19/2012	—		—	—	—
	50,000	150,000	(22)	—	19.20	12/13/2012	—		—	—	—
	—	—		—	—	—	75,000	(23)	1,294,500	—	—
	—	—		—	—	—	37,500	(7)	647,250	—	—
Nancy H. Handel	40,000	0		—	29.2344	1/7/2007	—		—	—	—
	70,000	0		—	21.0313	10/18/2007	—		—	—	—
	70,000	0		—	20.0625	4/3/2008	—		—	—	—
	70,000	0		—	16.275	10/19/2008	—		—	—	—
	40,000	0		—	16.275	10/19/2008	—		—	—	—
	25,000	0		—	15.07	11/19/2009	—		—	—	—
	0	35,000	(8)	—	15.07	11/19/2009	—		—	—	—
	40,000	0		—	17.39	7/11/2010	—		—	—	—
	0	90,000	(10)	—	23.74	11/17/2010	—		—	—	—
	0	120,000	(11)	—	23.74	11/17/2010	—		—	—	—
	137,000	137,000	(24)	—	17.56	12/7/2011	—		—	—	—
	50,000	150,000	(20)	—	19.20	12/13/2012	—		—	—	—
	—	—		—	—	—	37,500	(7)	647,250	—	—

(1)	Value is based on the closing price of Applied common stock of $17.26 on October 27, 2006, as reported on the Nasdaq Global Select Market.
(2)	The option was granted on May 12, 2003. Assuming continued employment with Applied, the shares will become exercisable on July 15, 2007.
(3)	The option was granted on December 8, 2003. Assuming continued employment with Applied, the shares will become exercisable on July 15, 2007.
(4)	The option was granted on December 8, 2003. Assuming continued employment with Applied, the shares will become exercisable on July 15, 2008.
(5)	The option was granted on December 7, 2004. Assuming continued employment with Applied, 176,250 shares will become exercisable on July 15 of each of 2007 and 2008.
(6)	The option was granted on December 13, 2005. Assuming continued employment with Applied, 225,000 shares will become exercisable on August 31 of each of 2007, 2008 and 2009.
(7)	The performance shares (also called “restricted stock units”) were granted on December 13, 2005. The shares will be converted on a one-to-one basis into shares of Applied common stock immediately upon vesting. Assuming continued employment with Applied, 12,500 shares will vest on August 31 of each of 2007, 2008 and 2009.
(8)	The option was granted on November 19, 2002. Assuming continued employment with Applied, the shares will become exercisable on July 15, 2007.

(9)	The option was granted on December 11, 2002. Assuming continued employment with Applied, the shares will become exercisable on July 15, 2007.
(10)	The option was granted on November 17, 2003. Assuming continued employment with Applied, the shares will become exercisable on July 15, 2007.
(11)	The option was granted on November 17, 2003. Assuming continued employment with Applied, the shares will become exercisable on July 15, 2008.
(12)	The option was granted on December 7, 2004. Assuming continued employment with Applied, 65,000 shares will become exercisable on July 15 of each of 2007 and 2008.
(13)	The option was granted on December 13, 2005. Assuming continued employment with Applied, 62,500 shares will become exercisable on August 31 of each of 2007, 2008 and 2009.
(14)	The performance shares (also called “restricted stock units”) were granted on December 13, 2005. The shares will be converted on a one-to-one basis into shares of Applied common stock immediately upon vesting. Assuming continued employment with Applied, 15,000 shares will vest on August 31 of each of 2007, 2008 and 2009.
(15)	The option was granted on November 3, 2004. Assuming continued employment with Applied, 31,250 shares will become exercisable on July 15 of each of 2007 and 2008.
(16)	The option was granted on December 1, 2005. Assuming continued employment with Applied, 15,000 shares will become exercisable on August 31 of each of 2007, 2008 and 2009.
(17)	The performance shares (also called “restricted stock units”) were granted on December 1, 2005. The shares will be converted on a one-to-one basis into shares of Applied common stock immediately upon vesting. Assuming continued employment with Applied, 2,000 shares will vest on August 31 of each of 2007, 2008 and 2009.
(18)	The option was granted on December 11, 2002. Assuming continued employment with Applied, 60,000 shares will become exercisable on July 15, 2007.
(19)	The option was granted on November 3, 2004. Assuming continued employment with Applied, 62,500 shares will become exercisable on July 15 of each of 2007 and 2008.
(20)	The option was granted on December 13, 2005. Assuming continued employment with Applied, 50,000 shares will become exercisable on August 31 of each of 2007, 2008 and 2009.
(21)	The option was granted on September 19, 2005. Assuming continued employment with Applied, 100,000 shares will become exercisable on September 19 of each of 2007, 2008 and 2009.
(22)	The option was granted on December 13, 2005. Assuming continued employment with Applied, 50,000 shares will become exercisable on August 31 of each of 2007, 2008 and 2009.
(23)	The performance shares (also called “restricted stock units”) were granted on September 19, 2005. The shares will be converted on a one-to-one basis into shares of Applied common stock immediately upon vesting. Assuming continued employment with Applied, 25,000 shares will vest on July 15 of each of 2007, 2008 and 2009.
(24)	The option was granted on December 7, 2004. Assuming continued employment with Applied, 68,500 shares will become exercisable on July 15 of each of 2007 and 2008.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal 2006, which ended on October 29, 2006.

Option Exercises and Stock Vested For Fiscal 2006

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (2)
Michael R. Splinter	—	—	12,500	(3)	211,250
Franz Janker	—	—	15,000	(4)	253,500
George S. Davis	—	—	2,000	(5)	33,800
Farhad Moghadam	—	—	12,500	(3)	211,250
Thomas St. Dennis	—	—	12,500	(3)	211,250
Nancy H. Handel	44,000	336,025	12,500	(3)	211,250

(1)	The value realized equals the difference between the option exercise price and the fair market value of Applied common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)	The value realized equals the market value of Applied common stock on the vesting date, multiplied by the number of shares that vested.
(3)	Of this amount, 4,469 shares were withheld by Applied to cover tax withholding obligations.
(4)	Of this amount, 5,363 shares were withheld by Applied to cover tax withholding obligations.
(5)	Of this amount, 715 shares were withheld by Applied to cover tax withholding obligations.

Pension Benefits

Applied’s named executive officers received no benefits in fiscal 2006 from Applied under defined pension or defined contribution plans other than the tax-qualified 401(k) Plan.

Nonqualified Deferred Compensation

Applied maintains a non-qualified deferred compensation plan, the Applied Materials, Inc. Executive Deferred Compensation Plan (the “EDCP”), which allows eligible employees, including executive officers, to voluntarily defer receipt of a portion of his/her salary above a specified amount, and all or a portion of a bonus payment, until the date or dates selected by the participant. The amounts deferred are credited with interest in the sum of (a) the yield-to-maturity of five-year U.S. Treasury notes, plus (b) 1.50%. Applied does not make any matching or other employer contributions to the EDCP. The EDCP is discussed further under the section entitled “Compensation Discussion and Analysis — Deferred Compensation Plan.”

The following table shows certain information for the named executive officers under the EDCP.

Nonqualified Deferred Compensation

For Fiscal 2006

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Michael R. Splinter	—		—	—	—	—
Franz Janker	—		—	144,551	5,465	2,947,305
George S. Davis	—		—	8,156	3,161	166,289
Farhad Moghadam	1,003,318	(2)	—	22,002	—	1,298,220
Thomas St. Dennis	299,846	(3)	—	4,132	29,663	359,717
Nancy H. Handel	—		—	—	—	—

(1)	The above-market or preferential earnings portion of these amounts are reported in the Summary Compensation Table under the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”
(2)	Consists of $274,277 of the salary and $729,041 of the bonus payment reported in the Summary Compensation Table under the columns entitled “Salary” and “Non-Equity Incentive Plan Compensation,” respectively.
(3)	Consists of $299,846 of the bonus payment reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

Equity Compensation Plan Information

The following table summarizes information with respect to options and other equity awards under Applied’s equity compensation plans as of October 29, 2006:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	(c) Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(In thousands, except prices)
Equity compensation plans approved by security holders	57,687		$14.88	132,278	(3)
Equity compensation plans not approved by security holders	119,644	(4)	$18.51	22,973	(5)

Total	177,331		$17.33	155,251

(1)	Includes only options and restricted stock units (referred to as “performance shares” under the Applied Materials, Inc. Employee Stock Incentive Plan) outstanding under Applied’s equity compensation plans, as no stock warrants or other rights were outstanding as of October 29, 2006.
(2)	The weighted average exercise price of outstanding options, warrants and rights does not take restricted stock units into account as restricted stock units have a de minimis purchase price.
(3)	Includes 6,894 shares of Applied common stock reserved for future issuance under the Applied Materials, Inc. Employees’ Stock Purchase Plan.
(4)	Includes options to purchase 3,310 shares of Applied common stock assumed through various mergers and acquisitions, after giving effect to the applicable exchange ratios. These assumed options had a weighted average exercise price of $13.16 per share. No further shares are available for issuance under these plans under which these options were granted.
(5)	Includes 3,775 shares of Applied common stock reserved for future issuance under the Applied Materials, Inc. Stock Purchase Plan for Offshore Employees.

Applied has the following equity compensation plans that have not been approved by stockholders (share numbers shown in thousands):

2000 Global Equity Incentive Plan.    The 2000 Global Equity Incentive Plan (the 2000 Plan) was adopted effective as of June 21, 2000. The 2000 Plan provides for the grant of non-qualified stock options to employees other than officers and directors. The administrator of the 2000 Plan (either the Board or a committee appointed by the Board) determines the terms and conditions of all stock options granted; provided, however, that (1) the exercise price generally may not be less than 100 percent of the fair market value (on the date of grant) of the stock covered by the option, and (2) the term of options can be no longer than 10 years (extended to up to 13 years in the event of death). A total of 147,000 shares has been authorized for issuance under the 2000 Plan, and 19,198 shares remain available for issuance as of October 29, 2006.

Stock Purchase Plan for Offshore Employees.    The Stock Purchase Plan for Offshore Employees (the Offshore ESPP) was adopted effective as of October 16, 1995. The Offshore ESPP provides for the grant of stock options to employees (other than United States citizens or residents) through one or more offerings. The administrator of the Offshore ESPP (the Board or a committee appointed by the Board) determines the terms and conditions of all options prior to the start of an offering, including the option exercise price, number of shares covered and when an option may be exercised. All options granted as part of an offering must be granted on the same date. A total of 12,800 shares has been authorized for issuance under the Offshore ESPP, and 3,775 shares remain available for issuance as of October 29, 2006.

Employment Contract and Separation Agreement

Employment Contract.    As an inducement to join Applied as President and Chief Executive Officer, on April 21, 2003, Applied entered into an agreement with Michael R. Splinter that provided for the following in Mr. Splinter’s first year of employment: a base salary of $900,000; a target bonus of 175% of the base salary based on the achievement of certain performance measures; an option to purchase 1,200,000 shares; and 300,000 shares of restricted stock priced at $0.01 per share. For the years after fiscal 2003, Mr. Splinter’s base salary is subject to annual review, and his bonus, if any, is based on the achievement of performance measures determined by the Human Resources and Compensation Committee of the Board at the beginning of each fiscal year and under the terms of the Senior Executive Bonus Plan. The agreement also provided for certain relocation benefits under Applied’s relocation policy, as amended from time to time.

Potential Payments Upon Termination of Employment.    Under Mr. Splinter’s employment agreement, he will receive certain compensation in the event Applied terminates his employment without cause. Specifically, in that event, Mr. Splinter would be entitled to receive a lump sum payment equal to his then current annual base salary and 100% of the target bonus for the year of termination, and any stock options that otherwise would have vested in the 12 months following his termination of employment would instead vest on the date of his termination. Also, in the event of termination, Mr. Splinter would resign from the Board, unless requested otherwise. The terms of the agreement were reviewed and approved by the Board.

If Applied had terminated Mr. Splinter’s employment without cause on October 27, 2006, the last business day of Applied’s fiscal 2006, Mr. Splinter would have received the following severance benefits under his employment agreement: (a) a lump sum payment of $2,362,500, consisting of a combination of his annual base salary for fiscal 2006 of $945,000 and 100% of his target bonus for fiscal 2006 of $1,417,500, and (b) acceleration of the vesting of stock options to purchase an aggregate of 1,101,250 shares of common stock. Based on the difference between the weighted average exercise price of the options and $17.26, the closing price of Applied common stock on October 27, 2006, the net value of these options would be $462,000.

Separation Agreement.    On December 15, 2006, Applied entered into a separation agreement with Nancy H. Handel, former Senior Vice President and Chief Financial Officer, who retired effective January 5, 2007. Under the agreement, Applied agreed to: (a) pay Ms. Handel a total of $1,375,000 plus $692,010, the amount she earned under Applied’s Senior Executive Bonus Plan for fiscal 2006; (b) accelerate the vesting of 100% of Ms. Handel’s options that would have vested had she continued employment through January 31, 2008 and 50% of her options that would have vested had she continued employment from February 1, 2008 through January 31, 2009; and (c) extend until December 31, 2007 the deadline for Ms. Handel to exercise her stock options. Based on the difference between the weighted average exercise price of Ms. Handel’s accelerated options to purchase an aggregate of 362,750 shares of common stock and $18.67, the closing price of Applied common stock on January 5, 2007, the net value of these options would be $240,053. The agreement also provides a general release in favor of Applied, as well as continued confidentiality and non-disparagement obligations by Ms. Handel.

On the same date, Applied entered into a consulting agreement with Ms. Handel, pursuant to which she will provide consulting services of up to five days per month from January 6, 2007 through January 6, 2008 and will be entitled to receive $10,000 per month for such services.

None of the other named executive officers has an employment or severance agreement with Applied.

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Applied’s preference to avoid related party transactions.

Applied’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which Applied is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of Applied;

•	any person who is known to be the beneficial owner of more than 5% of Applied’s common stock;

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of Applied’s common stock;

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Applied’s Standards of Business Conduct. Under the Standards of Business Conduct, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Applied’s Corporate Governance Guidelines require a director to promptly disclose to the Board any potential or actual conflict of interest involving him or her. Under the Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions shall be disclosed in Applied’s applicable filings with the Securities and Exchange Commission as required under SEC rules.

Certain Relationships and Related Transactions

Applied sponsors a relocation policy for the benefit of eligible employees who are newly hired or transfer locations at our request. The relocation benefits offered under the policy generally include, among other benefits, a home sale assistance benefit, which is designed to provide a relocating employee with assistance in selling his or her residence in a prior location. The home sale assistance benefit provides for Applied’s purchase of an employee’s residence if, in accordance with the relocation policy and the specific benefit terms, the employee has made specified efforts to sell the property but has not secured an outsider buyer to purchase it at its appraised value within a 60-day period.

Pursuant to the terms of Applied’s relocation policy and Michael R. Splinter’s hire as our President and Chief Executive Officer, Mr. Splinter was entitled to assistance with his relocation. In accordance with the terms of the home sale assistance benefit, Mr. Splinter made the required efforts to sell his former residence but could not secure an outside buyer within the 60-day period specified in Applied’s relocation policy. After this period, Applied purchased Mr. Splinter’s residence for $1,775,000 in November 2005. As provided in Applied’s relocation policy, the purchase price was determined by averaging the appraised value assigned to the property by two independent real estate valuation experts. Applied sold Mr. Splinter’s former residence in March 2006 for $1,500,000 and Applied retained all proceeds from the transaction.

On October 23, 2006, the Board appointed George S. Davis as Chief Financial Officer, effective November 1, 2006, the first week of fiscal 2007. In June 2002, in order to assist with his relocation and pursuant to Applied’s Employee Financial Assistance Plan, Applied granted to Mr. Davis an interest-free loan in the amount of $500,000 for a term of five years. In October 2006, Mr. Davis fully repaid the loan before its due date and prior to his appointment as Chief Financial Officer.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Applied’s directors and executive officers, and holders of more than 10% of Applied common stock, to file with the SEC reports about their ownership of common stock and other equity securities of Applied. Such directors, officers and 10% stockholders are required by SEC regulations to furnish Applied with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2006, all Section 16(a) filing requirements were satisfied on a timely basis.

No Incorporation by Reference

In Applied’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Human Resources and Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Stockholder Proposals—2008 Annual Meeting

Stockholders may present proposals for action at a future meeting if they comply with SEC rules and Applied’s Bylaws. If you would like us to consider including a proposal in our proxy statement next year, it must be received at our offices on or before October 17, 2007. If you intend to submit a proposal at the 2008 Annual Meeting of Stockholders but do not intend to include the proposal in our proxy statement for that meeting, you must provide appropriate notice to us no earlier than November 30, 2007 and no later than December 30, 2007. Our Bylaws contain specific requirements regarding a stockholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. If you would like a copy of the requirements contained in our Bylaws, please contact: Joseph J. Sweeney, Secretary, Applied Materials, Inc., 2881 Scott Boulevard, P.O. Box 58039, M/S 2064, Santa Clara, California 95052-8039.

YOU MAY OBTAIN A COPY OF APPLIED’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 29, 2006 WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO APPLIED MATERIALS, INC., 3050 BOWERS AVENUE, P.O. BOX 58039, M/S 2038, SANTA CLARA, CALIFORNIA 95052-8039, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT www.appliedmaterials.com.

By Order of the Board of Directors

Santa Clara, California

February 14, 2007

Appendix A

APPLIED MATERIALS, INC.

EMPLOYEE STOCK INCENTIVE PLAN

(as amended and restated on January 16, 2007)

SECTION 1

BACKGROUND AND PURPOSE

1.1 Background. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Performance Units, and Performance Shares.

1.2 Purpose of the Plan. The Plan is intended to attract, motivate, and retain (a) employees of the Company and its Affiliates, (b) consultants who provide significant services to the Company and its Affiliates, and (c) directors of the Company who are employees of neither the Company nor any Affiliate. The Plan also is designed to encourage stock ownership by Participants, thereby aligning their interests with those of the Company’s stockholders.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2 “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3 “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Performance Units, or Performance Shares.

2.4 “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.

2.5 “Award Transfer Program” means any program instituted by the Committee which would permit Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity approved by the Committee.

2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.8 “Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

2.9 “Company” means Applied Materials, Inc., a Delaware corporation, or any successor thereto. With respect to the definitions of the Performance Goals, the Committee may determine that “Company” means Applied Materials, Inc. and its consolidated subsidiaries.

2.10 “Consultant” means any consultant, independent contractor, or other person who provides significant services to the Company or its Affiliates, but who is neither an Employee nor a Director.

2.11 “Customer Satisfaction MBOs” means as to any Participant for any Performance Period, the objective and measurable individual goals set by a “management by objectives” process and approved by the Committee, which goals relate to the satisfaction of external or internal customer requirements and/or ratings.

2.12 “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

2.13 “Director” means any individual who is a member of the Board of Directors of the Company.

2.14 “Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time.

2.15 “Earnings Per Share” means as to any Performance Period, Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding.

2.16 “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.17 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.18 “Fair Market Value” means the last quoted per share selling price for Shares on the relevant date, or if there were no sales on such date, the arithmetic mean of the highest and lowest quoted selling prices on the nearest day before and the nearest day after the relevant date, as determined by the Committee. Notwithstanding the preceding, for federal, state, and local income tax reporting purposes, fair market value shall be determined by the Committee (or its delegate) in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.19 “Fiscal Year” means the fiscal year of the Company.

2.20 “Grant Date” means, with respect to an Award, the date that the Award was granted.

2.21 “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.22 “Individual MBOs” means as to a Participant for any Performance Period, the objective and measurable goals set by a “management by objectives” process and approved by the Committee, in its discretion.

2.23 “Market Share” means as to any Performance Period, the Company’s or a business unit’s percentage of a market segment with respect to a product or business.

2.24 “Net Income” means as to any Performance Period, the income after taxes for the Performance Period determined in accordance with generally accepted accounting principles.

2.25 “New Orders” means as to any Performance Period, the firm orders for a system, product, part, or service that are being recorded for the first time as defined in the Company’s Order Recognition Policy.

2.26 “Nonemployee Director” means a Director who is an employee of neither the Company nor of any Affiliate.

2.27 “Nonqualified Stock Option” means an option to purchase Shares which is not intended to be an Incentive Stock Option.

2.28 “Operating Profit” means as to any Performance Period, the difference between revenue and related costs and expenses, excluding income derived from sources other than regular activities and before income deductions.

2.29 “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.30 “Participant” means an Employee, Consultant, or Nonemployee Director who has an outstanding Award.

2.31 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee in its discretion to be applicable to a Participant for a Performance Period. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) Customer Satisfaction MBOs, (b) Earnings Per Share, (c) Individual MBOs, (d) Market Share, (e) Net Income, (f) New Orders, (g) Operating Profits, (h) Return on Designated Assets, (i) Return on Equity, (j) Return on Sales, (k) Revenue, and (l) Total Shareholder Return. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, the passage of time and/or against other companies or financial metrics), (iii) on a per share and/or share per capita basis, (iv) against the performance of the Company as a whole or against particular segments or products of the Company and/or (v) on a pre-tax or after-tax basis. Prior to the Determination Date, the Committee shall determine whether any element(s) (for example, but not by way of limitation, the effect of mergers or acquisitions) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants (whether or not such determinations result in any Performance Goal being measured on a basis other than generally accepted accounting principles).

2.32 “Performance Period” means the time period during which the performance objectives or continued status as an Employee or Consultant must be met pursuant to Section 8.

2.33 “Performance Share” means an Award granted to a Participant pursuant to Section 8.

2.34 “Performance Unit” means an Award granted to a Participant pursuant to Section 8.

2.35 “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. As provided in Section 7, such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Committee, in its discretion. Notwithstanding any contrary provision of the Plan, (i) a Period of Restriction that expires solely as the result of continued employment or service shall expire in full no earlier than the three (3) year anniversary of the Grant Date, and (ii) a Period of Restriction that does not expire solely as the result of continued employment or service shall expire in full no earlier than the one (1) year anniversary of the Grant Date, unless determined otherwise by the Committee at its discretion solely by reason of death, Disability, Retirement or major capital change.

2.36 “Plan” means the Applied Materials, Inc. Employee Stock Incentive Plan, as set forth in this instrument and as hereafter amended from time to time. The Plan formerly was named the Applied Materials, Inc. 1995 Equity Incentive Plan.

2.37 “Reload Option” means an Option that automatically is granted if a Participant pays the exercise price of an Option by tendering Shares.

2.38 “Restricted Stock” means an Award granted to a Participant pursuant to Section 7.

2.39 “Retirement” means, in the case of an Employee or a Nonemployee Director: (a) a Termination of Service occurring on or after age sixty-five (65), or (b) a Termination of Service occurring on or after age sixty (60) with at least ten (10) Years of Service.

2.40 “Return on Designated Assets” means as to any Performance Period, Net Income divided by the average of beginning and ending designated Company or business unit assets.

2.41 “Return on Equity” means as to any Performance Period, the percentage equal to Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

2.42 “Return on Sales” means as to any Performance Period, the percentage equal to Net Income, divided by Revenue.

2.43 “Revenue” means net sales for the Performance Period, determined in accordance with generally accepted accounting principles.

2.44 “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

2.45 “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.46 “Shares” means the shares of common stock of the Company.

2.47 “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 6 is designated as an SAR.

2.48 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.49 “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate, (b) in the case of a Consultant, a cessation of the service relationship between the Consultant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or an Affiliate, and (c) in the case of a Nonemployee Director, a cessation of the Director’s service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, Disability, Retirement or non-reelection to the Board.

2.50 “Total Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.

2.51 “Years of Service” means, in the case of an Employee, the number of full months from the Employee’s latest hire date with the Company or an Affiliate to the date in question, divided by twelve (12). The Employee’s latest hire date shall be determined after giving effect to the non-401(k) Plan principles of North American Human Resources Policy No. 2-06, Re-Employment of Former Employees/Bridging of Service, as such Policy may be amended or superseded from time to time. With respect to a Nonemployee Director, “Years of Service” means the number of years of continuous service on the Board of Directors.

SECTION 3

ADMINISTRATION

3.1 The Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors who shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. The Committee shall be comprised solely of Directors who both are (a) “non-employee directors” under Rule 16b-3, and (b) “outside directors” under Section 162(m) of the Code.

3.2 Authority of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees and Consultants shall be granted Awards, (b) prescribe the terms and conditions of the Awards, (c) interpret the Plan and the Awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees, Consultants and Directors who are foreign nationals or employed outside of the United States, (e) to implement an Award Transfer Program in accordance with Section 10.7, (f) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (g) interpret, amend or revoke any such rules. Except as provided in Section 4.3, the Committee may not reprice outstanding Options or institute a program whereby outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have a lower exercise price or purchase price), of a different type and/or cash (other than pursuant to an Award Transfer Program) without first obtaining stockholder approval.

3.3 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to Section 16 Persons, or (b) in any way which would jeopardize the Plan’s qualification under Section 162(m) of the Code or Rule 16b-3.

3.4 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available for grant under the Plan shall not exceed 367,200,000. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares. The total number of Shares that may be granted pursuant to awards of Restricted Stock, Performance Shares and Performance Units may not exceed 90,000,000 Shares.

4.2 Lapsed Awards. If an Award is settled in cash, or is cancelled, terminates, expires, or lapses for any reason, any Shares subject to such Award again shall be available to be the subject of an Award. With respect to Stock Appreciation Rights, Shares actually issued pursuant to a Stock Appreciation Right as well as the Shares that represent payment of the exercise price and tax related to the Award shall cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares shall become available for future grant under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment shall not result in reducing the number of

Shares available for issuance under the Plan. Notwithstanding anything in the Plan, or any Award Agreement to the contrary, Shares actually issued pursuant to Awards transferred under any Award Transfer Program shall not be again available for grant under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 4.3, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in Section 4.1, plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 4.2.

4.3 Adjustments in Awards and Authorized Shares. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Committee shall adjust the number and class of Shares that may be issued under the Plan, the number, class, and price of Shares subject to outstanding Awards and the numerical limits of Sections 5.1, 6.1, 7.1, 8.1 and 9.1, to prevent the dilution or diminution of such Awards. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

SECTION 5

STOCK OPTIONS

5.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees and Consultants at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than 1,400,000 Shares. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof. The Committee may not grant Reload Options.

5.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3 Exercise Price. Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1 Nonqualified Stock Options. In the case of a Nonqualified Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.3.2 Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3 Substitute Options. Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an exercise price less than one hundred percent (100%) of the Fair Market Value of the Shares on the Grant Date.

5.4 Expiration of Options.

5.4.1 Expiration Dates. Each Option shall terminate no later than the first to occur of the following events:

(a) The date for termination of the Option set forth in the written Award Agreement; or

(b) The expiration of seven (7) years from the Grant Date; or

(c) The expiration of three (3) years from the date of the Participant’s Termination of Service for a reason other than the Participant’s death, Disability or Retirement; or

(d) The expiration of three (3) years from the date of the Participant’s Termination of Service by reason of Disability; or

(e) The expiration of three (3) years from the date of the Participant’s Retirement (except as provided in Section 5.8.2 regarding Incentive Stock Options).

5.4.2 Death of Participant. Notwithstanding Section 5.4.1, if a Participant dies prior to the expiration of his or her Options, the Committee, in its discretion, may provide that his or her Options shall be exercisable for up to three (3) years after the date of death.

5.4.3 Committee Discretion. Subject to the limits of Sections 5.4.1 and 5.4.2, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options).

5.5 Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

5.6 Payment. Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan.

As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares.

5.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8 Certain Additional Provisions for Incentive Stock Options.

5.8.1 Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.8.2 Termination of Service. No Incentive Stock Option may be exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death, unless (a) the

Participant dies during such three-month period, and (b) the Award Agreement or the Committee permits later exercise. No Incentive Stock Option may be exercised more than one (1) year after the Participant’s Termination of Service on account of Disability, unless (a) the Participant dies during such one-year period, and (b) the Award Agreement or the Committee permit later exercise.

5.8.3 Company and Subsidiaries Only. Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

5.8.4 Expiration. No Incentive Stock Option may be exercised after the expiration of seven (7) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1 Grant of SARs. Subject to the terms and conditions of the Plan, an SAR may be granted to Employees and Consultants at any time and from time to time as shall be determined by the Committee in its sole discretion.

6.1.1 Number of Shares. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs covering more than 700,000 Shares.

6.1.2 Exercise Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan, provided, however, that the exercise price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. After a SAR is granted, the Committee, in its sole discretion, may accelerate the exercisability of the SAR.

6.2 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.3 Expiration of SARs. An SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 also shall apply to SARs.

6.4 Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

SECTION 7

RESTRICTED STOCK

7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees and Consultants in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than 350,000 Shares of Restricted Stock.

7.2 Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3 Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4 Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 7.4.

7.4.1 General Restrictions. The Committee may set restrictions based upon the Participant’s continued status as an Employee or Consultant, the achievement of specific performance objectives (Company-wide, divisional, or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

7.4.2 Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals).

7.4.3 Legend on Certificates. The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Applied Materials, Inc. Employee Stock Incentive Plan, and in a Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Applied Materials, Inc.”

7.5 Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. Subject to the minimum Period of Restriction specified in Section 2.35, the Committee, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4.3 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant.

7.6 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Committee determines otherwise.

7.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

7.8 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 8

PERFORMANCE UNITS AND PERFORMANCE SHARES

The provisions of this Section 8 are applicable only to Performance Units and Performance Shares granted to Employees and Consultants (and to the extent provided in Section 9.2.8, to Performance Shares granted to Nonemployee Directors).

8.1 Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Employees and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant provided that during any Fiscal Year, (a) no Participant shall receive Performance Units having an initial value greater than $3,000,000, and (b) no Participant shall receive more than 350,000 Performance Shares.

8.2 Value of Performance Units/Shares. Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

8.3 Performance Objectives and Other Terms. The Committee shall set performance objectives (including, without limitation, continued status as an Employee or Consultant) in its discretion which, depending on the extent to which they are met, shall determine the number or value of Performance Units/Shares that shall be paid out to the Participants. Each Award of Performance Units/Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Notwithstanding the foregoing, and except as otherwise provided in the Plan, (i) Performance Units/Shares that vest solely as a result of continued employment or service shall vest in full no earlier than the three (3) year anniversary of the Grant Date, and (ii) Performance Units/Shares that do not vest solely based on continued employment or service shall vest in full no earlier than the one (1) year anniversary of the Grant Date. Notwithstanding the foregoing sentence, the Committee, in its sole discretion, may provide at the time of or following the date of grant for accelerated vesting for an Award of Performance Units/Shares solely by reason of death, Disability, Retirement or major capital change.

8.3.1 General Performance Objectives. The Committee may set performance objectives based upon the achievement of Company-wide, divisional, and/or individual goals (including, but not limited to, continued status as an Employee or Consultant), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

8.3.2 Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Performance Units/Shares shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Performance Units/Shares to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units/Shares under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8.4 Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Committee, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit/Share.

8.5 Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares shall be made as soon as practicable after the expiration of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

8.6 Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares shall be forfeited to the Company, and again shall be available for grant under the Plan.

SECTION 9

NONEMPLOYEE DIRECTOR AWARDS

The provisions of this Section 9 are applicable only to Performance Shares granted to Nonemployee Directors.

9.1 Granting of Performance Shares.

9.1.1 Initial Awards. Each Nonemployee Director who first becomes a Nonemployee Director on or after the effective date of this Plan, automatically shall receive, as of the date that the individual first is appointed or elected as a Nonemployee Director, an Award of 20,000 Performance Shares (the “Initial Award”).

9.1.2 Ongoing Awards. Each Nonemployee Director who both (a) is a Nonemployee Director on the last business day of a Fiscal Year, and (b) has served as a Nonemployee Director for the entire Fiscal Year which includes such last business day, automatically shall receive, as of the first business day of the following Fiscal Year only, an Award of 10,000 Performance Shares (the “Ongoing Award”).

9.2 Terms of Initial Award and Ongoing Awards.

9.2.1 Award Agreement. Each Award of Performance Shares granted pursuant to this Section 9 shall be evidenced by a written Award Agreement between the Participant and the Company.

9.2.2 Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

9.2.3 Performance Objectives and Other Terms. Each Performance Share Award granted pursuant to this Section 9 shall be earned and paid out as to twenty-five percent (25%) of the Shares subject to the Initial Award and Ongoing Awards on each of the first four (4) annual anniversaries of the Grant Date. Notwithstanding the preceding, once a Participant ceases to be a Director, his or her Performance Shares which are not then earned shall never be earned or paid out and shall be immediately forfeited, except to the limited extent provided in the Section 9.2.7.

9.2.4 Earning of Performance Shares. After the applicable Performance Period has ended, the holder of Performance Shares shall be entitled to receive a payout of the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding vesting provisions have been achieved.

9.2.5 Form and Timing of Payment of Performance Shares. Payment of earned Performance Shares shall be made as soon as practicable after the expiration of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period) or in a combination thereof.

9.2.6 Cancellation of Performance Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Shares shall be forfeited to the Company, and again shall be available for grant under the Plan.

9.2.7 Death of Participant. If a Participant dies while serving as a Director prior to the vesting of his or her Performance Shares, then one hundred percent (100%) of the Performance Shares shall immediately become one hundred percent (100%) vested and payable.

9.2.8 Other Terms. All provisions of the Plan not inconsistent with this Section 9 shall apply to Performance Shares granted to Nonemployee Directors, including but not limited to the provisions of Section 8.

9.3 Amendments. The Committee, in its sole discretion, may change the number of Performance Shares subject to future grants of the Initial Award and Ongoing Awards at any time.

SECTION 10

MISCELLANEOUS

10.1 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

10.2 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only.

10.3 Participation. No Employee or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

10.4 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the

Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

10.5 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

10.6 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

10.7 Limited Transferability of Awards.

10.7.1 General. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 10.6 and this Section 10.7. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Participant may, in a manner specified by the Committee, if the Committee, in its discretion, so permits, (a) transfer an Award to in accordance with an Award Transfer Program instituted by the Committee, (b) transfer a Nonqualified Stock Option to a Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights, and (c) transfer a Nonqualified Stock Option by bona fide gift and not for any consideration, to (i) a member or members of the Participant’s immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Participant and/or member(s) of the Participant’s immediate family, or (iv) a foundation in which the Participant an/or member(s) of the Participant’s immediate family control the management of the foundation’s assets.

10.7.2 Award Transfer Program. Notwithstanding any contrary provision of the Plan, the Committee shall have all discretion and authority to determine and implement the terms and conditions of any Award Transfer Program instituted pursuant to this Section 10.7 and shall have the authority to amend the terms of any Award participating in the Award Transfer Program, including (but not limited to) the authority to (i) amend (including to extend) the expiration date, post-termination exercise period and/or forfeiture conditions of a participating Award, (ii) amend or remove any provisions of the Award relating to the Award holder’s continued service to the Company, (iii) amend the permissible payment methods for the exercise or purchase such Award, (iv) amend the adjustments to be implemented in the event of changes in capitalization and other similar events, and (v) make such other changes to the terms of such Award as the Committee deems necessary or appropriate in its sole discretion.

10.8 No Rights as Stockholder. Except to the limited extent provided in Sections 7.6 and 7.7, no Participant nor any beneficiary shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares (which may be in book entry form) shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant or beneficiary.

SECTION 11

AMENDMENT, TERMINATION, AND DURATION

11.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with applicable laws. In addition, an amendment will be subject to stockholder approval if the Committee or the Board, in their sole discretion, deems such amendment to be a material amendment, except with respect to such an amendment which will impact Awards covering, in the aggregate, no more than five percent (5%) of the shares reserved for issuance under the Plan. The following amendments shall be deemed material amendments for purposes of the preceding sentence (i) material increases to the benefits accrued to Participants under the Plan; (ii) increases to the number of securities that may be issued under the Plan; (iii) material modifications to the requirements for participation in the Plan, and (iv) the addition of a new provision allowing the Board or the Committee to lapse or waive restrictions at its discretion. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

11.2 Duration of the Plan. The amended and restated Plan shall be effective as of January 16, 2007, and subject to Section 11.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect thereafter. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after January 16, 2017.

SECTION 12

TAX WITHHOLDING

12.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award or exercise thereof.

12.2 Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld. The amount of the withholding requirement shall be deemed to include any amount which the Committee agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

SECTION 13

LEGAL CONSTRUCTION

13.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

13.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

13.4 Securities Law Compliance. With respect to Section 16 Persons, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

13.5 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California, excluding its conflict of laws provisions.

13.6 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

Appendix B

APPLIED MATERIALS, INC.

EMPLOYEES’ STOCK PURCHASE PLAN

(as amended and restated on January 16, 2007)

SECTION 1

PURPOSE

Applied Materials, Inc. having established the Applied Materials, Inc. Employees’ Stock Purchase Plan (the “Plan”), in order to provide eligible employees of the Company with the opportunity to purchase Common Stock through payroll deductions or, if payroll deductions are not permitted under local laws, through other means as specified by the Committee, hereby amends and restates the Plan effective as of January 16, 2007 (the “Effective Date”), subject to the approval of a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote at the 2007 Annual Meeting of Stockholders. The Plan is intended to qualify as an employee stock purchase plan under Section 423(b) of the Code, although the Company makes no undertaking nor representation to maintain such qualification.

SECTION 2

DEFINITIONS

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific Section of the 1934 Act or regulation thereunder shall include such Section or regulation, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.2 “Board” means the Board of Directors of the Company.

2.3 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code or regulation thereunder shall include such Section or regulation, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.4 “Committee” shall mean the committee appointed by the Board to administer the Plan. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company. As of the Effective Date of the Plan, the Plan shall be administered by the Human Resources and Compensation Committee of the Board.

2.5 “Common Stock” means the common stock of the Company, $0.01 par value per share.

2.6 “Company” means Applied Materials, Inc., a Delaware corporation.

2.7 “Compensation” means a Participant’s base wages, excluding any overtime, bonuses, allowances or shift differential. The Committee, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation prior to an Enrollment Date for all options to be granted on such Enrollment Date.

2.8 “Eligible Employee” means every Employee of an Employer, except (a) any Employee who immediately after the grant of an option under the Plan, would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company (including stock attributed to such Employee pursuant to Section 424(d) of the Code), or (b) as provided in this Section 2.8. The Committee, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date, determine on a uniform and nondiscriminatory basis that an Employee shall not be an Eligible Employee if he or she: (1) has not completed the required length of service with the Company, if any, as such length may be determined by the Committee in its discretion (such length of required service not to exceed two (2) years), (2) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Committee in its discretion), (3) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Committee in its discretion), (4) is an officer or other manager, or (5) is a highly compensated employee under Section 414(q) of the Code. An Employee who otherwise is an Eligible Employee shall be treated as continuing to be such while the Employee is on sick leave or other leave of absence approved in writing by the Employer, except that if the period of leave exceeds ninety (90) days and the Employee’s right to reemployment is not guaranteed by statute or contract, he or she shall cease to be an Eligible Employee on the 91st day of such leave. Until and unless determined otherwise by the Committee, Eligible Employees shall exclude each Employee (other than as excluded by subsection (a) of this Section 2.8) of an Employer who is customarily employed by the Company and/or a Subsidiary to work less than or equal to twenty (20) hours per week or five (5) months per calendar year.

2.9 “Employee” means an individual who is a common-law employee of any Employer, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.10 “Employer” or “Employers” means any one or all of the Company and those Subsidiaries which, with the consent of the Board or the Committee, have adopted the Plan or have been designated by the Board or the Committee in writing as an Employer for purposes of participation in the Plan. With respect to a particular Participant, Employer means the Company or Subsidiary, as the case may be, that directly employs the Participant.

2.11 “Enrollment Date” means such dates as may be determined by the Committee, in its discretion and on a uniform and nondiscriminatory basis, from time to time.

2.12 “Grant Date” means any date on which a Participant is granted an option under the Plan.

2.13 “Participant” means an Eligible Employee who (a) has become a Participant in the Plan pursuant to Section 4.1 and (b) has not ceased to be a Participant pursuant to Section 8 or Section 9.

2.14 “Plan” means the Applied Materials, Inc. Employees’ Stock Purchase Plan, as set forth in this instrument and as hereafter amended from time to time.

2.15 “Purchase Date” means such dates on which each outstanding option granted under the Plan shall be exercised (except in such instance in which the Plan has been terminated), as may be determined by the Committee, in its discretion and on a uniform and nondiscriminatory basis from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date.

2.16 “Purchase Period” means the period beginning on such date as may be determined by the Committee, in its discretion and on a uniform and nondiscriminatory basis, and ending on a Purchase Date.

2.17 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 3

SHARES SUBJECT TO THE PLAN

3.1 Number Available. A maximum of one hundred twenty-one million, two hundred thousand (121,200,000) shares of Common Stock shall be available for issuance pursuant to the Plan. Shares issued under the Plan may be newly issued shares or treasury shares.

3.2 Adjustments. In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, spin off, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of the Company, the Committee shall proportionately adjust the number, kind and purchase price of the shares available for purchase under the Plan, the per person share number limits on purchases and the purchase price and number of shares subject to any option under the Plan which has not yet been exercised.

SECTION 4

ENROLLMENT

4.1 Participation. Each Eligible Employee may elect to become a Participant by enrolling or re-enrolling in the Plan effective as of any Enrollment Date. In order to enroll, an Eligible Employee must complete, sign and submit to the Company an enrollment form in such form, manner and by such deadline as may be specified by the Committee from time to time, in its discretion and on a nondiscriminatory basis, and which may be in electronic form. Any Participant whose option expires and who has not withdrawn from the Plan shall be automatically re-enrolled in the Plan on the Enrollment Date immediately following the Purchase Date on which his or her option expires.

4.2 Payroll Withholding and Contribution. On his or her enrollment form, each Participant must elect to make Plan contributions via payroll withholding from his or her Compensation or, if payroll withholding is not permitted under local laws, via such other means as specified by the Committee. Pursuant to such procedures as the Committee may specify from time to time (which may be in electronic form), a Participant may elect to have withholding equal to, or otherwise contribute, a whole percentage from one percent (1%) to ten percent (10%) (or such greater or lesser percentage or dollar amount that the Committee may establish from time to time, in its discretion and on a uniform and nondiscriminatory basis, for all options to be granted on any Enrollment Date). Unless and until the Committee determines otherwise, no Participant may contribute more than $6,500 during any one Purchase Period. If permitted by the Committee, a Participant instead may elect to have a specific amount withheld or to contribute a specific amount, in dollars or in the applicable local currency, subject to such uniform and nondiscriminatory rules as the Committee in its discretion may specify. A Participant may elect to increase or decrease his or her rate of payroll withholding or contribution by submitting an election (which may be in electronic form) in accordance with, and if and to the extent permitted by, procedures established by the Committee from time to time, which may, if permitted by the Committee, include a decrease to zero percent (0%); provided, however, that unless determined otherwise by the Committee, a decrease to zero percent (0%) shall be deemed a withdrawal from the Plan. A Participant may stop his or her payroll withholding or contribution by submitting an election in accordance with and to the extent permitted by procedures as may be established by the Committee from time to time. In order to be effective as of a specific date, an enrollment election must be received by the Company no later than the deadline specified by the Committee, in its discretion and on a nondiscriminatory basis, from time to time. Any Participant who is automatically re-enrolled in the Plan shall be deemed to have elected to continue his or her payroll withholding or contributions at the percentage last elected by the Participant. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.3 of the Plan, the Company may automatically decrease a Participant’s payroll deductions to zero percent (0%) at any time during an option period. Under such circumstances, payroll deductions shall recommence at the rate provided in such Participant’s enrollment form at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 7 of the Plan.

SECTION 5

OPTIONS TO PURCHASE COMMON STOCK

5.1 Grant of Option. On each Enrollment Date on which the Participant enrolls or re-enrolls in the Plan, he or she shall be granted an option to purchase shares of Common Stock.

5.2 Duration of Option. Each option granted under the Plan shall expire on the earliest to occur of (a) the completion of the purchase of shares on the last Purchase Date occurring within 27 months of the Grant Date of such option, (b) such shorter option period as may be established by the Committee from time to time, in its discretion and on a uniform and nondiscriminatory basis, prior to an Enrollment Date for all options to be granted on such Enrollment Date, or (c) the date on which the Participant ceases to be such for any reason. Until otherwise determined by the Committee for all options to be granted on an Enrollment Date, the period referred to in clause (b) in the preceding sentence shall mean the period from the applicable Enrollment Date through the last business day prior to the Enrollment Date that is approximately twenty-four (24) months later.

5.3 Number of Shares Subject to Option. The maximum number of shares available for purchase by each Participant under the option or on any given Purchase Date shall be established by the Committee from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date, subject to this Section 5.3. Unless and until otherwise determined by the Committee, a Participant may not purchase more than 1,000 shares (subject to adjustment in accordance with Section 3.2) on any given Purchase Date. Notwithstanding any contrary provision of the Plan, to the extent required under Section 423(b) of the Code, an option (taken together with all other options then outstanding under this Plan and under all other similar employee stock purchase plans of the Employers) shall not give the Participant the right to purchase shares at a rate which accrues in excess of $25,000 of fair market value at the applicable Grant Dates of such shares in any calendar year during which such Participant is enrolled in the Plan at any time.

5.4 Other Terms and Conditions. Each option shall be subject to the following additional terms and conditions:

(a) payment for shares purchased under the option shall be made only through payroll withholding under Section 4.2, unless payroll withholding is not permitted under local laws as determined by the Committee, in which case the Participant may contribute by such other means as specified by the Committee;

(b) purchase of shares upon exercise of the option shall be accomplished only in accordance with Section 6.1;

(c) the price per share under the option shall be determined as provided in Section 6.1, subject to adjustment pursuant to Section 3.2; and

(d) the option in all respects shall be subject to such other terms and conditions, applied on a uniform and nondiscriminatory basis, as the Committee shall determine from time to time in its discretion.

SECTION 6

PURCHASE OF SHARES

6.1 Exercise of Option. Subject to Section 6.2 and the limits established under Section 5.3, on each Purchase Date, the funds then credited to each Participant’s account shall be used to purchase whole shares of Common Stock. Any cash remaining after whole shares of Common Stock have been purchased or that exceed the $25,000 cap described in Section 5.3 above, shall be refunded to the Participant without interest (except as otherwise required under local laws). The price per Share of the Shares purchased under any option granted under the Plan shall be determined by the Committee from time to time, in its discretion and on a uniform and nondiscriminatory basis, for all options to be granted on an Enrollment Date. However, in no event shall the price be less than eighty-five percent (85%) of the lower of:

(a) the closing price per Share on the Grant Date for such option on the Nasdaq Global Market; or

(b) the closing price per Share on the Purchase Date on the Nasdaq Global Market.

If a closing price is not available on the Grant Date or Purchase Date, then the closing price per Share referred to in 6.1(a) and (b) above shall refer to the closing price per Share on the first Nasdaq Global Market trading day immediately following the Grant Date or preceding the Purchase Date, respectively.

6.2 Delivery of Shares. As directed by the Committee in its sole discretion, shares purchased on any Purchase Date shall be delivered directly to the Participant or to a custodian or broker, if any, designated by the

Committee to hold shares for the benefit of the Participants. As determined by the Committee from time to time, such shares shall be delivered as physical certificates or by means of a book entry system.

6.3 Exhaustion of Shares. If at any time the shares available under the Plan are over-enrolled, enrollments shall be reduced to eliminate the over-enrollment, as the Committee determines, which determination shall be on a uniform and nondiscriminatory manner. For example, the Committee may determine that such reduction method shall be “bottom up,” with the result that all option exercises for one share shall be satisfied first, followed by all exercises for two shares, and so on, until all available shares have been exhausted. Any funds that due to over-enrollment cannot be applied to the purchase of whole shares shall be refunded to the Participants without interest thereon, except as otherwise required under local laws.

SECTION 7

WITHDRAWAL

7.1 Withdrawal. A Participant may withdraw from the Plan by submitting a withdrawal form to the Company in such form and manner as the Committee may specify (which may be in electronic form). A withdrawal shall be effective only if it is received by the Company by the deadline specified from time to time by the Committee, in its discretion and on a uniform and nondiscriminatory basis. Unless otherwise determined by the Committee, when a withdrawal becomes effective, the Participant’s payroll contributions shall cease and all amounts then credited to the Participant’s account shall be distributed to him or her, without interest thereon, except as otherwise required under local laws.

SECTION 8

CESSATION OF PARTICIPATION

8.1 Termination of Status as Eligible Employee. A Participant shall cease to be a Participant immediately upon the cessation of his or her status as an Eligible Employee (for example, because of his or her termination of employment from all Employers for any reason), except that the Committee, in its discretion and on a uniform and nondiscriminatory basis, may permit an individual who has ceased to be an Eligible Employee to exercise his or her option on the next Purchase Date to the extent permitted by Code Section 423. As soon as practicable after such cessation, the Participant’s payroll contributions shall cease and all amounts then credited to the Participant’s account shall be distributed to him or her without interest thereon, except as otherwise required under local laws.

SECTION 9

DESIGNATION OF BENEFICIARY

9.1 Designation. Each Participant may, pursuant to such uniform and nondiscriminatory procedures as the Committee may specify in its discretion from time to time, designate one or more Beneficiaries to receive any amounts credited to the Participant’s account at the time of his or her death. Notwithstanding any contrary provision of this Section 9, Sections 9.1 and 9.2 shall be operative only after, and for so long as, the Committee determines on a uniform and nondiscriminatory basis to permit the designation of Beneficiaries.

9.2 Changes. A Participant may designate different Beneficiaries or may revoke a prior Beneficiary designation at any time by delivering a new designation or revocation of a prior designation, as applicable, in like manner. Any designation or revocation shall be effective only if it is received by the Committee. However, when so received, the designation or revocation shall be effective as of the date the designation or revocation is executed, whether or not the Participant still is living, but without prejudice to the Committee on account of any payment made before the change is recorded. The last effective designation received by the Committee shall supersede all prior designations.

9.3 Failed Designations. If a Participant dies without having effectively designated a Beneficiary, or if no Beneficiary survives the Participant, the Participant’s account shall be payable to his or her estate.

SECTION 10

ADMINISTRATION

10.1 Plan Administrator. The Plan shall be administered by the Committee. The Committee shall have the authority to control and manage the operation and administration of the Plan.

10.2 Actions by Committee. Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

10.3 Powers of Committee. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following discretionary powers:

(a) To interpret and determine the meaning and validity of the provisions of the Plan and the options and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan or the options;

(b) To determine the form and manner for Participants to make elections under the Plan;

(c) To determine any and all considerations affecting the eligibility of any Employee to become a Participant or to remain a Participant in the Plan;

(d) To cause an account or accounts to be maintained for each Participant and establish rules for the crediting of contributions and/or shares to the account(s);

(e) To determine the time or times when, and the number of shares for which, options shall be granted;

(f) To establish and revise an accounting method or formula for the Plan;

(g) To designate a custodian or broker to receive shares purchased under the Plan and to determine the manner and form in which shares are to be delivered to the designated custodian or broker;

(h) To determine the status and rights of Participants and their Beneficiaries or estates;

(i) To employ such brokers, counsel, agents and advisers, and to obtain such broker, legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(j) To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;

(k) To adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States; and

(l) To delegate to any one or more of its members or to any other person including, but not limited to, employees of any Employer, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan.

10.4 Decisions of Committee. All actions, interpretations, and decisions of the Committee shall be made in the sole discretion of the Committee and shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

10.5 Administrative Expenses. All expenses incurred in the administration of the Plan by the Committee, or otherwise, including legal fees and expenses, shall be paid and borne by the Employers, except any stamp duties or transfer taxes applicable to the purchase of shares may be charged to the account of each Participant. Any brokerage fees for the purchase of shares by a Participant shall be paid by the Company, but fees and taxes

(including brokerage fees) for the transfer, sale or resale of shares by a Participant, or the issuance of physical share certificates, shall be borne solely by the Participant.

10.6 Eligibility to Participate. No member of the Committee who is also an employee of an Employer shall be excluded from participating in the Plan if otherwise eligible, but he or she shall not be entitled, as a member of the Committee, to act or pass upon any matters pertaining specifically to his or her own account under the Plan.

10.7 Indemnification. Each of the Employers shall, and hereby does, indemnify and hold harmless the members of the Committee and the Board, from and against any and all losses, claims, damages or liabilities, including attorneys’ fees and amounts paid, with the approval of the Board or the Committee, in settlement of any claim, arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

SECTION 11

AMENDMENT, TERMINATION, AND DURATION

11.1 Amendment, Suspension, or Termination. The Board or the Committee, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is amended, suspended or terminated, the Board or the Committee, in its discretion, may elect to terminate all outstanding options either immediately or upon completion of the purchase of shares on the next Purchase Date (which, notwithstanding Section 2.15, may be sooner than originally scheduled, if determined by the Board or the Committee in its discretion), or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares shall be returned to the Participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable. Except as provided in Section 3.2 and this Section 11 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant unless his or her consent is obtained. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval of any amendment in such a manner and to such a degree as required. In addition, an amendment will be subject to stockholder approval if the Committee or the Board, in their sole discretion, deems such amendment to be a material amendment, except with respect to such an amendment which will impact, in the aggregate, no more than five percent (5%) of the shares reserved for issuance under the Plan. The following amendments shall be deemed material amendments for purposes of the preceding sentence (i) material increases to the benefits accrued to Participants under the Plan; (ii) increases to the total number of securities that may be issued under the Plan; (iii) material modifications to the requirements for participation in the Plan, and (iv) the addition of a new provision allowing the Board or the Committee to lapse or waive restrictions at its discretion. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any option theretofore granted to such Participant. No option may be granted during any period of suspension or after termination of the Plan. Without stockholder approval and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Committee shall be entitled to change the duration of an option, limit the frequency and/or number of changes in the amount withheld during the duration of an option, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

Without regard to whether any Participant’s rights may be considered to have been “adversely affected,” in the event the Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Committee may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a) Amending the Plan to conform with the safe harbor definition under Statement of Financial Accounting Standards 123(R), including with respect to an option issued at the time of the amendment;

(b) Increasing or otherwise altering the exercise price for any option including an option issued at the time of the change in exercise price;

(c) Reducing the maximum percentage of Compensation a Participant may elect to set aside as payroll deductions;

(d) Shortening the duration of any option so that the option ends on a new Purchase Date, including an option issued at the time of the Committee action; and

(e) Reducing the number of shares that may be purchased upon exercise of outstanding options.

Such modifications or amendments shall not require stockholder approval or the consent of any Participants.

11.2 Duration of the Plan. The Plan shall commence on the date specified herein, and subject to Section 11.1 (regarding the Board’s and the Committee’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 12

GENERAL PROVISIONS

12.1 Participation by Subsidiaries. One or more Subsidiaries of the Company may become participating Employers by adopting the Plan and obtaining approval for such adoption from the Board or the Committee. By adopting the Plan, a Subsidiary shall be deemed to agree to all of its terms, including, but not limited to, the provisions granting exclusive authority (a) to the Board and the Committee to amend the Plan, and (b) to the Committee to administer and interpret the Plan. An Employer may terminate its participation in the Plan at any time. The liabilities incurred under the Plan to the Participants employed by each Employer shall be solely the liabilities of that Employer, and no other Employer shall be liable for benefits accrued by a Participant during any period when he or she was not employed by such Employer.

12.2 Inalienability. In no event may either a Participant, a former Participant or his or her Beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process. Accordingly, for example, a Participant’s interest in the Plan is not transferable pursuant to a domestic relations order.

12.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.4 Requirements of Law. The granting of options and the issuance of shares shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as the Committee may determine are necessary or appropriate.

12.5 Compliance with Rule 16b-3. Any transactions under this Plan with respect to officers, as defined in Rule 16a-1 promulgated under the 1934 Act, are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee. Notwithstanding any contrary provision of the Plan, if the Committee specifically determines that compliance with Rule 16b-3 no longer is required, all references in the Plan to Rule 16b-3 shall be null and void.

12.6 No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, the granting of options, the purchase of shares, nor any action of any Employer or the Committee, shall be held or construed to confer upon any individual any right to be continued as an employee of the Employer nor, upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any employee at any time, with or without cause.

12.7 Apportionment of Costs and Duties. All acts required of the Employers under the Plan may be performed by the Company for itself and its Subsidiaries, and the costs of the Plan may be equitably apportioned by the Committee among the Company and the other Employers. Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employers who is thereunto duly authorized by the Employers.

12.8 Construction and Applicable Law. The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code. Any provision of the Plan which is inconsistent with Section 423(b) of the Code shall, without further act or amendment by the Company or the Committee, be reformed to comply with the requirements of Section 423(b). The provisions of the Plan shall be construed, administered and enforced in accordance with such Section and with the laws of the State of California, excluding California’s conflict of laws provisions.

12.9 Captions. The captions contained in the Plan are inserted only as a matter of convenience, and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

12.10 Automatic Transfer to Low Price Option Period. To the extent permitted by applicable laws, if the fair market value of the Common Stock on any Enrollment Date is higher than the fair market value of the Common Stock on the first day of any later Purchase Period during the same option period, then all Participants in such option period shall be automatically withdrawn from such option period and automatically re-enrolled in the immediately following new option period.

Appendix C

APPLIED MATERIALS, INC.

SENIOR EXECUTIVE BONUS PLAN

(as amended and restated on January 16, 2007)

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1 Purpose. Applied Materials, Inc. having established the Applied Materials, Inc. Senior Executive Bonus Plan (the “Plan”) effective as of September 23, 1994, and having subsequently amended and restated the Plan, hereby amends and restates the Plan effective as of January 16, 2007, as follows. The Plan is intended to increase shareholder value and the success of the Company by motivating key executives to (a) perform to the best of their abilities, and (b) achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company and its individual business units. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Code Section 162(m).

1.2 Effective Date. The Plan is subject to the approval of a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote at the 2007 Annual Meeting of Stockholders.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means as to any Performance Period, the actual (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.5 to reduce the award otherwise determined by the Payout Formula.

2.2 “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3 “Base Salary” means as to any Performance Period, 100% of the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.4 “Board” means the Company’s Board of Directors.

2.5 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.6 “Committee” means the committee appointed by the Board (pursuant to Section 5.1) to administer the Plan. The Committee shall consist of no fewer than two (2) members of the Board.

2.7 “Company” means Applied Materials, Inc., a Delaware corporation.

2.8 “Customer Satisfaction MBOs” means as to any Participant for any Performance Period, the objective and measurable individual goals set by a “management by objectives” process and approved by the Committee, which goals relate to the satisfaction of external or internal customer requirements and/or ratings.

2.9 “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as performance-based compensation under Section 162(m) of the Code.

2.10 “Disability” means a permanent and total disability determined in accordance with standards adopted by the Committee from time to time.

2.11 “Earnings Per Share” means as to any Performance Period, Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding.

2.12 “Fiscal Year” means the fiscal year of the Company.

2.13 “Individual MBOs” means as to a Participant for any Performance Period, the objective and measurable goals set by a “management by objectives” process and approved by the Committee, in its discretion.

2.14 “Market Share” means as to any Performance Period, the Company’s or a business unit’s percentage of a market segment with respect to a product.

2.15 “Maximum Award” means as to any Participant for any Performance Period, Five Million Dollars ($5 million). The Maximum Award is the maximum amount which may be paid to a Participant for any Performance Period.

2.16 “Net Income” means as to any Performance Period, the income after taxes for the Performance Period determined in accordance with generally accepted accounting principles.

2.17 “New Orders” means as to any Performance Period, the firm orders for a system, product, part, or service that are being recorded for the first time as defined in the Company’s Order Recognition Policy.

2.18 “Operating Profit” means as to any Performance Period, the difference between revenue and related costs and expenses, excluding income derived from sources other than regular activities and before income deductions.

2.19 “Participant” means as to any Performance Period, an officer of the Company or of an Affiliate who has been selected by the Committee for participation in the Plan for that Performance Period.

2.20 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards, if any, to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.21 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee, in its discretion, to be applicable to a Participant for a Performance Period. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) Revenue, (b) Customer Satisfaction MBOs, (c) Earnings Per Share, (d) Individual MBOs, (e) Market Share, (f) Net Income, (g) New Orders, (h) Operating Profit, (i) Return on Designated Assets, (j) Return on Equity, (k) Return on Sales, and (l) Total Shareholder Return. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms, including, but not limited to, the passage of time and/or against other companies or financial metrics, (iii) on a per share and/or share per capita basis, (iv) against the performance of the Company as a whole or against particular segments or products of the Company and/or (v) on a pre-tax or after-tax basis. Prior to the Determination Date, the Committee shall determine whether any element(s) (for example, but not by way of limitation, the effect of mergers or acquisitions) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants, whether or not such determinations result in any Performance Goal being measured on a basis other than generally accepted accounting principles.

2.22 “Performance Period” means any Fiscal Year or such other period longer than a Fiscal Year but not in excess of three Fiscal Years, as determined by the Committee in its sole discretion. With respect to any Participant, there shall exist no more than four (4) Performance Periods at any one time.

2.23 “Retirement” means, with respect to any Participant, a termination of his or her employment with the Company and all Affiliates pursuant to any mandatory executive retirement program adopted by the Company.

2.24 “Return on Designated Assets” means as to any Performance Period, Net Income divided by the average of beginning and ending designated Company or business unit assets.

2.25 “Return on Equity” means as to any Performance Period, the percentage equal to Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

2.26 “Return on Sales” means as to any Performance Period, the percentage equal to Net Income, divided by Revenue.

2.27 “Revenue” means net sales for the Performance Period, determined in accordance with generally accepted accounting principles.

2.28 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, as determined by the Committee in accordance with Section 3.3.

2.29 “Total Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the officers of the Company who shall be Participants for the Performance Period. The Committee, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become officers during a Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an officer who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Periods.

3.2 Determination of Performance Goals. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.

3.3 Determination of Target Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4 Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award, if any, payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no Participant’s Actual Award under the Plan may exceed his or her Maximum Award.

3.5 Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing (for example, in its meeting minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Committee. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, (a) the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (b) if a Participant terminates employment with the Company prior to the end of a Performance Period for a reason other than Retirement, Disability or death, he or she shall not be entitled to the payment of an Actual Award for the Performance Period.

SECTION 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment. Payment of each Actual Award shall be made within two and one-half calendar months after the end of the Performance Period during which the Actual Award was earned.

4.3 Form of Payment. Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in restricted stock granted under the Company’s Employee Stock Incentive Plan. The number of shares granted shall be determined by dividing the cash amount foregone by the fair market value of a share on the date that the cash payment otherwise would have been made. For this purpose, “fair market value” shall mean the closing price on the NASDAQ/National Market for the day in question. Any restricted stock so awarded shall vest over a period of not more than four years, subject to acceleration for termination of employment due to death, Disability, or Retirement.

4.4 Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her prior to death for a prior Performance Period, the Actual Award shall be paid to his or her estate.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company. As of the Effective Date of the Plan, the Plan shall be administered by the Human Resources and Compensation Committee of the Board.

5.2 Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which officers shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards,

(d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by officers who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority and/or powers with respect to awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code.

5.5 Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any federal, FICA, state, and local taxes.

SECTION 6

GENERAL PROVISIONS

6.1 No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a termination of employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.2 Participation. No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.3 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.4 Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.

6.5 Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.

6.6 Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.7 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

6.8 Governing Law. The Plan and all award agreements shall be construed in accordance with and governed by the laws of the State of California, excluding its conflict of laws provisions.

SECTION 7

AMENDMENT AND TERMINATION

7.1 Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code Section 162(m), any such amendment shall be subject to stockholder approval.

Directions to Applied Materials Bowers Campus

3050 Bowers Avenue, Building 1, Santa Clara, California 95054

DIRECTIONS FROM HIGHWAY 101:

•	Exit onto Bowers Avenue/Great America Parkway.
•	Proceed to Bowers Avenue.
•	Cross Scott Boulevard.
•	Applied Materials Bowers Campus is on your right.
•	Turn RIGHT into the 2nd driveway between Buildings 1 and 2.
•	Proceed between Buildings 1 and 2 to the covered parking lot.
•	The entrance to Building 1 is located to the left of the parking lot.

DIRECTIONS FROM INTERSTATE 280:

•	Exit onto Lawrence Expressway/Stevens Creek Boulevard.
•	Proceed to Lawrence Expressway North. Continue for approximately 4 miles.
•	Turn RIGHT onto Arques Avenue.
•	Proceed on Arques Avenue, which becomes Scott Boulevard.
•	Turn RIGHT onto Bowers Avenue.
•	Applied Materials Bowers Campus is on your right.
•	Turn RIGHT into the 2nd driveway between Buildings 1 and 2.
•	Proceed between Buildings 1 and 2 to the covered parking lot.
•	The entrance to Building 1 is located to the left of the parking lot.

[GRAPHIC APPEARS HERE] 2881 SCOTT BLVD. P.O. BOX 58039, M/S 2064 SANTA CLARA, CA 95052-8039

YOU CAN VOTE BY TELEPHONE OR OVER THE INTERNET

QUICK · EASY · CONVENIENT

AVAILABLE 24 HOURS A DAY · 7 DAYS A WEEK

APPLIED MATERIALS, INC. encourages you to take advantage of convenient ways to vote. If voting by proxy, you may vote by mail, by telephone or over the Internet. Your telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned your proxy card. To vote over the Internet, by telephone or by mail, please read the 2007 Proxy Statement and then follow these easy steps:

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 13, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by APPLIED MATERIALS, INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically over the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 13, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to APPLIED MATERIALS, INC., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	APPMT1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APPLIED MATERIALS, INC. Election of Directors - Proposal 1			For Withhold For All All All Except ` ` `	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	To elect ten directors to serve for a one-year term and until their successors have been elected and qualified. The Board recommends a vote FOR each of the following nominees:
	01) Michael H. Armacost 02) Robert H. Brust 03) Deborah A. Coleman 04) Philip V. Gerdine 05) Thomas J. Iannotti	06) Charles Y.S. Liu 07) James C. Morgan 08) Gerhard H. Parker 09) Willem P. Roelandts 10) Michael R. Splinter

		For	Against	Abstain

Approval of the Amended and Restated Employee Stock Incentive Plan - Proposal 2
2.	To approve the amended and restated Employee Stock Incentive Plan.	`	`	`
The Board recommends a vote FOR Proposal 2

Approval of the Amended and Restated Employees’ Stock Purchase Plan - Proposal 3		`	`	`
3.	To approve the amended and restated Employees’ Stock Purchase Plan.
The Board recommends a vote FOR Proposal 3

Approval of the Amended and Restated Senior Executive Bonus Plan - Proposal 4
4.	To approve the amended and restated Senior Executive Bonus Plan.	`	`	`
The Board recommends a vote FOR Proposal 4

Ratification of the Appointment of the Independent Registered Public Accounting Firm - Proposal 5		`	`	`
5.	To ratify the appointment of KPMG LLP as Applied Materials’ independent registered public accounting firm for fiscal year 2007.
The Board recommends a vote FOR Proposal 5

Please indicate if you plan to attend this meeting.	` Yes	` No

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature(Joint Owners)	Date

APPLIED MATERIALS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MARCH 14, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael R. Splinter and Joseph J. Sweeney, or either of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Applied Materials, Inc. to be held on Wednesday, March 14, 2007, at 11:00 a.m. Pacific Time, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the items set forth on the reverse side and, in their discretion, upon such other business as may properly come before such meeting and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE TEN NOMINEES FOR ELECTION AS DIRECTORS (PROPOSAL 1); FOR THE APPROVAL OF THE AMENDED AND RESTATED EMPLOYEE STOCK INCENTIVE PLAN (PROPOSAL 2); FOR THE APPROVAL OF THE AMENDED AND RESTATED EMPLOYEES’ STOCK PURCHASE PLAN (PROPOSAL 3); FOR THE APPROVAL OF THE AMENDED AND RESTATED SENIOR EXECUTIVE BONUS PLAN (PROPOSAL 4); AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 5).

Dear Stockholder:

On the reverse side of this card are instructions on how to vote for the election of directors (Proposal 1); for the approval of the amended and restated Employee Stock Incentive Plan (Proposal 2); for the approval of the amended and restated Employees’ Stock Purchase Plan (Proposal 3): for the approval of the amended and restated Senior Executive Bonus Plan (Proposal 4); and for the ratification of the appointment of the independent registered public accounting firm (Proposal 5) by telephone or over the Internet. Please consider voting by telephone or over the Internet. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient.

Thank you for your attention to these matters.

Applied Materials, Inc.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

If you vote by telephone or over the Internet, DO NOT mail back the proxy card.

THANK YOU FOR VOTING!

(Continued and to be signed on the other side)